Exhibit 99.17

YIT Corporation's Financial Statements 2015 Notice to Lemminkäinen Shareholders in the United States The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors AANNUAULALRERPEOPROTR2T0210515 FINANCIAL STATEMENTS Report of the Board of Directors 63 Consolidated financial statements 83 Parent company financial statements 140 Board of Directors’ proposal for the distribution of distributable equity 154 Auditor’s Report 155 Key financial figures 156 “We believe the housing market in Poland will offer significant opportunities for us going forward.” TOMASZ KONARSKI, CEO OF YIT’S NEW SUBSIDIARY ESTABLISHED IN POLAND IN 2015 62

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Report of the Board of Directors January 1 – December 31, 2015

YIT Corporation's management follows the development of the company's business according to the percentage of completion based segment reporting method (POC). Therefore, the report of the Board of Directors focuses on describing the company's performance according to this reporting. YIT also reports on its operations in accordance with IFRS guidelines, where the company applies, for example, the IFRIC 15 guidelines.

Group financial development based on segment reporting (POC)

Revenue

EUR million	1–12/15	1–12/14	Change	Change at comparable exchange rates
Revenue	**1,651.2**	**1,801.2**	**-8%**	**-3%**
Housing Finland and CEE	777.8	726.5	7%	7%
Housing Russia	266.4	474.1	-44%	-25%
Business Premises and Infrastructure	607.1	599.3	1%	1%
Other items	-0.1	1.4		

The Group's revenue decreased by 8% year-on-year. At comparable exchange rates, revenue decreased by 3%. Revenue increased in the Housing Finland and CEE segment due to strong residential sales in the CEE countries and decreased in the Housing Russia segment due to lower residential sales and the weakening of the ruble. The revenue of the Business Premises and Infrastructure segment remained stable.

In 2015, 73% of the group revenue came from Finland, 16% from Russia and 11% from the CEE countries. Russia's relative share of the Group revenue decreased substantially year-on-year due to lower residential sales and weak ruble. The CEE countries' share of the revenue increased slightly thanks to strong residential sales in the area.

Revenue by geographical area, %	1–12/15	1–12/14
Finland	73%	65%
Russia	16%	26%
The CEE countries	11%	9%

Result

EUR million	1–12/15	1–12/14	Change
Operating profit	**65.7**	**114.0**	**-42%**
Operating profit margin, %	**4.0%**	**6.3%**	
Non-recurring items	**-10.4**	**-12.4**	
Operating profit excluding non-recurring items	**76.0**	**126.4**	**-40%**
Housing Finland and CEE	56.0	63.7	-12%
Housing Russia	10.9	55.8	-80%
Business Premises and Infrastructure	21.9	20.4	8%
Other items	-12.8	-13.5	
Operating profit margin, % excluding non-recurring items	**4.6%**	**7.0%**	
Housing Finland and CEE	7.2%	8.8%	
Housing Russia	4.1%	11.8%	
Business Premises and Infrastructure	3.6%	3.4%	

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Operating profit excluding non-recurring items declined by 40% year-on-year. Operating profit margin excluding non-recurring items stood at 4.6% (1–12/14: 7.0%). The operating profit margin excluding non-recurring items was burdened by the Housing Russia segment's year-on-year lower revenue and weakened project margins in particular. Changes in foreign exchange rates had a negative impact of EUR 4.4 million on operating profit excluding non-recurring items.

The operating profit includes non-recurring costs of EUR 10.4 million, of which EUR 2.7 million are related to the restructuring of the Russian operations and EUR 7.7 million impairment charge are related to development costs of projects in the Moscow region that YIT has decided not to implement.

EUR million	1–12/15	1–12/14	Change
Profit before taxes	27.0	75.0	-64%
Profit for the review period [1]	20.0	56.6	-65%
Earnings per share, EUR	0.16	0.45	-65%
Earnings per share excluding non-recurring items, EUR	0.23	0.53	-57%
Effective tax rate, %	25.5%	24.6%	

[1] Attributable to equity holders of the parent company

Order backlog

EUR million	12/15	12/14	Change
Order backlog	**2,172.9**	**2,125.9**	**2%**
Housing Finland and CEE	802.7	798.5	1%
Housing Russia	508.5	653.5	-22%
Business Premises and Infrastructure	861.6	673.9	28%

The order backlog increased by 2% year-on-year. The order backlog increased clearly in the Business Premises and Infrastructure segment where the company won significant new projects during the year. In Housing Russia, the order backlog decreased due to the year-on-year lower residential start-ups and the weakening of the ruble. The Tripla project and the Tampere light rail project were not yet included in the order backlog at the end of the year.

Changes in foreign exchange rates decreased the order backlog by EUR 57.5 million year-on-year. At the end of 2015, 49% of the order backlog had been sold (12/14: 40%).

Acquisitions and capital expenditure

EUR million	1–12/15	1–12/14	Change
Gross capital expenditure on non-current assets	12.0	13.9	-13%
% of revenue, POC	0.7%	0.8%	
Depreciation	12.1	12.6	-3%

YIT did not make any business acquisitions in 2015. Gross capital expenditure on non-current assets amounted to EUR 12.0 million, or 0.7% of revenue. Investments in construction equipment amounted to EUR 3.6 million (1–12/14: EUR 2.8 million) and investments in information technology totalled EUR 5.1 million (1–12/14: EUR 5.8 million). Other investments including acquisitions amounted to EUR 3.3 million (1–12/14: EUR 5.3 million).

Cash flow and invested capital

EUR million	1–12/15	1–12/14	Change
Operating cash flow after investments	183.7	151.9	21%
Cash flow of plot investments	-138.1	-118.7	16%

EUR million	1–12/15	1–12/14	Change
Invested capital	1,131.5	1,403.2	-19%
Return on investment (last 12 months), %	5.3%	7.7%	

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Operating cash flow after investments in January-December increased by 21% year-on-year supported by actions to release capital. The company paid dividends of EUR 22.6 million for 2014 in compliance with the resolution of the Annual General Meeting.

Cash flow of plot investments increased by 16% year-on-year especially due to plot acquisitions in the CEE countries. 44% of the year's cash flow of plot investments was related to plot investments in the CEE countries.

Invested capital decreased by 19% year-on-year. Return on investment weakened year-on-year due to the decrease in operating profit.

One of YIT's key focus areas is to improve capital efficiency. In 2015, capital was released by measures including selling completed apartments to investors, continuing the plot cooperation with plot funds worth approximately EUR 58 million and agreeing on the sale of slow-moving assets worth around EUR 30 million. Around 80% of the ongoing EUR 380 million capital release program had been carried out by the end of December, in addition to which slow-moving assets have been reduced by impairment of EUR 9 million. The aim is to complete the program in 2016.

Development by business segment

Housing Finland and CEE

OPERATING ENVIRONMENT

In 2015, consumers were still cautious in making purchase decisions, while investors remained active in Finland. The demand for small, reasonably priced apartments remained on a good level in growth centres. Large apartments faced some price pressure.

Positive macroeconomic development supported the residential demand in the CEE countries, and residential prices stayed stable on average. The housing market developed positively especially in the Czech Republic and Slovakia.

Mortgage interest rates were on a low level in all operating countries and the availability of financing was good. In Finland, new drawdowns of mortgages increased year-on-year.

EUR million	1–12/15	1–12/14	Change
Revenue	777.8	726.5	7%
Operating profit	56.0	57.6	-3%
Operating profit margin, %	7.2%	7.9%	
Operating profit excluding non-recurring items	56.0	63.7	-12%
Operating profit margin, % excluding non-recurring items	7.2%	8.8%	
Operative invested capital at end of period	437.1	579.8	-25%
Return on operative invested capital (last 12 months), %	11.0%	9.4%	
Order backlog at end of period	802.7	798.5	1%

The segment's revenue increased by 7% year-on-year supported by strong investor sales in Finland and positive development in the CEE countries.

Operating profit excluding non-recurring items decreased by 12% year-on-year, and the operating profit margin excluding non-recurring items stood at 7.2% (1–12/14: 8.8%). Profitability was burdened by investor projects' clearly higher share of revenue in Finland compared to the previous year and actions to release capital. Profitability development was positive in the CEE countries.

In 2015, residential sales activity was brisk in the CEE countries, and YIT acquired significant plots and started new projects in order to support growth in the area. YIT announced in September that it had established a new business unit in Warsaw to exploit the opportunities in Poland's residential market.

The segment's operative invested capital decreased year-on-year due to improved capital efficiency and the changes in the sales mix. The number of completed, unsold apartments in Finland declined by 33% year-on-year.

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Residential construction in Finland, units	1–12/15	1–12/14	Change
Sold	3,192	2,515	27%
of which initially started to consumers [1]	1,715	1,641	5%
Start-ups	2,864	2,112	36%
of which to consumers	1,387	1,238	12%
Completed	2,626	2,412	9%
of which to consumers	1,600	1,628	-2%
Under construction at end of period	3,500	3,262	7%
of which sold at end of period, %	73%	65%	
For sale at end of period	1,259	1,587	-21%
of which completed	302	450	-33%
Plot reserve in the balance sheet at end of period, EUR million	134.0	165.7	-19%
Plot reserve at end of period [2], floor sq. m.	1,628,500	1,868,000	-13%
Cost of completion at end of period, EUR million	213.0	178.0	20%

[1] Includes sales to residential property funds: 1–12/15: 464 units; 1–12/14: 326 units.
[2] Includes pre-agreements and rental plots.

Residential construction in the CEE countries, units	1–12/15	1–12/14	Change
Sold	1,023	734	39%
Start-ups	1,021	789	29%
Completed	717	724	-1%
Under construction at end of period	1,442	1,134	27%
of which sold at end of period, %	40%	22%	
For sale at end of period	1,014	1,012	0%
of which completed	145	129	12%
Plot reserve in the balance sheet at end of period, EUR million	112.7	65.9	71%
Plot reserve at end of period, floor sq. m.	558,000	348,000	60%
Cost of completion at end of period, EUR million	72.0	45.0	60%

Housing Russia

OPERATING ENVIRONMENT

In January 2015, the weakness of the ruble and the increased uncertainty in the Russian economy were still reflected in consumers' willingness to shift assets to fixed property, including apartments. Demand slowed down from the good level seen in January as consumers' purchasing power weakened. Demand focused especially on small apartments and apartments close to completion. Residential prices remained stable, but decreased in real terms. A mortgage interest rate subsidy program introduced for the primary market by the Russian government in March supported residential sales and led to mortgage interest rates for new apartments falling to a level of around 11–12%.

EUR million	1–12/15	1–12/14	Change
Revenue	266.4	474.1	-44%
Operating profit	0.6	49.8	-99%
Operating profit margin, %	0.2%	10.5%	
Operating profit excluding non-recurring items	10.9	55.8	-80%
Operating profit margin, % excluding non-recurring items	4.1%	11.8%	
Operative invested capital at end of period	363.0	378.1	-4%
Return on operative invested capital (last 12 months), %	0.2%	10.5%	
Order backlog at end of period	508.5	653.5	-22%

The segment's revenue decreased by 44% year-on-year. At comparable exchange rates, revenue decreased by 25% due to lower residential sales.

Operating profit margin excluding non-recurring items declined by 80% and the operating profit margin excluding non-recurring items was 4.1% (1–12/14: 11.8%). The segment's profitability was burdened by the year-on-year lower revenue and weakened project margins, among other things. Weakening of the ruble had a negative impact of EUR 4.4 million on operating profit excluding non-recurring items.

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

The operating profit includes non-recurring costs of EUR 10.3 million, of which EUR 2.6 million are related to the restructuring of the segment and EUR 7.7 million impairment charge are related to development costs of projects in the Moscow region that YIT has decided not to implement.

In 2015, the share of residential deals financed with mortgages was 50% (1–12/14: 41%). At the end of the year, YIT was responsible for the service and maintenance of nearly 22,000 apartments in Russia.

In 2015, the segment's risk level was reduced and start-ups lowered. The company reorganised its operations; the division structure was revised and fixed costs were reduced in line with the decline in the sales and the production volume. Part of the support functions were centralised to serve all divisions. In addition, a separate YIT Service Russia business unit was established to exploit the opportunities in the service business.

Residential construction in Russia, units	1–12/15	1–12/14	Change
Sold	3,129	4,817 [1]	-35%
Start-ups	2,542	3,545	-28%
Completed [2]	4,053	4,713	-14%
Under construction at end of period	8,100	9,611	-16%
of which sold at end of period, %	40%	43%	
For sale at end of period	5,329	5,913	-10%
of which completed	484	403	20%
Plot reserve in the balance sheet at end of period [3], EUR million	174.7	184.4	-5%
Plot reserve at end of period [3], floor sq. m.	2,193,000	2,466,000	-11%
Cost of completion at end of period, EUR million	220.0	319.0	-31%

[1] Includes bundle deals of 177 apartments.
[2] Completion of the residential projects requires commissioning by the authorities.
[3] Figures include Gorelovo industrial park.

Under construction at end of period, units	12/15	12/14	Change
St. Petersburg	3,211	3,776	-15%
Moscow region	1,736	3,021	-43%
Kazan, Moscow, Rostov-on-Don, Tyumen and Yekaterinburg	3,153	2,814	12%

Business Premises and Infrastructure

OPERATING ENVIRONMENT

Investors' interest towards projects in prime locations was on a moderate level in the Finnish business premises market. Signs of a slight pickup in end users' renting activity were seen towards the end of the review period but the competition over tenants was intense. The contracting market was active.

In the Baltic countries and Slovakia, rental levels for business premises and investors' yield requirements remained stable in the review period. Activity in the contracting market remained high in Estonia and Lithuania.

The Finnish infrastructure market remained relatively stable in the review period. Several significant projects were in tendering phase in the beginning of the year.

EUR million	1–12/15	1–12/14	Change
Revenue	607.1	599.3	1%
Operating profit	21.9	20.1	9%
Operating profit margin, %	3.6%	3.4%	
Operating profit excluding non-recurring items	21.9	20.4	7%
Operating profit margin, % excluding non-recurring items	3.6%	3.4%	
Operative invested capital at end of period	136.8	181.9	-25%
Return on operative invested capital (last 12 months), %	13.8%	10.8%	
Order backlog at end of period	861.6	673.9	28%

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Business premises, EUR million	12/15	12/14	Change
Plot reserve in the balance sheet	78.1	93.2	-16%
Plot reserve, floor sq. m.	1,002,700	1,071,000	-6%
Cost of completion	13.0	47.5	-73%

The segment's revenue remained stable year-on-year. However, the order backlog increased clearly during the year, and major projects started in the second quarter will support revenue as the construction progresses.

Operating profit excluding non-recurring items increased by 7% and operating profit margin excluding non-recurring items stood at 3.6% (1–12/14: 3.4%). The profitability improved especially in the business premises construction.

In 2015, YIT was successful in tendering for significant infrastructure projects. Service agreement regarding the E18 Hamina-Vaalimaa motorway project was signed and construction work was started in June. Furthermore, a consortium between YIT, VR Track and Pöyry was chosen to carry out the light rail project in Tampere. The development phase of the project to be carried out employing alliance model was started in July. If the project will proceed to implementation phase after the development phase, its value to YIT would be approximately EUR 100 million.

YIT was successful also in smaller competitive biddings in Finland and in the CEE countries. The company won for example contracts for Töölö parking facility and West Harbour new passenger terminal in Helsinki, Finland and Estonia National Archive construction project and school projects to be carried out by using life-cycle model in Finland.

Several self-developed projects, such as Lauttasaari shopping centre, BW Tower, Avia Line III and Lönnrotinkatu office premises were sold to investors in Finland.

In December, YIT signed a letter of intent to establish a joint venture to implement the Mall of Tripla and the parking facility of the Tripla project in Central Pasila, Helsinki with a Finnish investor consortium. The aim is to sign the final project agreements in early 2016. YIT's share of ownership in the joint venture will be 35%, Etera's 35% and Fennia's and Onvest's 15% each. The building permit for the first implementation phase, the parking facility, was granted in November, and the excavation work is underway. The tenant negotiations for the shopping mall continued actively and the tenant interest has been good.

Group financial development based on group reporting (IFRS)

EUR million	1–12/15	1–12/14	Change
Revenue	1,732.2	1,778.6	-3%
Operating profit	81.6	94.8	-14%
Operating profit margin, %	4.7%	5.3%	
Operating profit excluding non-recurring items	91.9	107.3	-14%
Operating profit margin, % excluding non-recurring items	5.3%	6.0%	
Profit before taxes	61.3	74.3	-18%
Profit for the review period [1]	47.2	55.9	-15%
Earnings per share, EUR	0.38	0.44	-15%
Operating cash flow after investments	183.7	151.9	21%
Order backlog at end of period	2,467.3	2,507.1	-2%
Invested capital at end of period	1,174.3	1,431.0	-18%
Return on investment (last 12 months), %	6.4%	6.4%	
Effective tax rate, %	22.9%	24.9%	

[1] Attributable to equity holders of the parent company

The Group's IFRS revenue decreased by 3% year-on-year. At comparable exchange rates, revenue increased by 4%. Revenue growth was supported by the positive development in the Business Premises and Infrastructure segment and actions to release capital.

IFRS operating profit excluding non-recurring items decreased by 14% year-on-year, and the Group's operating profit margin excluding non-recurring items was 5.3% (1–12/14: 6.0%). Profitability was burdened by year-on-year lower completions of residential projects targeted for consumers, among other things.

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

The operating profit includes non-recurring costs of EUR 10.4 million, of which EUR 2.7 million are related to the restructuring of the Russian operations and EUR 7.7 million impairment charge are related to development costs of projects in the Moscow region that YIT has decided not to implement.

In group reporting, self-developed residential projects are recognised as income upon project handover. In Russia, revenue recognition of a project requires commissioning by the authorities. The timing of completion of self-developed projects thus affects the Group's revenue recognition, and therefore group figures may fluctuate greatly between different quarters. In addition, in group reporting part of the interest expenses are capitalised according to IAS 23 and reported as project costs above the operating profit when the project is completed. This causes differences in operating result and financial expenses between segment reporting and group reporting.

Capital structure and liquidity position

IFRS, EUR million	12/15	12/14	Change
Net interest-bearing debt	529.0	696.0	-24%
Cash and cash equivalents	122.2	199.4	-39%
Interest-bearing debt	651.2	895.4	-27%
Bonds	204.9	210.7	-3%
Commercial papers	38.8	147.4	-74%
Construction-stage financing	213.8	264.4	-19%
Pension loans	102.6	123.5	-17%
Bank loans	91.1	149.3	-39%
Average interest rate, %	3.86%	2.92%	
Revolving credit facilities	300.0	300.0	
Overdraft facilities	63.2	57.9	9%
Equity ratio, %	32.9%	29.2%	
Gearing ratio, %	101.1%	129.9%	

IFRS, EUR million	1–12/15	1–12/14	Change
Net financial expenses	-20.3	-20.5	-1%

At the end of the year, YIT's liquidity position was strong. Cash and cash equivalents amounted to EUR 122.2 million, in addition to which YIT had undrawn overdraft facilities amounting to EUR 63.2 million. YIT also has an undrawn, EUR 300.0 million revolving credit facility maturing in 2018.

In March, YIT issued an unsecured EUR 100 million bond as a private placement targeted to two domestic institutional investors. The bond matures on March 25, 2020, and carries a coupon of 6.25%. In May, YIT withdrew a EUR 25.0 million bank loan maturing in May 2017. The loan was withdrawn to improve the maturity structure of the debt portfolio.

YIT's revolving credit facilities, the bond issued in March and bank loans include a covenant requiring the Group's equity ratio based on the IFRS balance sheet to be higher than 25.0%. In addition, the revolving credit facility and two bank loans include a covenant requiring the Group's gearing ratio based on the IFRS balance sheet to be below 150.0%. At the end of the year, the equity ratio was 32.9% and the gearing ratio was 101.1%.

The total amount of interest-bearing debt was EUR 651.2 million at the end of the year and net interest-bearing debt decreased to EUR 529.0 million thanks to positive cash flow. A total of EUR 131 million of long-term loans will mature in 2016.

Net financial expenses remained stable year-on-year and amounted to EUR 20.3 million (1–12/14: EUR 20.5 million). Interest expenses at the amount of EUR 18.4 million (1–12/14: EUR 18.5 million) were capitalized in accordance with IAS 23.

The interests on participations in housing corporation loans are included in housing corporation charges and are thus booked in project expenses. Interests on the participations amounted to EUR 3.1 million in 2015 (1–12/14: EUR 3.3 million).

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

At the end of the year, EUR 98.6 million of the capital invested in Russia was debt investments (12/14: EUR 70.9 million) and EUR 219.0 million was equity investments or similar permanent net investments (12/14: EUR 246.0 million). In accordance with YIT's hedging policy, the debt investments are hedged against exchange rate risk, while equity investments are not hedged due to their permanent nature.

Research and development

In 2015, the total amount of development activity was increased in development projects on themes derived from the strategy and as part of the development of self-developed projects.

The three Group-wide development programmes launched in 2013 continued as planned. The aim of the Best Living Experience programme is to support the forerunner position and profitability in all operating countries. Efficient capital allocation, fast capital turnover and working capital management are the key areas of development within the Wider Financial Operating Space programme. The Excellent Leadership and Balanced Values programme also progressed further.

In Housing, the focus of development efforts in 2015 was on the brand and customer relationships. The customer experience was developed as part of the WOW programme. The Net Promoter Score (NPS), an index based on customer feedback, was implemented on a Group-wide basis in the evaluation of quality and the customer experience. Concept development in area development and construction continued and was reflected in a concrete manner for example, in the branding of new areas. Development efforts in the Housing segment also focused on profitability control methods and the product offering.

In the Business Premises and Infrastructure segment, the focus was particularly on development work related to customer relationships and the customer experience. Among the successes achieved in the development of large-scale projects, the Tripla project in Central Pasila is particularly worth mentioning. Alliance projects and the competencies required by them were also actively developed.

In strategic information management projects, the focus was on developing and implementing solutions for analysing and reporting on business operations, production control, customer service for buyers of YIT Homes, and master data management.

Other Group-wide development themes in 2015 were occupational safety, quality and responsibility. The Group-wide competitiveness programme was successfully completed at the end of 2015, but more focused efforts to strengthen competitiveness will continue.

The preparation of new strategic development programmes and the renewal of development operations, derived from the Group's confirmed business strategy, began in the autumn. The new development programmes will begin in 2016.

The Group's research and development costs in 2015 amounted to EUR 15.8 million (1–12/2014: EUR 14.5 million), representing 0.9% (1–12/2014: 0.8%) of the Group's IFRS revenue.

Resolutions passed at the Annual General Meeting

The Annual General Meeting of YIT Corporation was held on March 18, 2015. The Annual General Meeting adopted the 2014 financial statements and discharged the members of the Board of Directors and the President and CEO from liability. The Annual General Meeting decided on the dividend payout, the composition of the Board of Directors and their fees, the election of the auditor and its fees as well as authorising the Board of Directors to decide on the repurchase of company shares and share issues.

It was decided that a dividend of EUR 0.18 would be paid per share, or a total of EUR 22.6 million, as proposed by the Board of Directors, and that the remainder of the earnings would be retained in distributable equity. No dividend was paid on treasury shares. The right to a dividend rested with a shareholder who, by the record date of March 20, 2015, had been entered as a shareholder in the company's shareholder register maintained by Euroclear Finland Ltd. It was decided that the dividend would be paid on May 19, 2015.

The Annual General Meeting resolved to elect a Chairman, Vice Chairman and four ordinary members to the Board of Directors, namely: Reino Hanhinen as Chairman, Kim Gran as Vice Chairman and Satu Huber, Erkki Järvinen, Juhani Pitkäkoski and Teuvo Salminen as members.

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Organisation of the Board of Directors YIT Corporation's Board of Directors held its organizational meeting on March 18, 2015. In the meeting the Board decided on the composition of the Personnel Committee and the Audit Committee. It was resolved to pay the Board of Directors remuneration as follows: the Chairman EUR 6,600 per month (EUR 79,200 per year), the Vice Chairman EUR 5,000 per month (EUR 60,000 per year) and the Board members EUR 3,900 per month (EUR 46,800 per year), as well as an attendance fee of EUR 550 per meeting. In addition, the members of Board Committees are paid an attendance fee of EUR 550 for each committee meeting. Per diems for trips in Finland and abroad are paid in accordance with the state’s travel compensation regulations. From among its number, the Board elected Reino Hanhinen as chairman and Kim Gran and Erkki Järvinen as members of the Personnel Committee. From among its number, the Board elected Teuvo Salminen as chairman and Satu Huber and Juhani Pitkäkoski as members of the Audit Committee. PricewaterhouseCoopers, Authorised Public Accountants, was elected as the company’s audi-tor, with Juha Wahlroos, Authorised Public Accountant, as chief auditor. The auditor’s fees will be paid against the invoices approved by the company. The Annual General Meeting authorised the Board of Directors to decide on the purchase of company shares as proposed by the Board of Directors. The authorisation covers the purcha-sing of a maximum of 10,760,000 company shares using the company’s unrestricted equity. The authorisation is valid until March 31, 2016. The authorisation reversed the authorisation to purchase the company's own shares issued by the Annual General Meeting on March 18, 2014. Recommendation 26 (Independence of the members of the audit committee) of the Finnish Corporate Governance Code was deviated from in the election of the members of the com-pany’s Audit Committee, when Juhani Pitkäkoski, who is not independent of the company, was elected as a member of the Audit Committee. Pitkäkoski was elected as a member of the Audit Committee due to his extensive knowledge of the company’s business and finances as well as management, supervision and control systems as the company’s former CEO. The Annual General Meeting authorised the Board of Directors to decide on share issues as proposed by the Board of Directors. The authorisation can be used in full or partially by issuing shares in the company in one or more share issues so that the total number of shares issued is 25,000,000. The Board of Directors has the right to decide on all of the terms and conditions of the share issues. Organisational changes and changes in company management As of January 1, 2015 The Group Management Board comprised of: . . Kari Kauniskangas, Chairman, President and CEO of YIT Corporation Tero Kiviniemi, Vice Chairman, YIT Corporation’s Executive Vice President, Head of Business Premises and Infrastructure segment Timo Lehtinen, Chief Financial Officer Antti Inkilä, Head of Housing Finland and CEE segment Teemu Helppolainen, Head of Housing Russia segment Juhani Nummi, Senior Vice President, Business Development Pii Raulo, Senior Vice President, Human Resources The share issue authorisation also includes the Board of Director's authorisation to decide on the transfer of a maximum of 12,400,000 treasury shares irrespective of the purpose for which the treasury shares originally were acquired. . . . . . The authorisation is valid until March 31, 2016. 71

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

In addition to the members of the Management Board, the Extended Management Board also included, as of January 1, 2015:

- Kari Alavillamo, Head of Business Premises division
- Jouni Forsman, Head of Infra Services division
- Harri Isoviita, Head of Residential Construction division
- Pavel Kocherezhkin, General Director of YIT Moskovia (until October 13, 2015)
- Matti Koskela, Head of Building Construction division
- Timo Lehmus, Head of Real Estate Development division
- Tom Sandvik, Head of The Baltic Countries and CEE division
- Mikhail Voziyanov, General Director of YIT Saint Petersburg

During the year, the composition of the Group Management Board was unchanged. As of the beginning of 2016, the segment management boards take the role of the extended management board.

In 2015 YIT reorganised its Russian operations to better match the changed demand situation. The division structure of YIT's Russian operations was revised. As of January 1, 2016, the divisions are St. Petersburg, Moscow (City and region) and Russian regions (Kazan, Rostov-on-Don, Tyumen and Yekaterinburg). Part of the support functions are centralised to serve all divisions. In addition, a separate YIT Service Russia business unit was established to better exploit the opportunities in serving the over 20,000 customers. The business unit is responsible for the maintenance of the delivered YIT projects in all operating cities. In connection to the reorganisation, YIT targets to reduce fixed costs related to the Russian operations to match the decrease in sales and the production volume.

Corporate Governance Statement

YIT has prepared a separate Corporate Governance Statement for 2015 in accordance with the recommendation of the Finnish Corporate Governance Code. The statement is published on our website.

Personnel

Personnel by business segment	12/15	12/14	Change
Housing Finland and CEE	1,719	1,783	-4%
Housing Russia	1,582	1,980	-20%
Business Premises and Infrastructure	1,744	1,814	-4%
Group Services	295	304	-3%
Personnel by country	**12/15**	**12/14**	**Change**
Finland	3,104	3,210	-3%
Russia	1,569	1,963	-20%
The CEE countries	667	708	-6%
Group, total	**5,340**	**5,881**	**-9%**

In 2015, the Group employed 5,613 people on average (1–12/14: 6,116). Personnel expenses totalled EUR 244.0 million (1–12/14: EUR 264.3 million). The cost effect of YIT's share-based incentive scheme was approximately EUR 2.1 million (1–12/14: EUR 1.3 million).

Personnel-related focus areas in 2015 included leadership and managerial work, internal job rotation, occupational safety, well-being at work, project management, quality, customer experience, new information systems and the management of trainees.

Extensive training programmes were carried out in relation to these themes, and the feedback regarding the training was excellent. Job rotation was implemented for more than 70 employees, while trainee and thesis writing positions in 2015 totalled nearly 700. At the end of the year YIT also launched a pilot to give comprehensive school pupils who are in the familiarisation with working life (TET) period at elementary school the opportunity to form a broad view of the construction industry under the YIT Junior concept.

Key indicators illustrating the employee satisfaction and well-being of the Group's entire personnel increased further from the previous year, according to the personnel survey conducted

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in February. The leadership index was 82% (2014: 79%) and the engagement index was 83% (2014: 82%).

YIT's determined efforts to improve occupational safety produced results during the year as the accident frequency (number of accidents per one million working hours) decreased to 10 (1–12/14: 12). The number of sick days resulting from accidents fell by approximately 40% year-on-year. These positive developments were, however, shadowed by two fatal accidents at the company's construction sites in Finland and Russia. The tragic accidents led to immediate further specifications regarding operating methods, extensive discussion events as well as work stoppages at construction sites to increase awareness among personnel.

In well-being at work, progress has been in line with the action plan, with a particular focus on the prevention of symptoms arising from musculoskeletal disorders, activities aimed at promoting and maintaining the ability to work, as well as the development of supervisors' management of well-being at work. Absences resulting from musculoskeletal disorders declined by approximately one day per employee in 2015. Video consultations with doctors were piloted in Finland.

In 2015, YIT rewarded employees for good performance by performance-based bonuses as well as a long-term share-based incentive scheme. Other monetary rewards used included Generator bonuses for new ideas and initiatives, as well as years-of-service bonuses. The aim of remuneration systems is not only to reward good performance, but also to increase the personnel's motivation and commit the company's management and employees to the company's objectives in the long term.

Corporate social responsibility

The key premise and objective of YIT's approach to responsibility is to create added value for all stakeholders through the company's core business. Termed Sustainable urban environments, this approach is focused on creating ecologically, socially and economically sustainable urban environments that also allow YIT to utilise its diverse expertise.

In 2015, the company focused particularly on the practical implementation of the new approach, as well as internal and external communication. The most comprehensive example of the approach is the Tripla project in Central Pasila, where a complex served by excellent public transport connections will combine housing, jobs, commercial services and a hotel.

In the Merrasjärvi district in Lahti, YIT was involved in Finland's first-ever competition to develop an area art concept. The participants were tasked with developing a concept or model for utilising art in the residential area in question. The competition was conducted pursuant to the rules of the Artists' Association of Finland and involved professional judges.

With regard to ecological sustainability, a particularly demanding challenge is related to the E18 motorway construction project and the conservation of a rare population of brown trout in the area, where the release of sulphide clay into the waters could cause significant damage to the protected population.

YIT has continued to develop its responsibility reporting towards integrated reporting, with an increasingly clear focus on issues that are essential to stakeholders.

Strategic objectives and the outcome in 2015

YIT published its updated strategic focus areas on September 16, 2015. Reaching the targeted net debt level ahead of schedule allows a gradual shift of focus back to profitability and investing in growth initiatives. As one of the growth initiatives, YIT established a new unit in Warsaw to tap into the opportunities in Poland. Work to improve capital efficiency continues enabling in its part financing of the growth.

The Board of Directors also decided to revise YIT's long-term return on investment (ROI) target to 15% from the earlier 20% due to lower weight of Russia in invested capital and future capital allocation. Other long-term financial targets remain unchanged. Separate short-term targets were abandoned after reaching the net debt target.

YIT's strategy and financial targets were described at YIT's Capital Markets Day on September 24, 2015, in Helsinki, Finland. The presentation materials and recordings from the Capital Markets Day are available on our website.

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Long-term financial targets	Target level	Outcome 2015
Revenue growth	5–10% annually on average	-8% (-3%[1])
Return on investment	15%	5.3%
Operating cash flow after investments	Sufficient for dividend payout and reduction of debt	EUR 183.7 million
Equity ratio	40%	35.5%
Dividend payout	40–60% of net profit for the period	137.8%[2]

The target levels are based on segment reporting method (POC).
[1] At comparable exchange rates
[2] The Board of Directors' proposal to Annual General Meeting

Most significant short-term business risks

The general economic development, functioning of the financial markets and the political environment in YIT's operating countries have a significant impact on the company's business. Negative development in consumers' purchasing power, consumer or business confidence, the availability of financing or interest rates would likely weaken the demand for YIT's products and services. A drop in residential prices or an increase in investors' yield requirements would pose a risk for the profitability of the company, should these factors materialise.

At the moment, there is significant uncertainty related to the economic development of Russia in particular. The volatility of the oil price and the ruble, geopolitical tensions and high inflation may further weaken the demand for apartments due to a weakening in purchasing power and consumer confidence. Uncertainty about the continuation of the government mortgage interest subsidy program makes it difficult to predict the development of the mortgage market. Declining purchasing power and uncertainty related to the mortgage market mean there is also a risk that residential prices will decrease.

In 2015, Finland accounted for 73% of the company's revenue, which highlights the significance of Finland's economic development for YIT's business. If it persists, the weakness of the Finnish economy and the indebtedness of the public sector may further weaken consumers' purchasing power and general confidence, which would have a negative impact on the demand for apartments and business premises. A persistent increase of public sector debt could also make it more difficult to finance infrastructure investments. Investors have played an exceptionally central role in YIT's Finnish business in recent years. An increase in interest rates or weakening in tenant demand on the business premises or residential market could lead to a significant decrease in investor demand.

Ensuring competitive products and services corresponding to customer demand is critical for YIT's business. Changes in customer preferences and in the offerings of competitors present risks related to the demand for the company's products and services. In Finland, the availability of the resources needed for growing the production volume might prevent increasing the production as planned. Competitors' need for resources also presents a risk of losing key personnel and expertise.

Most of the company's business is project business, meaning that successful project management plays an integral role in ensuring the company's profit. The most significant project management risks are related to factors such as pricing, planning, scheduling, cost management and, in the company's self-developed business, also the management of sales risk. YIT's major business premises and infrastructure projects in Finland, such as the Tripla project in Central Pasila and the E18 Hamina-Vaalimaa motorway, make up a significant share of the company's expected revenue in coming years, meaning that successful project management in the projects is integral.

Changes in legislation and authorities' permit processes may slow down the progress of projects or prevent them from being realised. There are uncertainty factors related to authorities' actions, permit processes and their efficiency particularly in Russia and the CEE countries.

One of YIT's strategic focus areas is improving capital efficiency, and targets pertaining to the release of capital have been set accordingly. Measures to release capital in a challenging market situation involve the risk of financial losses.

The most significant financial risks are the risks related to foreign exchange rate development and the availability of financing. The Group's most significant currency risk is related to ruble-denominated investments. Further information can be found in the Capital structure and liquidity position section. More information on financial risks and their management is provided in Note 30 to the financial statements. More information on the company's risks and risk management is provided on page 36.

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Shares and shareholders

The company has one series of shares. Each share carries one vote and confers an equal right to a dividend.

Share capital and number of shares
YIT Corporation's share capital and the number of shares outstanding did not change during the review period. YIT Corporation's share capital was EUR 149,216,748.22 in the end of 2015 (2014: EUR 149,216,748.22), and the number of shares outstanding was 127,223,422 (2014: 127,223,422).

Treasury shares and authorisations of the Board of Directors
The Annual General Meeting of YIT Corporation resolved on March 18, 2015, to authorise the Board of Directors to decide on the repurchase of company shares and share issues as proposed by the Board of Directors. The authorisation is valid until March 31, 2016. The share issue authorisation also includes an authorisation to decide on the conveyance of treasury shares.

YIT Corporation held 1,639,430 treasury shares at the beginning of the review period. During the review period, 5,151 shares were returned to the company in accordance with the terms and conditions of the share-based incentive scheme, after which the company held 1,644,581 treasury shares at the end of December.

Trading on shares
The price of YIT's share was EUR 4.30 at the beginning of the year. The closing price of the share on the last trading day of the review period on December 30, 2015, was EUR 5.24. YIT's share price increased by approximately 22% during the review period. The highest price of the share during the review period was EUR 7.21, the lowest EUR 4.26 and the average price was EUR 5.65. Share turnover on Nasdaq Helsinki during the review period was approximately 157.9 million (1–12/14: 144.3 million) shares. The value of the share turnover was approximately EUR 883.8 million (1–12/14: EUR 1,029.2 million).

During the review period, approximately 98.1 million (1–12/14: 99.6 million) YIT Corporation shares changed hands in alternative market places, corresponding to approximately 38% (1–12/14: 41%) of the total share trade, source: Fidessa Fragmentation Index.

YIT Corporation's market capitalisation on the last trading day December 30, 2015 was EUR 658.0 million (December 30, 2014: EUR 536.2 million). The market capitalisation has been calculated excluding the shares held by the company.

Number of shareholders and flagging notifications
At the end of 2015, the number of registered shareholders was 41,944 (12/14: 44,312). At the end of the year, a total of 26.3% of the shares were owned by nominee-registered and non-Finnish investors (12/14: 29.3%).

On March 12, 2015, YIT received an announcement under Chapter 9, Section 5 of the Securities Markets Act, according to which the holding of the mutual funds managed by BlackRock, Inc. in YIT had exceeded the threshold of 5 per cent.

On March 19, 2015, the company received an announcement under Chapter 9, Section 5 of the Securities Markets Act, according to which the holding of the mutual funds managed by BlackRock, Inc. in YIT had gone below the threshold of 5 per cent.

On April 30, 2015, YIT received an announcement under Chapter 9, Section 5 of the Securities Markets Act, according to which the holding of Structor S.A. in YIT had gone below the threshold of 10 per cent.

On November 11, 2015, YIT received an announcement under Chapter 9, Section 5 of the Securities Markets Act, according to which the holding of Polaris Capital Management, LLC in YIT had exceeded the threshold of 5 per cent.

On December 14, 2015, YIT received an announcement under Chapter 9, Section 5 of the Securities Markets Act, according to which the holding of Polaris Capital Management, LLC in YIT had gone below the threshold of 5 per cent.

On December 17, 2015, YIT received an announcement under Chapter 9, Section 5 of the Securities Markets Act, according to which the holding of Polaris Capital Management, LLC in YIT had exceeded the threshold of 5 per cent.

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YIT
Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors
ANNUAL REPORT 2015

Major shareholders, December 31, 2015

	Shareholder	Shares	% of shares and voting rights
1	Varma Mutual Pension Insurance Company	12,000,000	9.43%
2	Structor S.A.	6,620,000	5.20%
3	Herlin Antti	4,710,180	3.70%
4	Mandatum Life Insurance Company Ltd.	4,286,675	3.37%
5	OP funds	3,862,295	3.04%
6	Elo Mutual Pension Insurance Company	3,335,468	2.62%
7	The State Pension Fund	2,500,000	1.97%
8	Danske Invest funds	1,778,249	1.40%
9	Etera Mutual Pension Insurance Company	1,700,000	1.34%
10	YIT Corporation	1,644,581	1.29%
11	Kaleva Mutual Insurance Company	1,134,000	0.89%
12	Nordea funds	1,075,209	0.85%
13	Ilmarinen Mutual Pension Insurance Company	887,573	0.70%
14	The Local Government Pensions Institution	870,717	0.68%
15	Brotherus Ilkka Johannes	844,740	0.66%
	15 largest shareholders total	47,249,687	37.14%
	Nominee registered	25,417,881	19.98%
	Other shareholders	54,555,854	42.88%
	Total	**127,223,422**	**100.00%**

Ownership by number of shares held, December 31, 2015

Number of shares	Shareholders	%	Shares	%
1–100	10,231	24.39%	644,813	0.51%
101–500	16,688	39.79%	4,739,994	3.73%
501–1,000	6,804	16.22%	5,461,135	4.29%
1,001–5,000	6,809	16.23%	15,300,160	12.03%
5,001–10,000	800	1.91%	5,789,296	4.55%
10,001–50,000	477	1.14%	9,501,472	7.47%
50,001–100,000	65	0.16%	4,474,754	3.52%
100,001–500,000	44	0.11%	8,821,525	6.93%
500,001–	26	0.06%	72,490,273	56.98%
Total	**41,944**	**100.00%**	**127,223,422**	**100.00%**

Ownership by sector, December 31, 2015


11.6%
4.1%
10.8%
26.3%
29.5%
17.7%
Nominee registered and non-Finnish shareholders
Households
General Government
Financial and insurance corporations
Non-profit institutions
Non-financial corporations and housing corporations

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Board of Directors' and management's shareholding, December 31, 2015

	Number of shares	% of share capital
Board of Directors	171,850	0.14%
President and CEO	17,624	0.01%
Deputy to the President and CEO	10,692	0.01%
The Group's Management Board excluding the President and CEO and his deputy	22,901	0.02%
Total	**223,067**	**0.18%**

The information is based on the shareholder register maintained by Euroclear Finland Ltd. Each nominee-registered shareholder is recorded in the share register as a single shareholder. The ownership of many investors can be managed through one nominee-registered shareholder.

Other important events during the review period

YIT specified its guidance in connection with the January-September Interim Report published on October 29, 2015. According to the specified guidance, the Group revenue was estimated to be in the range of -5–0% at comparable exchange rates. The earlier guidance estimated the Group revenue to be in the range of -5 and 5% at comparable exchange rates. According to the specified guidance, the operating profit margin excluding non-recurring items was estimated to be in the range of 4–5%. The earlier guidance estimated the operating profit margin to be below the level of 2015.

Events after the review period

In January, residential sales to consumers were around 70 units in Finland (1/15: around 80), around 50 units in the CEE countries (1/15: around 40) and around 200 units in Russia (1/15: around 370). In Russia, the sales in the comparison period were exceptionally strong.

Outlook for 2016

Guidance (segment reporting, POC)

The Group revenue growth is estimated to be in the range of 0–10% at comparable exchange rates.

The adjusted operating profit* is estimated to grow from the level of 2015 (2015: EUR 76.0 million).

In addition to the market outlook, the 2016 guidance is based on the following factors: At the end of 2015, 49% of YIT's order backlog was sold. Projects already sold and signed pre-agreements are estimated to contribute around half of the 2016 revenue, assuming that large projects such as Tripla progress as planned. The rest of the revenue estimate is based on estimated new sales during 2016 and capital release actions.

In Business Premises and Infrastructure, the growing volume and the improved margin content of the order backlog are estimated to support the segment's adjusted operating profit. The demanding market situation in Russia is expected to keep the profitability of Housing Russia on a low level. Similarly to the year 2015, the investor projects' share of revenue is estimated to remain high in Housing Finland and CEE, which will impact the segment's adjusted operating profit margin negatively. The execution of the capital release program started in autumn 2013 will continue actively in 2016, and the capital release actions are expected to have a negative effect on the adjusted operating profit margin.

In 2016, the first quarter is estimated to be the weakest quarter in terms of the adjusted operating profit.

Market outlook

FINLAND

In Finland, the macroeconomic uncertainty is estimated to affect the residential and business premises markets also in 2016.

Consumer demand is estimated to remain stable and consumers to be cautious in their purchase decisions. However, the demand for small apartments in growth centres is estimated to remain good. Residential price development is estimated to be polarized especially between small and large apartments. Access to mortgage financing is estimated to remain good. The investor activity is estimated remain on a good level but even more focus will be paid on the location.

In Finland, the tenants' demand for business premises is estimated to remain modest. The real estate investors' activity is expected to remain on a good level with focus on prime locations in

* The adjusted operating profit does not include material reorganisation costs or impairment.

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 the capital region. Business premises contracting is estimated to pick up slightly. Infrastructure market is expected to remain stable. The company’s liquidity is good and, in the view of the Board of Directors, the proposed dividend payout does not jeopardise the company’s solvency. Annual General Meeting 2016 YIT Corporation’s Annual General Meeting 2016 will be held on Tuesday, March 15, 2016 starting at 10 a.m. in the congress wing of Finlandia Hall, Helsinki. RUSSIA The visibility is weak in Russia and economic uncertainty is estimated to continue to have a negative impact also on the residential market. The construction costs are estimated to inc-rease, while nominal residential prices are estimated to remain stable. The demand is estimated to focus especially on small apartments that are either close to completion or completed. The notice of the General Meeting, which contains the Board of Directors’ proposals to the Annual General Meeting, was published in its entirety as a separate stock exchange release on February 5, 2016. There is uncertainty regarding the mortgage market due to the unpredictable future of the government mortgage subsidy program. THE CEE COUNTRIES In the CEE countries, the demand in the residential and business premises markets is expe-cted to be supported by the improved economic situation. Residential prices are estimated to increase in the Czech Republic, Slovakia and Lithuania, and to remain stable in Poland, Estonia and Latvia. Access to mortgage financing is expected to remain good and interest rates to remain on a low level. Board of Directors’ proposal for the distribution of distributable equity The parent company’s distributable equity on December 31, 2015 was EUR 303,743,378.12, of which the net profit for the financial year was EUR 4,480,908.50. The Board of Directors proposes to the Annual General Meeting that a dividend of EUR 0.22 per share be paid, resulting in a total amount of proposed dividends of EUR 27,627,345.02. After the distribution of dividends, the remaining profits will be left in the company's distribu-table assets. No significant changes have taken place in the company’s financial position after the end of the financial year. 78

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Key figures based on group reporting (IFRS)

The Building Services segment was transferred to Caverion Corporation in the partial demerger of June 2013 and the comparison figures for 2013 in the report concern continuing operations.

Income statement summary, EUR million	2015	2014	2013
Revenue	1,732.3	1,778.6	1,743.0
Operating profit	81.6	94.8	104.0
Operating profit margin, %	4.7%	5.3%	6.0%
Profit before taxes	61.3	74.3	95.0
Profit for the review period	47.2	55.8	70.2
Attributable to equity holders of the parent company	47.2	55.9	70.3
Attributable to minority interest	0.0	-0.1	-0.1

Other key figures	2015	2014	2013
Operating cash flow after investments, EUR million	183.7	151.9	-87.9
Return on equity, % (2013 non-IFRS)	9.0%	9.1%	9.6%
Return on investment, % (2013 non-IFRS)	6.4%	6.4%	7.0%
Equity ratio, %	32.9%	29.2%	34.3%
Net interest-bearing debt, EUR million	529.0	696.0	781.7
Gearing ratio, %	101.1%	129.9%	112.0%
Net debt / EBITDA	4.6	5.7	5.8
Gross capital expenditure on non-current assets, EUR million	12.0	13.9	20.2
% of revenue	0.7%	0.8%	1.2%
Research and development expenditure, EUR million	15.8	14.5	15.0
% of revenue	0.9%	0.8%	0.9%
Order backlog at end of period, EUR million	2,467.3	2,507.1	3,184.6
Number of personnel at Dec 31	5,340	5,881	6,172
Number of personnel on average during the year	5,613	6,116	6,575

Share-related key figures	2015	2014	2013
Earnings/share, EUR	0.38	0.44	0.56
Earnings/share, diluted, EUR	0.37	0.44	0.56
Equity/share, EUR	4.16	4.26	5.56
Dividend/share, EUR	0.22*	0.18	0.38
Dividend/earnings, %	58.5%*	40.9%	67.9%
Effective dividend yield, %	4.2%*	4.2%	3.7%
Price/earnings ratio (P/E)	13.9	9.7	18.1

* Board of Directors' proposal to the Annual General Meeting

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Share price trend	2015	2014	2013
Average price, EUR	5.65	7.35	13.01*
Low, EUR	4.26	4.17	8.67
High, EUR	7.21	10.70	17.88*
Closing price at Dec 31, EUR	5.24	4.27	10.16
Market capitalisation at Dec 31, EUR million	658.0	536.2	1,276.0

* Includes the Building Services Business

Share turnover trend	2015	2014	2013
Share turnover, thousands	157,857	144,276	111,193
Share turnover, % of shares outstanding	125.7%	114.9%	88.6%
Weighted average share issue-adjusted number of shares outstanding, thousands	125,582	125,587	125,529
Weighted average share issue-adjusted number of shares outstanding, diluted, thousands	126,773	126,237	125,529
Share issue-adjusted number of shares outstanding at Dec 31, thousands	125,579	125,584	125,590

Key figures based on segment reporting (POC)

Income statement summary, EUR million	2015	2014	2013
Revenue	1,651.2	1,801.2	1,858.8
Operating profit	65.7	114.0	152.8
Operating profit margin, %	4.0%	6.3%	8.2%
Profit before taxes	27.0	75.0	122.8
Profit for the review period*	20.0	56.6	93.9

* Attributable to equity holders of the parent company

Other key figures	2015	2014	2013
Operating cash flow after investments, EUR million	183.7	151.9	-87.9
Return on equity, %	3.6%	8.3%	11.8%
Return on investment, %	5.3%	7.7%	10.3%
Equity ratio, %	35.5%	32.4%	37.8%
Net interest-bearing debt, EUR million	460.8	616.6	707.6
Gearing ratio, %	84.0%	105.0%	91.3%
Net debt / EBITDA	5.9	4.9	4.2
Gross capital expenditure on non-current assets, EUR million	12.0	13.9	20.2
% of revenue	0.7%	0.8%	1.1%
Research and development expenditure, EUR million	15.8	14.5	15.0
% of revenue	1.0%	0.8%	0.8%
Order backlog, Dec 31, EUR million	2,172.9	2,125.9	2,713.7

Share-related key figures	2015	2014	2013
Earnings per share, EUR	0.16	0.45	0.75
Dividend per share, EUR	0.22*	0.18	0.38
Dividend per earnings, %	137.8%*	40.0%	50.7%

* Board of Directors' proposal to the Annual General Meeting

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Formulas for the key figures Shareholders’ equity Group’s profit before taxes + interest expenses + other financial expenses +/-exchange rate differences x 100 Equity/share (EUR) = Return on investment (ROI, %) = Share issue-adjusted number of outstanding shares on December 31 Balance sheet total - non-interest bearing liabilities (average) Dividend per share for the financial period Share issue-adjusted dividend per share (EUR) = Segment’s operating profit Return on operative invested capital (%) = Adjustment ratios of share issues during the period and afterwards Segment’s operative invested capital (average) Dividend per share x 100 Tangible and intangible assets + goodwill + shares in associated companies and joint ventures + investments + inventories + trade receivables + other non-interest bearing operational receivables* - provisions - trade payables - advances received - other non-interest bearing liabilities* Dividend/earnings (%) = Earnings per share Segment’s operative invested capital (EUR million) = Share issue-adjusted dividend per share x 100 Effective dividend yield (%) = Share issue-adjusted share price on December 31 * excluding items associated with taxes, distribution of profit and financial items Share issue-adjusted share price on December 31 Price per earnings ratio (P/E ratio) = Share issue-adjusted earnings per share Net profit for the financial year x 100 Return on equity (%) = (Number of shares - treasury shares) x share price on the closing date by share series Shareholders’ equity + non-controlling interest (on average) Market capitalisation = Equity + non-controlling interest x 100 Equity ratio (%) = Number of shares traded x 100 Balance sheet total - advances received Share turnover (%) = Average number of outstanding shares Interest-bearing liabilities - cash and cash equivalents x 100 Gearing ratio (%) = Adjusted operating profit / Operating profit excluding non-recurring items = Reported operating profit – Provisions made on the basis of statutory personnel negotiations and adaptation measures – impairment of assets – other non-recurring items 1) Shareholders’ equity + non-controlling interest Interest-bearing liabilities – liquid financial assets Net debt/Operating profit before depreciation and impairment Operating profit before depreciation and impairment + interest expenses included in operating profit 1) More detailed definition is described in the accounting principles for the Financial Statements. Net profit for the financial year (attributable to equity holders) Share issue-adjusted earnings per share (EUR) = Share issue-adjusted average number of outstanding shares during the period 81

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 YIT Corporation Financial statement 2015 Consolidated financial statements, IFRS83 Board of directors’ proposal for the distribution of distributable equity 154 Auditor’s Report 155 20 Inventories 21 Trade and other receivables 22 Cash and cash equivalents 23 Equity 24 Employee benefit obligations 25 Provisions 26 Borrowings 27 Trade and other payables 28 Derivative instruments 29 Financial assets and liabilities by category 30 Financial risk management 31 Operating leases 32 Commitments and contingent liabilities 33 Subsidiaries 34 Related party transactions Consolidated income statement 83 Consolidated statement of comprehensive income Consolidated balance sheet 84 Consolidated cash flow statement 85 Consolidated statement of changes in equity 86 83 Key financial figures 156 Notes to the consolidated financial statements 88 1 Accounting principles 2 Segment information 3 Acquisitions 4 Disposals 5 Long-term construction contracts 6 Other operating income 7 Other operating expenses 8 Depreciation and impairment 9 Employee benefit expenses 10 Research and development expenses 11 Financial income and expenses 12 Income tax 13 Earnings per share 14 Tangible assets 15 Intangible assets 16 Investments in associated companies and joint ventures 17 Available for sale investments 18 Non-current receivables 19 Deferred tax receivables and liabilities Parent company financial statements, FAS140 Income statement of parent company 140 Balance sheet of parent company 141 Cash flow statements of parent company 142 Notes to the parent company financial statements 143 82

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Consolidated financial statements, IFRS Statement Consolidated income statement, IFRS of comprehensive income, IFRS The notes are an integral part of these consolidated financial statements. 83 EUR millionNote20152014 Profit for the financial year 47.2 55.8 Items that may be subsequently recognised through profit or loss: Cash flow hedging30 0.2 0.4 - Deferred tax -0.0 -0.1 Change in fair value of available-for-sale assets17 0.0 -0.0 - Deferred tax -0.0 0.0 Change in translation differences -32.9 -163.9 Other change 0.2 Items that may be reclassified subsequently to the statement of income, total -32.7 -163.4 Items that will not be reclassified to the statement of income: Change in fair value of defined benefit pension24 -0.0 -0.2 - Deferred tax 0.0 0.0 Items that will not be reclassified to the statement of income, total -0.0 -0.2 Other comprehensive income, total -32.7 -163.5 Total comprehensive income 14.5 -107.7 Attributable to Equity holders of the company 14.5 -107.7 Non-controlling interests 0.0 -0.1 EUR millionNote20152014 Revenue2, 4, 5 1,732.2 1,778.6 Other operating income6 16.0 14.4 Change in inventories of finished goods and in work in -116.7 14.1 Production for own use 0.6 2.1 Materials and supplies -233.5 -318.4 External services -774.9 -856.3 Personnel expenses9 -244.0 -264.3 Other operating expenses7, 10 -286.0 -263.1 Share of results in associated companies16 0.0 0.3 Depreciation, amortisation and impairment8 -12.1 -12.6 Operating profit 81.6 94.8 Financial income 1.5 0.7 Exchange rate differences (net) -7.5 -6.0 Financial expenses -14.3 -15.1 Financial income and expenses, total11 -20.3 -20.5 Profit before taxes 61.3 74.3 Income taxes12 -14.0 -18.5 Net profit for the financial year 47.2 55.8 Attributable to Equity holders of the company 47.2 55.9 Non-controlling interests 0.0 -0.1 Earnings per share for profit attributable to the equity holders of the Company during the financial year: Undiluted, EUR13 0.38 0.44 Diluted, EUR 0.37 0.44

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Consolidated balance sheet, IFRS The notes are an integral part of these consolidated financial statements. 84 EUR millionNote20152014 Equity and liabilities Equity attributable to the equity holders of the Company 23 Share capital 149.2 149.2 Legal reserve 1.5 1.5 Other reserves -0.1 Treasury shares -8.3 -8.3 Translation differences -260.2 -227.3 Fair value reserve -0.7 -0.8 Retained earnings 641.4 616.1 Total equity attributable to the equity holders of the Company 523.0 530.3 Non-controlling interest 0.1 0.3 Total equity 523.1 530.6 Non-current liabilities Deferred tax liabilities19 18.5 15.6 Pension obligations24 0.9 0.9 Provisions25 40.8 40.6 Borrowings26 266.1 275.2 Other liabilities27 10.4 22.9 Total non-current liabilities 336.7 355.2 Current liabilities Trade and other liabilities27 700.3 704.8 Income tax liabilities 1.3 2.4 Provisions25 20.2 20.2 Borrowings26 385.1 620.2 Total current liabilities 1,106.8 1,347.6 Total liabilities 1,443.5 1,702.8 Total equity and liabilities 1,966.6 2,233.4 EUR millionNote20152014 Assets Non-current assets Tangible assets14 47.3 55.4 Goodwill15 10.9 10.9 Other intangible assets15 14.1 11.3 Investments in associated companies and joint ventures16 0.7 0.8 Available-for-sale financial assets17 0.4 0.8 Receivables18 3.7 2.9 Deferred tax receivables19 40.5 41.6 Total non-current assets 117.7 123.7 Current assets Inventories20 1,528.4 1,682.6 Trade and other receivables3, 21 187.6 216.8 Tax receivables 10.7 10.8 Cash and cash equivalents22 122.2 199.4 Total current assets 1,848.9 2,109.7 Total assets 1,966.6 2,233.4

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Consolidated cash flow statement, IFRS The notes are an integral part of these consolidated financial statements. 85 EUR millionNote20152014 Cash flow from investing activities Acquisition of subsidiaries, net of cash acquired3 -6.2 -0.5 Purchases of property, plant and equipment14 -6.6 -6.4 Purchases of intangible assets15 -4.9 -5.4 Acquisition of associated companies and joint ventures16 -0.1 Proceeds from sale of tangible and intangible assets 5.4 4.6 Proceeds from sale of available-for-sale financial assets 0.4 0.0 Continuing operations, total -12.1 -7.6 Discontinued operations Net cash used in investing activities -12.1 -7.6 Operating cash flow after investments 182.3 147.2 Cash flow from financing activities Proceeds from borrowings26 125.0 177.4 Repayment of borrowings26 -203.9 -109.8 Change in loan receivables 2.6 5.0 Change in current borrowings, net26 -160.5 -32.1 Payments of financial leasing debts -0.1 -0.3 Dividends paid and other distribution of assets -22.6 -47.7 Continuing operations, total -259.5 -7.5 Discontinued operations Net cash used in financing activities -259.5 -7.5 Net change in cash and cash equivalents -77.1 139.7 Cash and cash equivalents at the beginning of the financial year 199.4 76.3 Foreign exchange rate effect on cash and cash equivalents -0.1 -16.8 Cash and cash equivalents at end of period22 122.2 199.4 EUR millionNote20152014 Cash flow from operating activities Net profit for the financial year 47.2 55.8 Adjustments for: Depreciation, amortisation and impairment 12.1 12.6 Other non-cash transactions 23.4 20.2 Financial income and expenses 20.3 20.5 Gains on the sale of tangible and intangible assets -0.8 -1.2 Taxes 14.0 18.5 Total adjustments 69.1 70.7 Change in working capital: Change in trade and other receivables 23.7 30.6 Change in inventories 91.4 17.0 Change in trade and other payables 11.0 -10.2 Total change in working capital 126.2 37.4 Interest paid -35.9 -28.7 Other financial items, net -1.7 29.4 Interest received 1.5 0.7 Dividends received 0.2 0.0 Taxes paid -10.9 -5.8 Continuing operations, total 195.7 159.5 Discontinued operations -1.3 -4.7 Net cash used in operating activities 194.4 154.8

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Consolidated statement of changes in equity, IFRS

		Equity attributable to equity holders of the parent company									
EUR million	Note	Share capital	Legal reserve	Other reserve	Translation difference	Fair value reserve	Treasury share	Retained earnings	Total	Non-controlling interest	Equity, total
Equity on January 1, 2014		**149.2**	**1.5**	**0.0**	**-63.5**	**-1.2**	**-8.2**	**614.9**	**692.7**	**0.4**	**693.1**
Correction of prior financial period error								-8.0	-8.0		-8.0
Adjusted equity on January 1, 2014		**149.2**	**1.5**	**0.0**	**-63.5**	**-1.2**	**-8.2**	**606.9**	**684.7**	**0.4**	**685.1**
Comprehensive income											
Profit for the financial year								55.9	55.9	-0.1	55.8
Other comprehensive income:											
Cash flow hedges	30					0.4			0.4		0.4
- Deferred tax						-0.1			-0.1		-0.1
Change in fair value of available for sale investments	17					-0.0			-0.0		-0.0
- Deferred tax						0.0			0.0		0.0
Change in fair value of defined benefit pension	24							-0.2	-0.2		-0.2
- Deferred tax								0.0	0.0		0.0
Translation differences					-163.9				-163.9		-163.9
Other differences								0.2	0.2		0.2
Comprehensive income, total					**-163.9**	**0.3**		**55.9**	**-107.7**	**-0.1**	**-107.7**
Transactions with owners											
Dividend distribution								-47.7	-47.7		-47.7
Share-based incentive schemes	23			-0.1			0.0	1.1	1.0		1.0
Transactions with owners, total				**-0.1**			**0.0**	**-46.6**	**-46.8**		**-46.8**
Equity on December 31, 2014		**149.2**	**1.5**	**-0.1**	**-227.3**	**-0.8**	**-8.3**	**616.1**	**530.3**	**0.3**	**530.6**

A corrrection of erroneous information reported for previous financial periods was made in 2015. In accordance with retrospective accounting for errors pursuant to standard IAS 8, the overvaluation of work-in-progress inventory resulting from the error has been corrected in the opening equity for 2014. The effect of correctiong the error retrospectively in the opening equity on the balance sheet for 2014 was as follows: equity EUR -8.0 million, inventory EUR -10.0 million and deferred tax asset EUR +2.0 million. The correction of the error affected the figures shown for the comparison period in the following notes to the consolidated financial statements: Note 2 Segment information, Note 19 Deferred tax receivables and liabilities, and Note 20 Inventories. The effect of the correction on equity in the closing balance sheet for the year 2014, taking exchange rate changes into account, was EUR 5.0 million, and its effect on equity in the closing balance sheet for the year 2015 was EUR 4.5 million.

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EUR million	Note	Equity attributable to equity holders of the parent company								Non-con-trolling interest	Equity, total
		Share capital	Legal reserve	Other reserve	Translation difference	Fair value reserve	Treasury share	Retained earnings	Total		
Equity on January 1, 2015		**149.2**	**1.5**	**-0.1**	**-227.3**	**-0.8**	**-8.3**	**616.1**	**530.3**	**0.3**	**530.6**
Comprehensive income											
Profit for the financial year								47.2	47.2	0.0	47.2
Other comprehensive income:											
Cash flow hedges	30					0.2			0.2		0.2
- Deferred tax						-0.0			-0.0		-0.0
Change in fair value of available for sale investments	17					0.0			0.0		0.0
- Deferred tax						-0.0			-0.0		-0.0
Change in fair value of defined benefit pension	24							-0.0	-0.0		-0.0
- Deferred tax								0.0	0.0		0.0
Translation differences					-32.9				-32.9		-32.9
Comprehensive income, total					**-32.9**	**0.2**		**47.2**	**14.5**	**0.0**	**14.5**
Transactions with owners											
Dividend distribution								-22.6	-22.6		-22.6
Share-based incentive schemes	23			0.1			-0.0	1.2	1.2		1.2
Transactions with owners, total				**0.1**			**-0.0**	**-21.5**	**-21.4**		**-21.4**
Changes in ownership shares in subsidiaries											
Change in non-controlling interest								-0.4	-0.4	-0.3	-0.7
Changes in ownership shares in subsidiaries, total								**-0.4**	**-0.4**	**-0.3**	**-0.7**
Equity on December 31, 2015		**149.2**	**1.5**		**-260.2**	**-0.7**	**-8.3**	**641.4**	**523.0**	**0.1**	**523.1**

The notes are an integral part of these consolidated financial statements.

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Notes to the consolidated financial statements, IFRS

1. Accounting principles of the financial statement

General information

YIT Group provides services for the construction sector. The services provided by the Group companies include construction services for the industrial and public sectors, residential construction services for consumers and road maintenance services in Finland. Furthermore, in Russia the Group provides after-sales service and maintenance for consumer customers' new homes. The market areas are Finland, Russia, the Baltic countries, the Czech Republic, Slovakia and Poland. The Group has three segments: Housing Finland and CEE, Housing Russia and Business Premises and Infrastructure.

The parent company is domiciled in Helsinki, and its registered address is Panuntie 11, 00620 Helsinki, Finland. The parent company's shares have been listed on Nasdaq OMX Helsinki Oy Helsinki stock exchange since 1995.

Copies of the consolidated financial statements are available at www.yitgroup.com or the parent company's head office, address Panuntie 11, 00620 Helsinki, Finland. YIT Corporation's Board of Directors approved these consolidated financial statements for publication in its meeting held on February 4, 2016. In accordance with the Finnish Companies Act, shareholders may approve or reject the financial statements in an Annual General Meeting held after their release. The General Meeting also has the right to pass a resolution on changing the financial statements.

Summary of significant accounting policies

BASIS OF PREPARATION

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS). All of the IAS/IFRS standards and SIC/IFRIC interpretations approved by the EU Commission by December 31, 2015 have been complied with. International Financial Reporting Standards refer to the Finnish Accounting Act and related legal code based on EU regulation 1606/2002 concerning the adoption of IFRS standards and interpretations in the EU. The notes to the consolidated financial statements also comply with the Finnish GAAP and the Companies Act that complement the IFRS standards. The figures in the financial statements are presented in thousands of euro. In the Annual Report the figures are presented in million euros doing the roundings on each line, which may cause some rounding inaccuracies in column and total sums.

The consolidated financial statements have been prepared under the historic cost convention, as modified by revaluation of available-for-sale investments, financial assets and liabilities at fair value through profit and loss and derivative instruments at fair value. Share-based payments are measured at fair value at the time of granting.

In the 2015 financial statements, an error pertaining to previous financial periods was corrected. The error was due to the incorrect processing of area costs in the project reporting of on of YIT's Russian subsidiaries. In accordance with retrospective accounting for errors pursuant to IAS 8, the overvaluation of work-in-progress inventory resulting from the error has been corrected in the opening equity on the balance sheet for 2014 and was as follows: work-in-progress inventory EUR -10.0 million, deferred tax assets EUR +2.0 million, and equity EUR -8.0 million. The error did not have any effect on the result for 2014 and 2015, nor did it have any cash flow effect. Correcting the error has only a minor effect on the key figures for previous periods presented in the financial statements dated December 31, 2015, and they have therefore not been adjusted.

APPLICATION OF REVISED STANDARDS AND INTERPRETATIONS AS FROM JANUARY 1, 2015

The consolidated financial statements have been prepared according to the same accounting principles as in 2014, with the exception of the following new standards, interpretations and revisions to existing standards that the Group has applied from January 1, 2015.

- Annual improvements to IFRS standards 2010–2012 and 2011–2013
  - IFRS 2 – clarifies the definition of 'vesting condition' and now distinguishes between 'performance condition' and 'service condition'
  - IFRS 3 – clarifies that an obligation to pay contingent consideration is classified as financial liability or equity under the principles in IAS 32 and that all non-equity contingent consideration (financial and non-financial) is measured at fair value at each reporting date.
  - IFRS 3 – clarifies that IFRS 3 does not apply to the accounting for the formation of any joint arrangement in the financial statements of the joint arrangement itself.

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- IFRS 8 – requires disclosure of the judgements made by management in aggregating operating segments and clarifies that a reconciliation of segment assets must only be disclosed if segment assets are reported.
- IFRS 13 confirms that short-term receivables and payables can continue to be measured at invoice amounts if the impact of discounting is immaterial.
- IFRS 13 – clarifies that the portfolio exception in IFRS 13 (measuring the fair value of a group of financial assets and financial liabilities on a net basis) applies to all contracts within the scope of IAS 39 or IFRS 9
- IAS 16 and IAS 38 – clarifies how the gross carrying amount and accumulated depreciation are treated where an entity measures its assets at revalued amounts

The changes do not have any impact on the information presented in the consolidated financial statements.

- IAS 19 Defined Benefit Plans: The amendment applies to contributions from employees or third parties to defined benefit plans and clarifies the treatment of such contributions. The amendment distinguishes between contributions that are linked to service only in the period in which they arise and those linked to service in more than one period. The objective of the amendment is to simplify the accounting for contributions that are independent of the number of years of employee service, for example employee contributions that are calculated according to a fixed percentage of salary. Entities with plans that require contributions that vary with service will be required to recognise the benefit of those contributions over employee's working lives. The change does not have any impact on the information presented in the consolidated financial statements.
- IFRIC 21 Levies: This is an interpretation of IAS 37, 'Provisions, contingent liabilities and contingent assets.' IAS 37 sets out criteria for the recognition of a liability, one of which is the requirement for the entity to have a present obligation as a result of a past event (known as an obligating event). The interpretation addresses what the obligating event is that gives rise to the payment of a levy and when a liability should be recognised. The change does not have any impact on the information presented in the consolidated financial statements.

Consolidation

SUBSIDIARIES

Subsidiaries are all companies (including structured entities) in which the Group exercises control. The criteria for control are fulfilled when the Group is exposed, or has rights, to variable returns from its involvement with the company and has the ability to affect those returns through its power over the company. Subsidiaries are consolidated in the consolidated financial statements from the date when the Group obtains control, while subsidiaries divested are consolidated up to the date when control ceases.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Group recognises any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest's proportionate share of the recognized amounts of acquiree's identifiable net assets.

Acquisition-related costs are expensed as incurred.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer's previously held equity interest in the acquiree is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognised in profit or loss.

Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Unrealised losses are also eliminated. When necessary, amounts reported by subsidiaries have been adjusted to conform with the Group's accounting policies.

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ASSOCIATED COMPANIES

The consolidated financial statements include associated companies in which the YIT Group has a significant influence but not a controlling interest. Generally, this accompanies a shareholding of between 20% and 50% of the voting rights. Associated companies have been consolidated using the equity method. If the Group's share of associates' losses exceeds the carrying amount, losses in excess of the carrying amount are not consolidated unless the Group has committed itself to fulfilling the obligations of the associates. Unrealised profits between the Group and associates have been eliminated in accordance with the Group's holding. If an investment in an associate includes the goodwill arising from acquisition, it will be tested for impairment.

JOINT VENTURES

The Group applies IFRS 11 to all joint arrangements. Under IFRS 11 investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations each investor. The Group's management has assessed the nature of its joint arrangements and determined them to be joint ventures. Joint ventures are accounted for using the equity method.

Under the equity method of accounting, interests in joint ventures are initially recognised at cost and adjusted thereafter to recognise the Group's share of the post-acquisition profits or losses and movements in other comprehensive income. When the Group's share of losses in a joint venture equals or exceeds its interests in the joint ventures (which includes any long-term interests that, in substance, form part of the Group's net investment in the joint ventures), the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the joint ventures.

Unrealised gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group's interest in the joint ventures. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of the joint ventures have been changed where necessary to ensure consistency with the policies adopted by the Group.

TRANSACTIONS WITH NON-CONTROLLING INTERESTS

The Group treats transactions with non-controlling interests as transactions with equity owners. When the Group purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

When the Group ceases to have control, any remaining interest in the entity is re-measured at fair value on the date control ceases, with the change in the carrying amount recognised through profit or loss. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as realised and booked to income statement. If the interest is reduced but control is retained, only a proportionate share of the amounts previously recognised in other comprehensive income are booked to non-controlling interest in equity.

Foreign currency translation

The financial statement items of each Group company are measured using the currency of its business environment (functional currency). The consolidated financial statements are presented in euro, which is the Group's functional and reporting currency.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing on the date of transaction or valuation, where items are re-measured. Foreign exchange rate gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within "Finance income and costs". All other foreign exchange gains and losses are presented in the income statement above operating profit. Non-monetary items are mainly valued at the transaction date's foreign exchange rates. The foreign exchange rate gains or losses related to non-monetary items valued at fair value are included in the change of the fair value.

TRANSLATION OF FINANCIAL STATEMENTS OF FOREIGN GROUP COMPANIES

The income statements of foreign Group companies have been translated to euro using the average exchange rate quoted for the calendar months of the reporting period. The balance sheets

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have been translated using the rates on the closing date. The translation of the result for the period using different exchange rates in the income statement and balance sheet results in a translation difference, which is entered in equity in the retained earnings.

Translation differences arising from the elimination of the acquisition cost of foreign subsidiaries and items classified to be a part of net investments and the hedging result of these net investment are entered in shareholders' equity. When a foreign subsidiary is disposed of or sold, exchange differences that were recorded in equity are recognised in the income statement as part of the gain or loss on sale. Translation differences arising before January 1, 2004, are recorded in the retained earnings at the transition to IFRS and they will not be entered in the income statement in the event of the sale of a subsidiary.

CURRENCY EXCHANGE RATES USED IN YIT CONSOLIDATED FINANCIAL STATEMENTS:

		Income statement Jan-Dec/2015	Income statement Jan-Dec/2014	Balance Sheet Dec 31, 2015	Balance Sheet Dec 31, 2014
1 EUR =	CZK	27.2831	27.5364	27.0230	27.7350
	PLN	4.1828	4.1843	4.2639	4.2732
	RUB	67.9899	51.0378	80.6763	72.3370
	LTL		3.4528		3.4528

Both the goodwill arising from the acquisition of a foreign unit and the adjustments of acquired assets and liabilities to their fair values have been treated as the assets and liabilities of the foreign unit in question and translated at the rate on the closing date. The goodwill and fair value adjustments related to acquisitions before January 1, 2004, have been denominated in euro.

Tangible assets
Tangible asset are stated at historical cost less depreciation and impairment. Depreciation on tangible assets is calculated using the straight-line method to allocate the cost to over their estimated useful lives. Land is not depreciated.

The estimated useful lives of tangible assets are the following:

Buildings	40 years
Constructions	5–10 years
Productive machinery and equipment	10 years
Office furniture	5 years
Computers and computer supplies	3–5 years
Cars and trasferable vehicles	3–8 years
Other property, plant and equipment	10–40 years

The residual values and economic lifetimes of assets are assessed in each closing. If necessary, they are adjusted to reflect the changes in expected financial benefits. Capital gains or losses on the sale of property, plant and equipment are included in other operating income or losses.

Government grants
Government grants are recognised as decreases in the carrying amount of property, plant and equipment. Grants are recognised as revenue through smaller depreciations over the economic life of an asset. Government grants relating to costs are recognised in the income statement in the same period when the costs are expensed.

Investment property
YIT Group has no assets that are classified as investment properties.

Goodwill
Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net identifiable assets of the acquired subsidiary on the date of acquisition. The net identifiable assets include the assets and liabilities acquired and the liabilities assumed as well as the contingent liabilities. The acquisition cost is valued at fair value. Acquisitions completed prior to December 31, 2009, have been recorded in accordance with the previous IFRS norms, while acquisitions completed prior to January 1, 2004, have been recorded in accordance with the previous accounting norms applied to the financial statements. Goodwill is subjected to an annual impairment test. To this end, goodwill is allocated to cash-generating units. Goodwill is measured at the original acquisition cost less impairment. Impairment is expensed directly in the income statement. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Other intangible assets
An intangible asset is initially entered in the balance sheet at

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acquisition cost when the acquisition cost can be reliably determined and the intangible asset is expected to yield economic benefit to the Group. Intangible assets with a known or estimated limited economic lifetime are expensed in the income statement on a straight-line basis over their economic lifetime. Intangible assets with an unlimited economic lifetime are not depreciated, but are instead subjected to an impairment test annually.

Other intangible assets acquired in connection with business acquisitions are recognised separately from goodwill if they fulfil the definition of an asset: they can be specified or are based on agreements or legal rights. Intangible assets recognised in connection with business acquisitions include the value of customer agreements and associated customer relationships, prohibition of competition agreements, and the value of acquired technology and industry-related process competence. The value of customer agreements and associated customer relationships and industry-related process competence is defined on the basis of cash flows estimated according to the durability and duration of the assumed customer relations.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. The acquisition cost is amortised on a straight-line basis over the estimated useful life. Computer maintenance costs are expensed as they are incurred. In IT projects that are classified as strategic, own work is capitalised in the balance sheet insofar as the capitalisation criteria are met in respect of cost monitoring, etc. Amortisation begins when the IT project is ready for use.

Research expenditure is expensed in the income statement. Expenditure on the design of new or more advanced products is capitalised as intangible assets in the balance sheet as from the date when the product is technically feasible, can be utilised commercially and is expected to yield future financial benefits. Capitalised development expenditure is amortised over the economic life. Amortisation begins when the asset is ready for use. Incomplete assets are tested annually for impairment. Development expenses that are not expected to yield financial benefits are expensed in the income statement. To date, the Group's research and development expenditure has not met capitalisation criteria.

The amortisation periods of other intangible assets are as follows:

Customer relations and contract bases	3–5 years
Unpatented technology	3–5 years
Computer software and other items	2–5 years
Prohibition of competition	2–3 years

Impairment of tangible and intangible assets

At each closing date, YIT Group evaluates whether there are indications of impairment in any asset item. If impairment is indicated, the recoverable amount of said asset is estimated. In addition, the recoverable amount is assessed annually for each of the following asset items regardless of whether impairment is indicated: goodwill, intangible assets with an unlimited economic lifetime and incomplete intangible assets. The need for impairment is assessed at the level of cash-generating units.

The recoverable amount is the fair value of the asset item less the higher of selling costs or the value in use. The value in use is determined based on the discounted future net cash flows estimated to be recoverable from the assets in question or cash-generating units. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset items. An impairment loss is recognised if the carrying amount of the asset item is higher than its recoverable amount. The impairment loss is entered directly in the income statement and is initially allocated to the goodwill allocated to the cash-generating unit and thereafter equally to other asset items. An impairment loss is reversed when the situation changes and the amount recoverable from the asset item has changed since the date when the impairment loss was recorded. However, impairment losses are not reversed beyond the carrying amount of the asset exclusive of impairment losses. Impairment losses on goodwill are never reversed. The calculation of recoverable amounts requires the use of estimates. For more information on impairment testing, see note 15.

Inventories

Inventories are measured either at the lower of acquisition cost or net realisable value. The acquisition cost of materials and supplies is determined using the weighted average price method. The acquisition cost of work in progress and shares in completed housing and real estate companies comprises the value of the plot and other raw materials, planning costs, direct costs of labour, other direct costs and the appropriate portion of the variable general costs of manufacture and fixed overhead. The net realisable value is the estimated selling price in ordinary business operations less the estimated expenditure on product

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of treasury notes. The maturity of the reference rate substantially corresponds to the maturity of the calculated pension liability. The liability recognised on the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. Defined benefit pension plan expenses comprise expenses based on employee service, which is recognised in personnel expenses, and net interest cost, which is also recognised in personnel expenses. Actuarial gains and losses are charged or credited to equity in other comprehensive income in the period in which they arise.

SHARE-BASED PAYMENTS

Possible rewards under the share-based incentive scheme are paid as a combination of YIT Corporation shares and cash settlement, or fully in cash, based on achieved financial target levels. The cost effect of equity- settled share is recognised as personnel expenses and equity reserve. The cost is based on the market price of the YIT Corporation share at the grant date and it will be expensed over the vesting period. The fair value on the grant date is estimated by taking the market price for the company's shares on the date in question and deducting from it the present value of their expected dividends. The cash-settled reward is based on the market value of YIT's share at the balance sheet date and it is expensed to personnel expenses and current liabilities until the settlement date.

TERMINATION BENEFITS

Termination benefits are payable when employment is terminated by the Group before normal retirement. The Group recognises termination benefits when it is committed to terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal. In addition, benefits that the Group has offered in connection with terminations to encourage voluntary redundancy are expensed. Benefits falling due more than 12 months after the balance sheet date are discounted to present value. Other possible liabilities arising from the termination of employees in different legislations are assessed at the closing date and recognised as an expense and liability.

Provisions

Provisions are recorded when the Group has a legal or constructive obligation on the basis of a prior event, the materialisation of the payment obligation is probable and the size of the obligation can be reliably estimated. Provisions are valued at the current value of the costs required to cover the obligation. If compensation for a share of the obligation can be received from a third party, the compensation is recorded as a separate asset item, but only when it is practically certain that said compensation will be received. Provisions are booked for loss-making agreements when the obligatory expenditure required to meet obligations exceeds the benefits yielded by the agreement. The amount of the guarantee and Finnish 10-year provisions for commitments in the construction industry provision is set on the basis of experience of the materialization of these commitments. Provisions for restructuring are recognized when the Group has made a detailed restructuring plan and initiated the implementation of the plan or has communicated about it. Provisions are not recognised for the continuing operations of the Group. A contingent liability is an obligation that has possibly arisen as a result of past events and whose existence is confirmed only when the uncertain event that is beyond the Group's control is realised. In addition, an existing obligation that probably does not require the fulfilment of debt or whose amount cannot be reliably assessed is considered a contingent liability. Contingent liabilities are presented in the notes.

Income taxes

Tax expenses in the income statement comprise taxes on the taxable income for the financial period and deferred tax liabilities. Taxes are entered in the income statement except when they are associated with items recognised under shareholders' equity. Taxes on the taxable income for the financial period are calculated on the taxable income on the basis of the tax rate stipulated for each country by the balance sheet date. Taxes are adjusted for the taxes of previous financial periods, if applicable. The management evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The tax provisions entered in such situations are based on evaluations by the management.

Deferred taxes are calculated on all temporary differences between the carrying amount and taxable value. No deferred taxes are calculated on goodwill impairment that is not deductible in taxation and no deferred taxes are recognised on the undistributed profits of subsidiaries to the extent that the difference is unlikely to be discharged in the foreseeable future. Deferred taxes have been calculated using the statutory tax rates or the tax rates whose confirmed content has been announced by the closing date. Deferred tax assets have been recognised to the extent that it is probable that taxable income against which the temporary difference can be applied will materialise in the future. The most significant temporary differences arise from differences of the partial debiting and taxable income

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of long-term projects, depreciation differences of property, plant and equipment, defined benefit pension plans, provisions deductible at a later date, measurement at fair value in connection with acquisitions, unused tax losses and voluntary provisions.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Financial assets and liabilities

CLASSIFICATION AND ENTRY OF FINANCIAL ASSETS

The Group records financial assets at the settlement day. Financial assets are derecognised from the balance sheet when the right to cash flows from an item included in financial assets ends or when control over said cash flows has been assigned outside the Group with the related risks and revenue.

The fair values of the financial assets are market rates if one has been reliably available, or otherwise discounted values or accounting values if this is reasonably close to the fair value. The discount rate used is the rate at which the Group could possibly sell a corresponding batch on the closing date.

The Group has, at the initial recognition, classified its financial assets into the following categories on the basis of the purpose for which they have been acquired:

FINANCIAL ASSETS ORIGINALLY MEASURED AT FAIR VALUE THROUGH PROFIT AND LOSS

Financial assets measured at fair value through profit and loss are financial assets or derivatives held for trading that do not meet the criteria for hedge accounting according to IAS 39. Currency forward contracts and interest rate swaps associated with business operations and financing to which IAS 39-compliant hedging is not applied have been classified into this category. Derivatives are originally measured at fair value when the Group becomes a contractual party to an agreement and are subsequently measured at fair value. Currency forward contracts are used for hedging against the currency exposure of exchange rates and resulting changes in fair value are entered in other operating income and expenses or financial income and expenses based on their nature in the financial period in which they were incurred. Interest rate swaps are used to hedge against changes in market interest rates, and changes in the fair value of interest rate swaps are entered in financing income or expenses in the financial period in which they were incurred. Derivatives are non-current assets when their maturity is more than 12 months (Receivables) and current assets (Trade and other receivables) when the remaining maturity is less than 12 months. Derivatives may also be liabilities; their accounting principles are specified below under "Financial liabilities."

LOANS AND OTHER RECEIVABLES

Loans and receivables consist of loan receivables, trade receivables and certain other receivables. Loan receivables are current if the maturity date is within 12 months after the closing date, otherwise they are non-current. They are initially measured at fair value and subsequently valued at the periodised acquisition costs using the effective yield method less any impairment. The changes are recognised in the income statement under financial income or expenses.

Trade and other receivables are current if the maturity date is within 12 months after the closing date, otherwise they are non-current. They are initially measured at fair value and subsequently valued at the periodised acquisition costs using the effective yield method less any impairment. The changes are recognised under other operating income or expenses.

AVAILABLE-FOR-SALE FINANCIAL ASSETS

Available-for-sale financial assets not falling into the categories presented above. They are non-current financial assets that the Group will not actively dispose of in the short-term. Available-for-sale financial assets primarily comprise shares and participations acquired to support business operations, e.g. in local telecom, water and environment service companies. They are not primarily quoted in well-functioning markets and they are measured at acquisition cost less any impairment. Quoted shares are measured at fair value and others, when the fair value cannot be evaluated reliably, at the original acquisition cost. When fair value can be evaluated reliably, the changes in fair value are entered in the comprehensive income statement and are presented in the fair value reserves in shareholders' equity, taking the tax impact into consideration. Changes in fair value are transferred from the fair value reserve to financing income or expenses when the Group disposes of an available-for-sale financial asset or its value has

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declined such that an impairment loss must be recognized on it. Impairment of an equity investment classified as an available- for-sale financial asset is not derecognised through profit or loss.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash, bank deposits withdraw able on demand and liquid short-term investments whose original maturity is no more than three months. They are recorded in the balance sheet at the original acquisition cost and the yield under financing income. The available overdraft facilities are included in current liabilities in the balance sheet and netted as the Group has a contractual offsetting right to execute the net amount to the creditor.

IMPAIRMENT OF FINANCIAL ASSETS

Assessment as to whether there is objective evidence of an impairment of an item included in the financial assets occurs on the closing date. An impairment loss is recognised if the carrying amount of the asset item is higher than its recoverable amount. An impairment loss is reversed if the recoverable amount has changed from the date it was recognised due to a change in circumstances.

The fair value of available-for-sale financial assets is considered decreased when their value has decreased significantly over a longer term. In this case, changes to the fair value are entered from shareholders' equity to the income statement. Impairment losses to equity investments classified as available-for-sale financial assets are not derecognized through profit or loss.

The value of loan and trade receivables in other receivables is considered to have decreased when it is apparent that the Group will not be able to collect the receivable in accordance with the original terms and conditions. The Group recognises the impairment loss concerning sales receivables immediately when there is objective evidence that the receivable cannot be collected in full. In addition, delay or default on a payment by the debtor or known financial difficulties of the debtor are considered additional factors indicative of an impairment of trade receivables. According to the Group's principle concerning the valuation of trade receivables, 50% of unsecured and uncertain receivables overdue more than 180 days and 100% of those overdue more than 360 days is recognised as an expense. Due to the application of the percentage of completion method, part of the items considered write-downs is included in the project cost estimate and taken into consideration as weakened margin forecast. Write-downs on loss-making projects are included in the provisions for losses.

FINANCIAL LIABILITIES

Financial liabilities are recorded in the balance sheet at the settlement day and derecognised from the balance sheet when the related obligations expire or transfer outside the Group in accordance with the agreements.

The Group has classified its financial liabilities into the following categories:

FINANCIAL LIABILITIES AT PERIODISED ACQUISITION COST USING THE EFFECTIVE INTEREST RATE METHOD

These are originally measured at fair value. Transaction costs arising in connection with taking out the loan have been included in the original carrying amount. Financial liabilities may be current or non-current. Financial liabilities are later valued at the periodised acquisition cost using the effective interest rate method. Borrowing costs arising as a result of the acquisition, construction or manufacturing of a qualifying asset are capitalised as part of the acquisition cost of the asset in question when it is probable that they will produce future financial benefit and can be reliably determined. Other borrowing costs are expensed in the period during which they emerged. Fees paid on the establishment of loan facilities are recognised as expenses over the period of the facility to which it relates.

Developer contracting-related debts from contract receivables sold to financing companies are also presented in financial liabilities. The receivables sold to financing companies are included in the current borrowings during the loan period to the extent they are related to housing production or commercial real estates recognised as revenue upon completion. Loans from external financial institutions drawn down by housing corporations have been accounted for as liabilities to the extent that they apply to unsold shares.

The Group has applied from January 1, 2010 the IFRIC15 interpretation, according to which sold residential units in own residential development projects are recognised when projects are complete. As a result, all construction-stage contract receivables

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related to residential housing production or business premises recognised as revenue upon completion must be reported as part of the interest-bearing liabilities on the balance sheet. Previously, this part of the construction-stage contract receivables was reported as an off-balance sheet item.

The fair values of the financial liabilities are market rates if one has been reliably available, or otherwise discounted values or accounting values if this is reasonably close to the fair value. The discount rate used is the rate at which the Group could possibly buy a corresponding item on the closing date.

FINANCIAL LIABILITIES MEASURED AT FAIR VALUE

Currency forward contracts and interest rate swaps associated with business operations and financing to which IAS 39 compliant hedging is not applied have been classified into this category. Derivatives are originally measured at fair value when the Group becomes party to an agreement and is subsequently measured at fair value. Currency forward contracts are used for hedging against the currency exposure of exchange rates and resulting changes in fair value are entered in other operating income and expenses or financial income and expenses in the financial period in which they were incurred. Interest rate swaps are used to hedge against changes in market interest rates, and changes in the fair value of interest rate swaps are entered in financing income or expenses in the financial period in which they were incurred. Derivatives are non-current liabilities when their maturity is more than 12 months (Other liabilities) and current liabilities when the remaining maturity is less than 12 months (Trade and other payables).

FAIR VALUE OF DERIVATIVE INSTRUMENTS AND HEDGE ACCOUNTING

The fair value of derivative instruments equals the value the Group would receive or pay if the derivative contract were transferred. The fair value of exchange rate forward agreements has been assessed by using the market prices at the closing day. These quoted prices for interest rate swap agreements are derived from the discounted future cash flows, and the quoted prices for other agreements are based on general market conditions and common pricing models.

Derivative instruments used in hedge accounting that meet the hedge accounting criteria under IAS 39 are entered in the balance sheet at fair value on the day that the Group becomes counterpart to the agreement. The Group has applied hedge accounting for hedging against the reference rate of floating rate loans (cash flow hedging). The Group documents the relationship between the target and the hedging instruments and assesses the effectiveness of the hedging ratio. The effectiveness of hedging is evaluated in connection with the preparation of each financial statement, at minimum. Changes in the fair value of the effective part of derivative instruments meeting the criteria for cash flow hedging are entered in the fair value reserves in shareholders' equity, taking the tax impact into consideration. Gains and losses recognised in shareholders' equity are transferred to financial income or expenses within the same financial periods as the items of the hedging target.

Treasury shares

If a Group company acquires YIT Corporation shares, the consideration paid for the shares and acquisition-related costs are decreased from shareholders' equity until the shares are nullified or re-circulated. When the company sells its own shares, the direct transaction costs can be decreased from the consideration received, which is then entered in shareholders' equity.

Income recognition

Income from product and service sales is recorded as revenue at fair value with the indirect taxes, discounts.

GOODS AND SERVICES SOLD

YIT Group designs, constructs and sells residential units and business premises and develops and maintains living infrastructure. Furthermore, in Russia, the Group provides after-sales service and maintenance for consumer customers' new homes. Income from sales of products is recorded when the significant risks, benefits and control associated with the ownership of the goods have transferred to the buyer. Income from short-term services is recorded when the service has been performed.

LONG-TERM SERVICE AGREEMENTS AND CONSTRUCTION CONTRACTS

Long-term service agreements and construction contracts are recorded as revenue on the basis of the degree of completion when the end result of the project can be estimated reliably. The degree of completion of long-term service agreements is calculated on the basis of the share of the estimated total cost of a contract represented by the costs realized at the time of assessment. The revenue from developer contracting is recognised on the basis of the percentage of degree of completion and the degree of sale. Costs in excess of the degree of completion are capitalized in work in progress included in inventories. Revenue from construction projects including leasing liabilities is recogni-

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sed as revenue on the basis of the percentage of degree of completion, degree of sale and occupancy rate. Leasing liabilities are treated as contract expenses. A provision for leasing liabilities is made if the remaining unrecognised margin of the construction project is lower than the amount of the remaining leasing liability.

The Group may also carry out a certain construction contract or long-term service agreement through a construction consortium. A construction consortium is not an independent legal unit; instead the contracting parties are directly responsible for its operations and liabilities. Construction contracts and long-term service agreements carried out through a consortium are included in the relevant Group company's reporting and are recorded as revenue on the basis of the degree of completion and the Group's share in the consortium.

OWN RESIDENTIAL AND COMMERCIAL REAL ESTATE DEVELOPMENT PROJECTS

From January 1, 2010, the revenue generated by YIT's own residential development projects is recognised when the project is complete i.e. when the residential units are ready to be handed over to the client. Revenue recognition of completed projects is based on degree of sale.

Under the old practice, the revenue was recognised during the construction phase based on the percentage of degree of completion and the degree of sale. In the case of YIT's commercial real estate development projects, the recognition practice will be evaluated on a case-by-case basis and in accordance with the terms and conditions of each contract. These projects will be recognised when the construction work has started or when the project is complete. The share of income and expenses to be recognised is calculated by using the formula percentage of completion multiplied by the percentage of sale multiplied by the occupancy rate. YIT normally secures the key tenants prior to starting a business premises project and the investor at the early stage of construction of the project.

If it is probable that the total expenditure required to complete a contract will exceed the total income from the project, the expected loss is expensed immediately in all circumstances. Revenue recognition on the basis of the degree of completion related to long-term service agreements and construction contracts is based on estimates. If the estimates of the end result of a contract change, the sales and profits recognized are adjusted in the reporting period when the change first becomes known and can be evaluated.

INTEREST AND DIVIDENDS

Interest income is recognised using the effective yield method and dividend income when the right to dividend has materialised.

Non-recurring items

Non-recurring items are presented in the Notes to the Consolidated Financial Statements. The Group treats as non-recurring items that have a material impact on the quarterly result that help understand the formation of the Group's financial result. The Group treats as non-recurring items such as the following, when their impact on the quarterly result is material:

- Gains or losses arising from the divestment of a business or part of a business
- Write-down of goodwill
- Provisions made on the basis of statutory personnel negotiations and adaptation measures
- Costs associated with acquisitions
- Impairment of fixed asset items
- Impairment of plots of land
- Material effect on profit/loss from disputes based on a decision by a court or arbitration proceedings
- Any other extraordinary items that have a material impact on the quarterly result

Critical accounting estimates and judgements

When financial statements are prepared in accordance with IFRS, the Group management must make estimates and exercise judgement in the application of the accounting policies. Estimates and assumptions have an effect on the amounts of assets, liabilities and contingent liabilities in the balance sheet of the financial statements and the final actual results may differ from the estimates. The following presents the critical accounting estimates and judgements included in the financial statements:

ESTIMATED IMPAIRMENT OF GOODWILL

Goodwill is tested for any impairment annually in accordance with the accounting policy stated in note 15. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. The cash flows in the value-in-use calculations are based on the management's best estimate of market development for the subsequent years.

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 The cash flows in the value-in-use calculations reflect the best estimate for different time period, and the sensitivity analysis for discount rate, profitability as well as terminal value have been made. On December 31, 2014, goodwill amounted to EUR 10.9 million. includes uncertainty. On December 31, 2015, deferred tax recei-vables amounted to EUR 40.5 million and deferred tax liabilities amounted to EUR 18.5 million (Note 19). INVENTORIES On each closing date, the Group assesses the valuing of inventory and possible decrease in value based on its best estimate. The estimates are based on systematic and continuous monitoring. Plot reserves are measured at acquisition cost and the value is impaired only when it is estimated that the building being constructed on the plot will be sold at a price lower than the sum of the price of the plot and the construction costs. The valuing of plot reserves has been made by using time period of 3-4 years. On December 31, 2015, work in progress amounted to EUR 749.9 million, completed housing units amounted to EUR 203.8 million and plot reserves amounted to EUR 499.6 million (Note 20). PROVISIONS The recognition of provisions is associated with estimates concer-ning probability and quantity. Provisions are booked for loss-ma-king agreements when the obligatory expenditure required to meet obligations exceeds the benefits yielded by the agreement. A guarantee provision and Finnish 10-year provisions for commit-ments are recorded when a project is recognised in the income statement. The amount of the guarantee and Finnish 10-year provisions for commitments in the construction industry provision is set on the basis of experience of the materialization of these commitments. On December 31, 2015, provisions amounted to EUR 61.0 million (Note 25). PERCENTAGE OF COMPLETION REVENUE RECOGNITION OF LONG-TERM PROJECTS Due to estimates included in the revenue recognition of long-term service agreement and construction projects, revenue and profit presented by financial period only rarely correspond to the equal distribution of the total profit over the duration of the project. When revenue recognition from long-term projects is based on the percentage of completion method, the final result of the projects is regularly and reliably estimated. Calculation of the total income of projects includes estimates on the total expenditure required to complete the project as well as the development of sales prices. If the estimates of the end result of a contract change, the sales and profits recognised are adjusted in the reporting period when the change first becomes known and can be evaluated. If it is probable that the total expenditure required to complete a contract will exceed the total income from the project, the expected loss is expensed immediately. In 2015, revenue recognition through percentage of completion method amounted to EUR 1,403.2 million, representing 81 per cent of the Group’s revenue (Note 5). TRADE RECEIVABLES The Group books write-offs or provision on receivables when it is evident that no payment can be expected. Group adopts its policy of valuing trade receivables and the bookings include estimates and critical judgements. The estimates are based on experience on realised write-offs in previous years, empirical knowledge of debt collecting, analysis made by clients and gene-ral market situation at the time. On December 31, 2015, trade receivables amounted to EUR 104.6 million (Note 21). PENSION BENEFITS The current value of pension obligations depends on various actuarial factors and the discount rate used. Changes in the assumptions and discount rate have an effect on the carrying amount of pension liabilities. The discount rate used is the market rate of high-quality corporate bonds or the interest rate of treasury notes for the currency in which the benefits will be realised. The maturity of the reference rate used corresponds substantially to the maturity of the calculated pension liability. Other assumptions are based on actuarial statistics and prevailing market conditions. On December 31, 2015, pension liabilities amounted to EUR 0.9 million (Note 24). Evaluation of the future impact of new standards and interpretations IASB has published the following new or amended standards and interpretations, which group has not applied for or EU commis-INCOME TAXES The Group is subject to income taxes in several countries. Evaluating the total amount of income taxes at the Group level requires significant consideration, so the amount of total tax 99

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sion has not approved yet. YIT Group will adopt them in the financial statements for the year 2016 or later.

- Amendment to IFRS 11 Joint Arrangements: The amendment concerns the accounting for an acquisition of an interest in a joint venture. This amendment provides new guidance on how to account for the acquisition of an interest in a joint venture operation that constitutes a business. The amendments require an investor to apply the principles of business combination accounting when it acquires an interest in a joint operation that constitutes a business. The amendments are applicable to both the acquisition of the initial interest in a joint operation and the acquisition of additional interest in the same joint operation. However, a previously held interest is not re-measured when the acquisition of an additional interest in the same joint operation results in retaining joint control. The Group management is assessing the impact of the amendment on the consolidated financial statements.

- Amended IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets: This amendment clarifies that the use of revenue-based methods to calculate the depreciation of an asset is not appropriate because revenue generated by an activity that includes the use of an asset generally reflects factors other than the consumption of the economic benefits embodied in the asset. This has also clarified that revenue is generally presumed to be an inappropriate basis for measuring the consumption of the economic benefits embodied in an intangible asset. The presumption may only be rebutted in certain limited circumstances. These are where the intangible asset is expressed as a measure of revenue; or where it can be demonstrated that revenue and the consumption of the economic benefits of the intangible asset are highly correlated.

- IFRS 15 Revenue from contracts with customers: This is the converged standard on revenue recognition. It replaces IAS 11 "Construction contracts", IAS 18 "Revenue" and related interpretations. Revenue is recognised when control of a good or service transfers to a customer. A customer obtains control when it has the ability to direct the use of and obtain the benefits from the good or service. The core principle of IFRS 15 is that an entity recognises revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity recognises revenue in accordance with that core principle by applying the following steps:

  - Step 1: identify contract (or contracts) with customers
  - Step 2: identify the separate performance obligation
  - Step 3: determine the transaction price of the contract
  - Step 4: allocate the transaction price to each of the separate performance obligations, and
  - Step 5: recognise the revenue as each performance obligation is satisfied

  IFRS 15 also includes a cohesive set of disclosure requirements that will result in an entity providing users of financial statements with comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity's contracts with customers. The group management is assessing the impact of the standard on the financial statements of the Group.

- IFRS 9 Financial Instruments and associated amendments to various other standards. IFRS 9 replaces the multiple classification and measurement models in IAS 39 Financial instruments: Recognition and measurement with a single model that has initially only two classification categories: amortised cost and fair value.

  Classification of debt assets will be driven by the entity's business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. A debt instrument is measured at amortised cost if: a) the objective of the business model is to hold the financial asset for the collection of the contractual cash flows, and b) the contractual cash flows under the instrument solely represent payments of principal and interest. All other debt and equity instruments, including investments in complex debt instruments and equity investments, must be recognised at fair value.

  All fair value movements on financial assets are taken through the statement of profit or loss, except for equity investments that are not held for trading, which may be recorded in the statement of profit or loss or in reserves (without subsequent recycling to profit or loss). For financial liabilities that are measured under the fair value option entities will need to recognise the part of the fair value change that is due to changes in the their own credit risk in other comprehensive income rather than profit or loss.

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

The new standard also introduces expanded disclosure requirements and changes in presentation. In December 2014, the IASB made further changes to the classification and measurement rules and also introduced a new impairment model. With these amendments, IFRS 9 is now complete. The changes introduce:

- a third measurement category (FVOCI) for certain financial assets that are debt instruments
- a new expected credit loss (ECL) model which involves a three-stage approach whereby financial assets move through the three stages as their credit quality changes. The stage dictates how an entity measures impairment losses and applies the effective interest rate method. A simplified approach is permitted for financial assets that do not have a significant financing component (e.g. trade receivables). On initial recognition, entities will record a day-1 loss equal to the 12 month ECL (or lifetime ECL for trade receivables), unless the assets are considered credit impaired.

- Amendments to IAS 27 Separate Financial Statements: The amendment will allow entities to use the equity method in their separate financial statements to measure investments in subsidiaries, joint ventures and associates. The group management is assessing the impact of the standard on the financial statements of the Group.

- Amendments to IFRS 10 and IAS 28: The amendments clarify the accounting treatment for sales or contribution of assets between an investor and its associates or joint ventures. The IASB has made limited scope amendments to IFRS 10 Consolidated financial statements and IAS 28 Investments in associates and joint ventures. They confirm that the accounting treatment depends on whether the non-monetary assets sold or contributed to an associate or joint venture constitute a 'business' (as defined in IFRS 3 Business Combinations). Where the non-monetary assets constitute a business, the investor will recognise the full gain or loss on the sale or contribution of assets. If the assets do not meet the definition of a business, the gain or loss is recognised by the investor only to the extent of the other investor's investors in the associate or joint venture. The amendments apply prospectively.

- Annual Improvements to IFRSs 2012–2014 cycle: The latest annual improvements clarify:
  - IFRS 5 - when an asset (or disposal group) is reclassified from 'held for sale' to 'held for distribution' or vice versa, this does not constitute a change to a plan of sale or distribution and does not have to be accounted for as such
  - IFRS 7 - specific guidance for transferred financial assets to help management determine whether the terms of a servicing arrangement constitute 'continuing involvement' and, therefore, whether the asset qualifies for derecognition
  - IFRS 7 - that the additional disclosures relating to the offsetting of financial assets and financial liabilities only need to be included in interim reports if required by IAS 34
  - IAS 19 - that when determining the discount rate for post-employment benefit obligations, it is the currency that the liabilities are denominated in that is important and not the country where they arise
  - IAS 34 - what is meant by the reference in the standard to 'information disclosed elsewhere in the interim financial report' and adds a requirement to cross-reference from the interim financial statements to the location of that information.

  The group management is assessing the impact of the standard on the financial statements of the Group.

- The amendments to IAS 1 Presentation of Financial Statements are made in the context of the IASB's Disclosure Initiative, which explores how financial statement disclosures can be improved. The amendments provide clarifications on a number of issues, including:
  - Materiality – an entity should not aggregate or disaggregate information in a manner that obscures useful information. Where items are material, sufficient information must be provided to explain the impact on the financial position or performance.
  - Disaggregation and subtotals – line items specified in IAS 1 may need to be disaggregated where this is relevant to an understanding of the entity's financial position or performance. There is also new guidance on the use of subtotals.
  - Notes – confirmation that the notes do not need to be presented in a particular order.
- Other comprehensive income arising from investments accounted for under the equity method – the share of OCI arising from equity-accounted investments is grouped based on whether the items will or will not subsequently be reclassified to profit or loss. Each group should then be presented as a single line item in the statement of other comprehensive income.

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 2. Segment information The possible restatements made in the previous year's figures are only done in order to remain the comparability with the actual year's figures. Business Premises and Infrastructure According to the transitional provisions, the disclosures in IAS 8 regarding the adoption of new standards/accounting policies are not required for these amendments. The group manage-ment is assessing the impact of the standard on the financial statements of the Group. . Development and construction of offices, shopping malls, pub-lic facilities, assisted living facilities and other business premises Renovation projects Construction of roads, bridges, tunnels, rail and metro stations, ports and power plants Road and street maintenance . . . . Amendments made to IFRS 10 Consolidated Financial State-ments and IAS 28 Investments in associates and joint ventures clarify that: YIT Corporation’s segment structure changed from the beginning of 2015. As of January 1, 2015, the Group’s three reportable segments are 1) Housing Finland and CEE , 2) Housing Russia and 3) Business Premises and Infrastructure. The Business Pre-mises and Infrastructure segment comprises business premises construction in Finland, the Baltic countries and Central Eastern Europe, as well as infrastructure services in Finland. Other items Other items include Group internal services, rental revenue from external customers and Group level unallocated costs. . The exception from preparing consolidated financial state-ments is also available to intermediate parent entities which are subsidiaries of investment entities. An investment entity should consolidate a subsidiary which is not an investment entity and whose main purpose and activity is to provide services in support of the investment entity’s investment activities. Entities which are not investment entities but have an inte-rest in an associate or joint venture which is an investment entity have a policy choice when applying the equity method of accounting. The fair value measurement applied by the investment entity associate or joint venture can either be retained, or a consolidation may be performed at the level of the associate or joint venture, which would then unwind the fair value measurement. . Accounting principles in segment reporting In the Group’s segments’ reporting to the management, the revenue from own residential and commercial development projects is recognised by multiplying the degree of completion and the degree of sale, i.e. according to the percentage of comple-tion method, which does not fully comply with the Group’s IFRS accounting principles. According to the Group’s IFRS accounting principles, revenue from our own residential construction projects is recognised on completion and in commercial development pro-jects the recognition practice will be evaluated on a case-by-case basis and in accordance with the terms and conditions of each contract. The share of income and expenses to be recognised is calculated by multiplying the percentage of completion by the per-centage of sale multiplied by the occupancy rate. YIT usually sells own commercial development projects to investors either prior to construction or during an early phase. The impact of the diffe-rence in reporting principles is shown in the line IFRS adjustment. As a result of the accounting policy, Group figures can fluctuate greatly between quarters. The reason for the change from the previous business segment structure was YIT’s aim to revise its business segment structure to better correspond to the company’s new management struc-ture and business areas. . Housing Finland and CEE . Development and construction of housing, holiday homes and entire residential areas Emphasis on own developments . Housing Russia The group management is assessing the impact of the stan-dard on the financial statements of the Group. . Development and construction of housing and entire residential areas, emphasis on own developments. Property maintenance . 102

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 In addition to group reporting, the interest expenses are capi-talized according to IAS 23 standard, which causes differences in operating profit and financial expenses between segment reporting and group reporting. The chief operating decision-maker is the YIT Group’s Management Board, which reviews the Group’s internal reporting in order to assess performance and allocate resources to the segments. + Tangible and intangible assets + Goodwill + Investments in associates and joint ventures + Inventories + Trade receivables and other non-interest-bearing receivables (excl. items related to taxes, interests and distribution of assets) –––––––––––––––––––––––––––––––––––––––––––––––––––––– = Segments' assets The operative invested capital and return on operative invested capital (%) are included in the reports regularly reviewed by the YIT Group's Management Board. These key indicators are reported regularly to Group's Management. Operative invested capital is determined as follows: - - - - Provisions Trade payables Advances received Other non-interest-bearing liabilities (excl. items related to taxes, interests and distribution of assets) ––––––––––––––––––––––––––––––––––––––––––––––––––––– = Segments' liabilities Segment's assets - Segment's liabilities = Operative invested capital Return on operative invested capital % Segment's operating profit (12 months) = Operative invested capital (average) *100 103

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Operating segments 2015

EUR million	Housing Finland and CEE	Housing Russia	Business Premises and Infra-structure	Other items and eliminations	Items allocated to segments
Segments' revenue	**777.8**	**266.4**	**607.1**	**-0.1**	**1,651.2**
Group internal	0.0	-0.1	-0.7	0.7	0.0
Revenue from external customers	777.8	266.3	606.4	0.7	1,651.2
Share of profit from associates and joint ventures			0.0		0.0
Operating profit segment/ Group	**56.0**	**0.6**	**21.9**	**-12.9**	**65.7**
Operating profit includes:					
Depreciation and amortization	-1.3	-0.7	-0.2	-9.9	-12.1
Change in provisions	2.3	-1.1	-1.5	-0.7	-1.0
Segments' assets	**698.1**	**463.2**	**352.7**	**52.2**	**1,566.2**
Total assets include:					
Investments	2.7	1.9	0.2	7.3	12.0
Investments in associates and joint ventures			0.7		0.7
Segments' liabilities	**261.0**	**100.2**	**215.8**	**-0.5**	**576.6**
Segment's operative invested capital	437.1	363.0	136.8		
Return on operative invested capital (last 12 months), %	11.0%	0.2%	13.8%		

Operating segments 2014

Oikaistut tiedot EUR million	Housing Finland and CEE	Housing Russia	Business Premises and Infra-structure	Other items and eliminations	Items allocated to segments
Segments' revenue	**726.5**	**474.1**	**599.3**	**1.4**	**1,801.2**
Group internal	-0.5	-1.0	-1.1	2.6	0.0
Revenue from external customers	726.0	473.1	598.2	3.9	1,801.2
Share of profit from associates and joint ventures			0.3		0.3
Operating profit segment/ Group	**57.6**	**49.8**	**20.1**	**-13.5**	**114.0**
Operating profit includes:					
Depreciation and amortization	-0.4	-1.5	-0.2	-10.5	-12.6
Change in provisions	1.7	-0.2	-1.0	-0.7	-0.3
Segments' assets	**796.6**	**481.6**	**376.0**	**58.2**	**1,712.4**
Total assets include:					
Investments	4.9	1.4	0.4	7.2	13.9
Investments in associates and joint ventures	0.0		0.8		0.8
Segments' liabilities	**216.8**	**109.8**	**194.2**	**6.1**	**526.8**
Segment's operative invested capital	579.8	378.1	181.9		
Return on operative invested capital (last 12 months), %	9.4%	10.5%	10.8%		

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Segment information reconciliation 105 EUR million20152014 Reconciliation of assets Assets allocated to segments 1,566.2 1,712.4 Unallocated items: Cash and cash equivalents 122.2 199.4 Non-current receivables 1.6 4.6 Tax related items 45.2 44.4 Periodisations of financial items 6.1 2.4 Assets total, segment reporting 1,741.4 1,963.2 IFRS adjustment: Inventories 263.2 318.7 Other current receivables -44.0 -56.5 Deferred tax receivables 5.9 8.0 Assets total, group 1,966.6 2,233.4 Reconciliation of liabilities Liabilities allocated to segments 576.6 526.8 Unallocated items: Interest-bearing liabilities 583.1 816.0 Tax related items 19.3 22.3 Periodisations of financial items 14.0 15.9 Liabilities total, segment reporting 1,193.0 1,381.0 IFRS adjustment: Interest-bearing current liabilities 68.1 79.4 Other current liabilities 182.0 246.7 Deferred tax liabilities 0.5 -4.3 Liabilities total, group 1,443.5 1,702.8 EUR million20152014 Revenue reconciliation Revenue, segment reporting 1,651.2 1,801.2 IFRS adjustment 81.0 -22.6 Revenue, group 1,732.2 1,778.6 Reconciliation of net profit for the financial year Operating profit, segment reporting 65.7 114.0 Unallocated items: Financial income and expenses -38.7 -39.0 Profit before taxes, segment reporting 27.0 75.0 Taxes -6.9 -18.5 Non-controlling interests 0.0 0.0 Net profit for the financial year, segment reporting 20.0 56.6 IFRS adjustment: Operating profit 15.9 -19.2 Financial income and expenses 18.4 18.5 Deferred taxes -7.2 0.0 Non-controlling interests 0.0 0.0 Net profit for the financial year, group 47.2 55.9

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Geographical information

In geographical segments revenues are presented by location of customers and assets are presented by location of assets.

Revenue from external customers

EUR million	2015	2014
Finland	1,240.1	1,162.5
Russia	335.1	452.1
Baltic countries	108.2	98.9
Central Eastern Europe	48.8	64.5
Other Europe		0.6
Group total	**1,732.2**	**1,778.6**

Non-current assets

EUR million	2015	2014
Finland	55.2	58.0
Russia	7.7	9.1
Baltic countries	9.1	10.7
Central Eastern Europe	1.4	1.4
Group total	**73.4**	**79.2**

3. Acquisitions

No acquisitions were made in 2015 and 2014.

4. Disposals

There were no disposed businesses in 2015 and 2014.

5. Long-term construction contracts

EUR million	2015	2014
Contract revenue recognised as revenue in the period	1,403.2	1,225.8
Contract costs incurred and recognised profits less recognised losses to date for work in progress	1,241.5	1,117.6
Accrued income from long-term projects	22.5	31.5
Advances received	295.1	168.2

The expenditure incurred and the profits recognized for the long-term projects, that exceed the amountinvoiced for the project, the difference is disclosed in "Trade and other receivables" in the balance sheet. Advances received and difference that arises if the expenditure and recognised income are lower than the amount of invoiced for the project, the difference is disclosed in "Trade and other payables".

6. Other operating income

EUR million	2015	2014
Gains on the sale of tangible and intangible assets	0.8	1.2
Rent income	9.1	8.6
Other income	6.0	4.6
Total	**16.0**	**14.4**

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7. Other operating expenses

EUR million	2015	2014
Losses on the sale of tangible and intangible assets	0.0	0.0
Rent expenses	44.5	49.5
Voluntary indirect personnel expenses	7.1	7.5
Other variable expenses for work in progress	200.6	167.4
Travel expenses	8.8	9.9
IT expenses	0.8	1.3
Premises expenses	10.9	12.3
Other fixed expenses	13.2	15.2
Total	**286.0**	**263.1**

Audit fee

EUR million	2015	2014
PricewaterhouseCoopers		
Audit fee	0.8	0.8
Statements	0.0	0.0
Tax services	0.0	0.1
Other services	0.1	0.1
Total	**0.9**	**1.0**

8. Depreciation and impairment

Depreciation

EUR million	2015	2014
Intangible assets		
Allocations		0.0
Other intangible assets	1.9	1.1
Tangible assets		
Buildings and structures	0.5	0.6
Machinery and equipment	8.6	9.6
Machinery and equipment, finance lease	0.1	0.2
Other tangible assets	1.0	1.1
Depreciation and impairment, total	**12.1**	**12.6**

9. Employee benefit expenses

EUR million	2015	2014
Wages and salaries	197.8	210.4
Pension costs, defined contribution plan	9.5	10.6
Pension costs, defined benefit plan	0.0	0.0
Share-based compensations	2.1	1.3
Other indirect employee costs	34.6	42.0
Total	**244.0**	**264.3**

Personnel by business segment

Average number of personnel	2015	2014
Housing Finland and CEE	1,780	1,882
Housing Russia	1,766	1,999
Business Premises and Infrastructure	1,770	1,922
Group Services	297	313
Total	**5,613**	**6,116**

The key management compensation in total is disclosed in Note 34 Related party transactions.

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 10. Research and development expenses YIT group's research and development expenses amounted in 2015 to EUR 15.8 million (2014: EUR 14.5 million). The research and development expenses have been mainly recognised as a part of the costs of long-term projects and have been recorded as a project costs. 11. Financial income and expenses 1) Measurement of interest rate derivatives at fair value. 2) Interest expenses on liabilities at amortised cost include EUR 0.5 million (in 2014: EUR 0.8 million) of interest expenses on derivatives with hedge accounting applied. 3) Capitalisation of interest expenses is based on the effective weighted average interest of the Group loan portfolio. Currency-specific factors include the impact of hedging. 4) Exchange rate differences, net, were mainly caused by realised losses from hedging the rouble against the euro. 108 EUR million20152014 Exchange rate differencies Exchange rate gains 23.4 52.6 Exchange rate losses -30.9 -58.6 Exchange rate differences, net 4) -7.5 -6.0 Financial expenses, net -20.3 -20.5 EUR million20152014 Financial income Dividend income on available for sale investments 0.0 0.0 Interest income on loans and other receivables 1.4 0.7 Changes in fair values on financial instruments at fair value through profit and loss account 1) 0.0 Other financial income on loans and other receivables 0.2 0.0 Financial income, total 1.5 0.7 Financial expenses Interest expenses on liabilities at amortized cost 2) -20.9 -19.5 Interest expenses on receivables sold to financing companies -3.4 -3.3 Other financial expenses on liabilities at amortized cost -4.8 -4.9 Interest expenses on hedging derivatives -0.5 -0.8 Interest expenses on non-hedging derivatives -1.8 -1.2 Changes in fair values on financial instruments at fair value through profit and loss account 1) -1.3 -3.7 Interest expenses on finance leases 0.0 0.0 Financial expenses -32.7 -33.6 Interest expenses capitalised on qualifying assets 3) 18.4 18.5 Financial expenses, total -14.3 -15.1

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

12. Income taxes

Income taxes in the income statement

EUR million	2015	2014
Current taxes	10.4	17.0
Taxes for prior years	-0.5	0.3
Deferred taxes	4.1	1.2
Total income taxes	**14.0**	**18.5**

The reconciliation between income taxes in the consolidated income statement and income taxes at the statutory tax rate in Finland 20.0% is as follows:

EUR million	2015	2014
Profit before taxes	**61.3**	**74.3**
Income taxes at the tax rate in Finland 20.0%	12.3	14.9
Effect of different tax rates outside Finland	-0.4	-0.4
Tax exempt income and non-deductible expenses	3.9	2.9
Net results of associated companies and joint ventures	0.0	-0.1
Impact of losses for which deferred tax asset is recognised	-0.9	-0.1
Impact of losses for which deferred taxes is not recognised	0.4	0.5
Reassessment of deferred taxes	-0.8	0.5
Taxes for prior years	-0.5	0.3
Income taxes in the income statement	**14.0**	**18.5**

13. Earnings per share

	Undiluted		Diluted	
	2015	2014	2015	2014
Profit attributable to the equity holders of the Company, EUR million	47.2	55.9	47.2	55.9
Weighted average number of shares, million	125.6	125.6	126.8	126.2
Earnings per share, EUR	0.38	0.44	0.37	0.44

Diluted earnings per share is calculated by adjusting number of shares to assume conversion of all diluting potential shares.

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

14. Tangible assets

2015 EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assests	Advance payments	Total
Historical cost at January 1	2.9	21.4	160.5	15.6	0.1	200.4
Translation differences		-0.5	-0.3	-0.1	0.0	-1.0
Increases		0.8	4.9	1.0	0.0	6.7
Decreases	-0.1	-2.8	-1.8	-0.4	0.0	-5.2
Reclassifications		0.3	-0.9	0.0		-0.6
Historical cost at December 31	**2.8**	**19.1**	**162.3**	**16.1**	**0.1**	**200.3**
Accumulated depreciation at January 1		-11.7	-121.3	-12.0		-145.0
Translation differences		0.1	0.3	0.1		0.5
Depreciation		-0.5	-8.7	-1.0		-10.3
Accumulated depreciation of reclassifications		0.8	0.9	0.2		1.9
Accumulated depreciation at December 31		**-11.3**	**-128.8**	**-12.8**		**-152.9**
Carrying value January 1	2.9	9.7	39.2	3.5	0.1	55.4
Carrying value December 31	**2.8**	**7.8**	**33.5**	**3.3**	**0.1**	**47.4**

2014 EUR million	Land and water areas	Buildings and structures	Machinery and equipment	Other tangible assests	Advance payments	Total
Historical cost at January 1	3.0	25.2	165.2	15.2	0.4	209.1
Translation differences		-3.3	-4.0	-1.2	0.0	-8.5
Increases		0.7	3.8	2.1	-0.1	6.5
Decreases	-0.1	-2.4	-4.5	-0.5	-0.2	-7.7
Reclassifications		1.2	0.0	0.0	0.0	1.2
Historical cost at December 31	**2.9**	**21.4**	**160.5**	**15.6**	**0.1**	**200.4**
Accumulated depreciation at January 1		-13.8	-117.9	-12.1		-143.8
Translation differences		1.2	2.8	0.6		4.6
Depreciation		-0.6	-9.8	-1.1		-11.5
Accumulated depreciation of reclassifications		1.4	3.6	0.5		5.5
Accumulated depreciation at December 31		**-11.7**	**-121.3**	**-12.0**		**-145.0**
Carrying value January 1	3.0	11.4	47.3	3.1	0.4	65.2
Carrying value December 31	**2.9**	**9.7**	**39.2**	**3.5**	**0.1**	**55.4**

No impairment losses have been recognised in the years 2015 and 2014. The government grants received are not material and have been deducted from the carrying value.

110

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Finance lease assets Tangible assets include assets leased by finance lease agreements as follows: 111 Buildings andMachinery andBuildings andMachinery and structuresequipmentTotal structuresequipmentTotal EUR million201520152015201420142014 Historical cost at January 10.46.2 6.6 0.66.6 7.2 Translation differences-0.0 -0.1 -0.1 -0.2 -0.5 -0.7 Increases 0.00.1 0.1 Decreases -0.0 -0.0 -0.0 Reclassifications 0.00.0 0.0 Historical cost at December 310.36.1 6.4 0.46.2 6.6 Accumulated depreciation at January 1-0.0 -5.9 -5.9 -0.0 -6.1 -6.1 Translation differences0.00.1 0.1 0.00.3 0.4 Depreciation-0.0 -0.1 -0.1 -0.0 -0.2 -0.2 Accumulated depreciation of reclassifications 0.0 0.0 Accumulated depreciation at December 310.0-5.9 -6.0 0.0-5.9 -5.9 Carrying value January 10.30.3 0.6 0.60.5 1.1 Carrying value December 310.30.2 0.5 0.30.3 0.6

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

15. Intangible assets

2015 EUR million	Goodwill	Allocations from business combinations	Other intangible assets	Advance payments	Total other intangible assets
Historical cost at January 1	10.9	3.3	16.6	8.5	28.2
Increases			2.1	2.8	4.9
Decreases		-3.3	-0.3	0.0	-3.6
Reclassifications			3.0	-3.0	0.0
Translation differences			0.0		0.0
Historical cost at December 31	**10.9**		**21.4**	**8.2**	**29.5**
Accumulated depreciation at January 1		-3.3	-13.7		-16.9
Depreciation			-1.9		-1.9
Translation differences			0.0		0.0
Accumulated depreciation of reclassifications		3.3	0.3		3.6
Accumulated depreciation at December 31			**-15.3**		**-15.3**
Carrying value January 1	10.9		2.9	8.5	11.3
Carrying value December 31	**10.9**		**6.1**	**8.2**	**14.3**

2014 EUR million	Goodwill	Allocations from business combinations	Other intangible assets	Advance payments	Total other intangible assets
Historical cost at January 1	10.9	3.3	16.9	3.5	23.7
Increases			0.4	5.0	5.4
Decreases			-0.6	0.0	-0.6
Reclassifications			0.0	0.0	0.0
Translation differences			-0.2		-0.2
Historical cost at December 31	**10.9**	**3.3**	**16.6**	**8.5**	**28.2**
Accumulated depreciation at January 1		-3.3	-13.3		-16.6
Depreciation		0.0	-1.1		-1.1
Translation differences			0.2		0.2
Accumulated depreciation of reclassifications			0.5		0.5
Accumulated depreciation at December 31		**-3.3**	**-13.7**		**-17.0**
Carrying value January 1	10.9	0.0	3.6	3.5	7.1
Carrying value December 31	**10.9**		**2.9**	**8.5**	**11.3**

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

YIT Group's goodwill is allocated to the business segments and to the cash generating units (CGU) as follows:

EUR million	2015	2014
Baltic countries and Central Eastern Europe	8.1	8.1
YIT Moskovia	2.8	2.8
Total goodwill	**10.9**	**10.9**

The recoverable amount of all cash generating units (CGU) is based on value in use calculations. The recoverable cash flows are based on the set out budget for 2016 and the set out strategy of 2017–2018. The most significant assumptions concerning these are related to the development of housing demand and project margins, as well as changes in working capital. In impairment testing in 2015, the growth rates for terminal values used were 2% in the Baltic countries and Central Eastern Europe, and 6% for YIT Moskovia, which operates in Russia. The estimates rest on the former experience and trends in these markets. Forecast of several research institutes related to growth, demand and price trends have also been utilised when preparing the estimates.

The discount factor employed is YIT's latest confirmed pre-tax WACC (Weighted Average Cost of Capital). A WACC of 7.6% was used in the Baltic countries and Central Eastern Europe, and 18.9% in Russia.

The goodwill test results are evaluated by comparing the recoverable amount (E) with the carrying amount of the CGU (T), as follows:

Ratio				Estimate
E		<	T	Impairment
E	0–20%	>	T	Slightly above
E	20–50%	>	T	Clearly above
E	50%–	>	T	Substantially above

The recoverable amount exceeded the carrying amount substantially in the Baltic countries and Central Eastern Europe, and exceeded it slightly in Russia.

The sensitivity analysis for the recoverable cash flows has been made assessing the impact of changes in, for example, discount rate, profitability and terminal value. For Russia, the recoverable amount exceeds the carrying amount slightly, and thus the goodwill allocated to YIT Moskovia is sensitive to changes in the assumptions used.

16. Investments in associated companies and joint ventures

	2015			2014		
EUR million	Associated cmpanies	Joint ventures	Total	Associated cmpanies	Joint ventures	Total
Historical costs on January 1	0.7	0.1	0.8	0.4	0.1	0.5
Share of results	0.1	0.0	0.1	0.3	0.0	0.3
Increases		0.1	0.1			
Dividend received during the financial year	-0.2	-0.1	-0.3			
Historical costs on December 31	**0.6**	**0.1**	**0.7**	**0.7**	**0.1**	**0.8**

The carrying amounts of the shares in associated companies do not include goodwill in 2015 and 2014. Consolidation is based on the equity method. The impact of associated companies and joint ventures on the consolidated financial statements is minor.

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YIT Group's associated companies and joint ventures and their combined assets, liabilities, revenue and profit/loss

2015 EUR million	Domicile	Non-current assets	Current assets	Non-current liabilities	Current liabilities	Revenue	Profit/ loss	Consolidated	Ownership
Associated companies									
YIT Kuntatekniikka Oy	Mikkeli	0.0	2.9		1.6	13.6	0.1	0.1	40.00%
Joint ventures									
Ruoholahti 23 Oy	Helsinki		0.0		0.0		0.0	0.0	50.00%
Valtatie 7 Group	Helsinki	314.2	57.3	348.3	43.3	46.5	0.0		10.05%
Tieyhtiö Vaalimaa Oy	Helsinki	36.9	3.9	35.4	5.7		0.0		20.00%
Total		**351.1**	**64.0**	**383.7**	**50.6**	**60.1**	**0.1**	**0.0**	

2014 EUR million	Domicile	Non-current assets	Current assets	Non-current liabilities	Current liabilities	Revenue	Profit/ loss	Consolidated	Ownership
Associated companies									
YIT Kuntatekniikka Oy	Mikkeli	0.1	3.5		1.9	14.4	0.8	0.3	40.00%
Joint ventures									
Ruoholahti 23 Oy	Helsinki		0.0		0.0	0.1	0.0	0.0	50.00%
Valtatie 7 Group	Helsinki	325.8		349.4		25.9	0.0		10.05%
Total		**325.9**	**3.5**	**349.4**	**1.9**	**40.4**	**0.8**	**0.3**	

Descriptions of lines of business

YIT Kuntatekniikka Oy's line of business is to build, maintain and develop good living environments and provide services related to technical infrastructure and properties primarily in the Mikkeli area, and with regard to infrastructure services, also elsewhere in Eastern Finland.

Ruoholahti 23 Oy's line of business is to acquire, sell, own, manage and lease properties comprising residential, medical, office and industrial premises, as well as shares in real estate companies related to such premises. The company's line of business also includes construction and property development activities as well as related use and maintenance operations.

The company's line of business further includes the provision of management services for properties and premises.

Valtatie 7 Group's line of business is to plan, build, develop, finance and maintain the E18 motorway between Koskenkylä and Kotka.

Tieyhtiö Vaalimaa Oy's line of business is to plan, build, develop, finance and maintain the E18 motorway between Hamina and Vaalimaa.

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17. Available for sale investments

EUR million	2015	2014
Carrying value January 1	0.8	0.8
Decreases	-0.4	
Changes in fair values	0.0	0.0
Carrying value December 31	**0.4**	**0.8**
Available for sale investments consist of as follows:		
Quoted	0.1	0.1
Unquoted	0.3	0.7
Total	**0.4**	**0.8**

18. Non-current receivables

EUR million	2015 Carrying value	2015 Fair value	2014 Carrying value	2014 Fair value
Trade receivables	0.3	0.3	0.3	0.3
Other receivables	3.4	3.4	0.0	0.0
Accrued receivables			2.6	2.6
Total	**3.7**	**3.7**	**2.9**	**2.9**

Reconciliation to the Note 29 Financial assets and liabilities by category

EUR million	2015	2014
Trade receivables	0.3	0.3
Other receivables	3.4	0.0
Accrued receivables		2.6
Total	**3.7**	**2.9**

Non-current receivables do not include receivables from related parties.

19. Deferred tax assets and liabilities

EUR million	2015	2014
Deferred tax assets	40.5	41.6
Deferred tax liabilities	-18.5	-15.6
Deferred tax assets, net	**22.1**	**26.0**

Changes in deferred tax assets and liabilities

EUR million	2015	2014
Deferred tax assets, net January 1	26.0	30.0
Translation difference	0.2	-2.8
Changes recognised in income statement	-4.1	-1.2
Changes recognised in comprehensive income	0.0	-0.1
Deferred tax assets, net December 31	**22.1**	**26.0**

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Changes in deferred tax assets and liabilities before the offset

2015 EUR million	January 1	Translation difference	Recognised in the income statement	Recognised in comprehensive income/equity	December 31
Deferred tax assets					
Provisions	11.3	-0.2	2.0		13.1
Tax losses carried forward	4.3	-0.7	4.3		8.0
Pension obligations	0.1		0.1	0.0	0.2
Percentage of completion method	10.1	-0.1	-3.3		6.7
Inventories	13.4	-0.5	-0.8		12.1
Other items	9.4	-0.1	-4.0		5.2
Total deferred tax assets	**48.6**	**-1.7**	**-1.7**	**0.0**	**45.3**
Deferred tax liabilities					
Allocation of intangible assets	0.8		1.9		2.7
Accumulated depreciation differences	4.5		-1.3		3.2
Pension obligations	0.0				0.0
Percentage of completion method	5.6	-1.2	2.5		6.8
Inventories	7.8	-0.7	-0.6		6.5
Available-for-sale investments	0.1				0.1
Other items	3.9	0.1	-0.1		3.9
Total deferred tax liabilities	**22.7**	**-1.8**	**2.4**		**23.2**

2014 EUR million	January 1	Translation difference	Recognised in the income statement	Recognised in comprehensive income/equity	December 31
Deferred tax assets					
Provisions	12.5	-0.3	-0.9		11.3
Tax losses carried forward	7.4	-0.6	-2.5		4.3
Pension obligations	0.1	0.0	0.0		0.1
Percentage of completion method	9.4	-0.9	1.6		10.1
Inventories	17.6	-3.9	-0.3		13.4
Other items	17.8	-5.3	-3.1	-0.1	9.4
Total deferred tax assets	**64.8**	**-10.9**	**-5.3**	**-0.1**	**48.6**
Deferred tax liabilities					
Allocation of intangible assets	0.8	0.0	0.0		0.8
Accumulated depreciation differences	4.5		0.0		4.5
Pension obligations	0.0		0.0		0.0
Percentage of completion method	15.2	-3.2	-6.4		5.6
Inventories	7.5	-2.0	2.3		7.8
Available-for-sale investments	0.1		0.0		0.1
Other items	6.7	-2.8			3.9
Total deferred tax liabilities	**34.7**	**-8.0**	**-4.1**		**22.7**

The deferred tax receivables on the taxable losses will be booked to the extent it is expected that the benefit can be deducted from taxable profit in the future.No deferred tax asset of EUR 1.4 million (2014: EUR 1.5 million) has been recognised on accumulated losses, of which some part is not approved by the tax authorities. Deferred tax liability on undistributed earnings of subsidiaries, where the tax will be paid on the distribution of earnings, has not been recognised on the consolidated balance sheet, because distribution of the earnings is in the control of the Group and it is not probable in the near future. In 2015 the amount of unrecognised deferred tax liability was EUR 0.3 million.

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20. Inventories

EUR million	2015	2014
Raw materials and consumables	8.5	6.0
Work in progress	749.9	867.7
Land areas and plot-owing companies	499.6	509.1
Shares in completed housing and real estate companies	203.8	223.8
Advance payments	66.0	73.3
Other inventories	0.6	2.7
Total inventories	**1,528.4**	**1,682.6**

The write-downs of inventories were EUR 8.7 million (2014: EUR 9.0 million).

Work in progress include capitalised interests EUR 24.2 million (2014: EUR 27.7 million).

YIT Group has acquired land areas in Finland and abroad for the construction activities. The acquisition of a land area may be done by buying the ownership of property or of shares of a plot-owing company. The goodwill arisen from the acquisitions of plot-owing companies have been included in the total amount of Land areas or Work in progress in inventories.

21. Trade and other receivables

The balance sheet values

EUR million	2015	2014
Trade receivables	104.6	118.1
Loan receivables	1.1	3.8
Accrued income from long-term projects	22.5	31.5
Accrued income	15.4	13.4
Receivables from derivative agreements	6.1	2.4
Other receivables	37.9	47.6
Total	**187.6**	**216.8**

The trade receivables were on average EUR 111.4 million during 2015 (2014: EUR 116.5 million).

Reconciliation to the Note 29 Financial assets and liabilities by category

EUR million	2015	2014
Loan receivables	1.1	3.8
Trade receivables	104.6	118.1
Accrued income from long-term projects	22.5	31.5
Other receivables	37.9	47.6
Total	**165.0**	**197.3**

22. Cash and cash equivalents

EUR million	2015 Carrying value	2015 Fair value	2014 Carrying value	2014 Fair value
Cash and cash equivalents	117.2	117.2	199.4	199.4
Money market investments	5.0	5.0		
Total	**122.2**	**122.2**	**199.4**	**199.4**

Cash and cash equivalents presented in group cash flow statement

EUR million	2015	2014
Cash and cash equivalents	117.2	199.4
Money market investments	5.0	
Accounts with overdraft facility	0.0	
Total	**122.2**	**199.4**

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 23. Equity Legal and other reserves Legal reserves include the distributable earnings that have been booked to legal reserve based on the rule of Articles of Associations or by decision of Annual General Meeting. Other reserves include reserve of unrestricted equity in parent company and other reserves based on the regulation of local companies. January 1, 2014 125,590,136 149.2 -8.2 Return of treasury shares -6,144 -0.0 Translation differences Translation differences include the exchange rate differences recognised in Group conso-lidation. In addition, on the net investment in foreign subsidiaries, which are hedged with currency forwards, the portion of the gains and losses of effective hedges is recognised in translation differences. There were no hedges of a net investment in a foreign operation in 2015 and 2014. December 31, 2014 125,583,992 149.2 -8.3 January 1, 2015 125,583,992 149.2 -8.3 Return of treasury shares -5,151 -0.0 December 31, 2015 125,578,841 149.2 -8.3 Fair value reserves Fair value reserves include movements in the fair value of the available-for-sale financial assets and the derivative instruments used for cash flow hedging. At December 31, 2015 the total number of YIT Oyj's shares was 127,223,422 and the share capital amounted to EUR 149.217 thousand euros. All the issued and subscribed shares have been fully paid to the company. Shares do not have a nominal value. Dividends After the balance sheet date the Board has proposed to Annual General meeting a dividend of 0.22 euros per share. Treasury shares Changes in own shares if YIT corporation during the accounting period Share-based incentive plan From 2010, the Group has had a long-term share-based incentive plan for it's key personnel. January 1, 2015 1,639,430 Return of treasury shares 5,151 December 31, 2014 1,644,581 The consideration paid for the treasury shares amounted to EUR 8.3 million and is disclosed as a separate fund in equity. The consideration paid on treasury shares decreases the distributable equity of YIT Corporation. YIT Corporation holds the own shares as treasury shares and has the right to return them to the market in the future. 118 Time Amount, pcs. Share capital and Number of Share Treasury share premium reserveoutstandingcapital, shares, sharesEUR millionEUR million

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Incentive plan 2010–2012

The scheme consisted of three earnings periods, i.e. the calendar years 2010, 2011 and 2012. Shares were handed over in 2011, 2012 and 2013 based on the performance in the previous year. A total of approximately 700,000 shares could be rewarded annually, of which a maximum of 20,000 to the President and CEO.

The taxes and tax-like payments arising from the share rewards are covered by a monetary bonus under the terms of the scheme. Employees included in the incentive scheme are obligated to not transfer their shares within two years of having obtained them for the shares based on performance in 2010 and three years for the shares based on performance in 2011 and 2012, i.e. throughout the duration of the commitment period. If the employment of an employee is terminated during the commitment period, the employee must return any shares obtained as rewards to the company free of charge. In the case of shares granted for 2010 and 2011, the commitment period has ended.

During 2015, a total of 5,151 shares were returned to the company in accordance with the terms and conditions.

Incentive plan 2014–2016

The earnings periods of the incentive scheme are the years 2014, 2015 and 2016. Any bonus will be determined on the basis of the indicators decided annually by YIT's Board of Directors for each earnings period and their target levels. Return on investment is the key indicator in the scheme. An additional target related to the Group's cash flow was set for 2014. In 2015, the return on investment target was complemented by a target related to net debt. YIT's Board of Directors also decides on the approximately 200 key persons from different YIT countries to be included in the incentive scheme for each earnings period. The same employees are not automatically covered by the scheme during all earnings periods.

A total of approximately 650,000 shares can be rewarded annually, of which a maximum of 25,000 to the President and CEO. The shares to be granted are already held by YIT as a rule. There is a two-year commitment period associated with each earnings period, after which the shares are transferred to key persons still employed by YIT Group. Shares will be handed over in 2017, 2018 and 2019. The employer will cover the taxes and tax-like fees charged to the key employees covered by the scheme in connection with the handing over of the shares. Under all circumstances, the Board has the right to amend the bonuses in a reasonable manner.

Granted shares in the incentive plans

Year	Grant date	Maximum amount of shares	Market value at grant date, EUR
2010	April 6, 2010	700,000	17.52
2011	March 18, 2011	700,000	20.67
2012	February 29, 2012	700,000	15.80
2014	April 1, 2014	650,000	7.81
2015	March 6, 2015	650,000	5.59

Costs recognised for the share-based incentive plan

		Cost of the financial year, EUR million	
Earning period	Persons	2015	2014
2011	260		0.2
2012	250	0.5	0.4
2014	162	0.9	0.7
2015	182	0.7	
Total		**2.1**	**1.3**

The accrued liabilities related to the cash-settled part of the compensation amount to EUR 0.8 million (in 2014: EUR 0.3 million). EUR 0.4 million (in 2014: EUR 0.2 million), is related to YIT Group's Management Board.

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24. Employee benefit obligations

EUR million	2015	2014
Pension benefits		
Balance sheet obligations	0.9	0.9
Income statement charge	0.0	0.0

In 2015 and 2014, the Group had defined benefit pension plans resulting from supplementary pension insurance in Finland. In all plans the pension liability has been calculated based on the number of years employed and the salary level. The pension plans are managed in insurance companies, which follow the local pension legislation in their management.

The amounts are determined as follow:

EUR million	2015	2014
Present value of funded obligations	4.2	4.3
Fair value of plan assets	-3.3	-3.4
Deficit/surplus	**0.9**	**0.9**
Present value of unfunded obligations		
Pension liability, net	**0.9**	**0.9**

Disclosed in the balance sheet as follows:

EUR million	2015	2014
Defined benefit pension obligations	0.9	0.9

The movement in the defined benefit obligation of the year

EUR million	2015	2014
At January 1	4.3	4.2
Current service cost	0.0	0.0
Interest cost	0.1	0.1
Actuarial profits/losses		0.2
Benefits paid	-0.3	-0.3
At December 31	**4.2**	**4.3**

The movement of plan assets of the year

EUR million	2015	2014
At January 1	3.4	3.4
Expected return of plan assets	0.1	0.1
Actuarial profits/losses		0.1
Employer contribution	0.1	0.0
Benefits paid	-0.3	-0.3
At December 31	**3.3**	**3.4**

Actuarial assumptions are as follows

%	2015	2014
Discount rate	2.0%	2.0%
Rate of salary increase	2.0%	2.0%
Rate of pension increases	0% / 2.1%	0% / 2.1%

Future payments

The following table presents the future payments used as the basis of the pension obligation calculations.

EUR million	2015
Due within one year	0.2
Due in 1–5 years	0.6
Due in 5–10 years	0.9
Due in 10–15 years	0.8
Due in 15–20 years	0.7
Due in 20–25 years	0.6
Due in 25–30 years	0.4
Due after more than 30 years	0.5
Total	**4.5**

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25. Provisions

EUR million	Guarantee reserve	10-year commitments in construction	Provisions for loss making projects	Restructuring provisions	Legal provisions	Rental guarantee provisions	Other provisions	Total
January 1, 2015	4.8	43.4	3.8	2.3	0.0	2.9	3.7	60.9
Translation difference	-0.6	0.0	0.1	-0.3	0.0	0.0	-0.1	-0.9
Additions	2.9	7.9	0.1	2.4	0.3	0.6	1.4	15.6
Released during the period	-1.4	-5.0	-1.5	-0.5	0.0	-2.2	-3.0	-13.7
Reversals of unused provisions	-0.1	-0.0	-0.9	-0.0	-0.0	-0.0	-0.0	-0.9
December 31, 2015	**5.7**	**46.3**	**1.5**	**4.0**	**0.4**	**1.3**	**1.9**	**61.0**
Current	0.5	38.2	1.5	0.0	0.0	0.5	0.0	40.8
Non-current	5.1	8.1	0.0	4.0	0.3	0.7	1.9	20.2
Total	**5.7**	**46.3**	**1.5**	**4.0**	**0.4**	**1.3**	**1.9**	**61.0**

Provisions for contractual guarantees and for Finnish 10-year commitments in construction is determined on the basis of experience in the realisation of commitments.

Provisions for guarantees cover repair costs under the guarantee obligation that follows the completion of a construction project. Provisions for guarantees are determined on the basis of experience in the realisation of commitments.

The 10-year commitment that applies to the construction of housing and business premises in Finland is determined as a whole for all projects subject to the commitment. The amount of the provision is based on index-adjusted historical experience on the basis of experience in the realisation of commitments.

Provisions are booked for loss-making orders when the direct expenditure required to meet obligations exceeds the benefit yielded by the agreement.

Restructuring provisions include wage provisions related to employee wages totalling EUR 1.6 million.

A leasing liability is generally created when the company is under a contractual obligation to be liable for unleased premises in a project. A provision for leasing liabilities is booked when the remaining unrecognised margin of the construction project is lower than the leasing liability related to the project.

For non-current provisions, anticipated cash flows are discounted to the present time. In 2015 the effect of discounting on the total amount of the provisions was EUR -1.9 million.

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26. Borrowings

Non-current liabilities

EUR million	2015 Carrying value	2015 Fair value	2014 Carrying value	2014 Fair value
Bonds	99.5	100.5	105.3	109.6
Loans from financial institutions	84.9	85.4	67.3	63.7
Pension loans	81.6	76.6	102.5	95.3
Other loans			0.0	
Finance lease liabilities	0.1		0.1	
Non-current liabilities, total	**266.1**	**262.5**	**275.2**	**268.6**

Current liabilities

EUR million	2015 Carrying value	2015 Fair value	2014 Carrying value	2014 Fair value
Bonds	105.4	107.5	105.4	106.6
Loans from financial institutions	4.8	4.8	79.7	79.7
Overdraft facility used	1.2	1.2		
Pension loans	21.0	21.0	21.0	21.0
Commercial papers	38.8	38.8	147.4	147.4
Developer contracting liabilities				
Receivables sold to financing companies [1]	140.0	140.0	176.3	176.3
Liability in housing corporation loans [2]	73.7	73.7	88.1	88.1
Other loans	0.0		2.2	2.2
Finance lease liabilities	0.1		0.1	0.1
Current liabilities, total	**385.1**	**387.0**	**620.2**	**621.4**

In the table are included all other liabilities than presented in Note 27. The fair values of bonds are based on the market price at the closing date.

The fair values of other non-current loans are based on discounted cash flows. The discount rate is defined to be the rate YIT Group was to pay for equivalent external loans at the year-end. It consists of risk free market rate and company and maturity related risk premium of 2.45–4.94% (in 2014: 2.12–4.08%) p.a., and they are classified as Level 2 in the fair value hierarchy.

[1] The construction-stage contract receivables sold to banks and other financing companies totalled EUR 259.7 million (in 2014: EUR 238.7 million) at year-end. Of this amount, EUR 140.0 million (in 2014: 176.3 million) is included in interest-bearing liabilities on the balance sheet and the remainder comprises receivables which qualify for derecognition according to IAS 39.15–37 and AG 36–52. Possible re-purchase liabilities in off-balance sheet items are related to violations in contract agreements. The interest paid on receivables sold to financing companies, EUR 3.4 million (in 2014: EUR 3.3 million), is included in net financial expenses.

[2] The interest on shares in the housing corporation loans of unsold completed residences is recognised in project expenses, because it is included in housing corporation maintenance charges.

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Bonds

	Interest rate, %	Currency	Nominal value, EUR million
Floating-rate bonds			
2/2006–2016 [1]	0.349	EUR	5.4
Fixed-rate bonds			
1/2011–2016 [2]	5.300	EUR	100.0
1/2015–2020 [3]	6.250	EUR	100.0
Total			**205.4**

Terms of the bonds in brief:

[1] Loan period September 28, 2006–September 28, 2016, interest payments annually at December 28, March 28, June 28 and September 28 in arrears. Interest rate is 3-month Euribor +0.48%. Amortisations à EUR 3,570,000 semi-annually at 28 March and 28 September, starting at 28 March 2010. The loan is not secured. ISIN code SE0001826686.

[2] Loan-period June 20, 2011–June 20, 2016, interest payments annually at June 20 in arrears. The loan is not secured. ISIN code FI4000026653. In relation to the partial demerger implemented on June 30, 2013, YIT convened the holders of bonds to a noteholders' meeting. The Board of Directors proposed for decision that the holders of bonds will be credited for the impacts of the demerger so that the total actual annual interest rate for their remaining maturity from the implementation date of the partial demerger will be increased by 0.550 percentage points. The noteholders' meetings unanimously approved the proposals of YIT's Board of Directors.

[3] Loan period March 25, 2015–March 25, 2020, interest payments annually at March 25 and September 25 in arrears. The loan is not secured. ISIN code FI4000148937

Finance lease liabilities

EUR million	2015	2014
Finance lease liabilities fall due in as follows:		
Minimum lease payments		
No later than 1 year	0.1	0.1
1–5 years	0.1	0.1
Later than 5 years		
Total minimum lease payments	**0.1**	**0.2**
Present value of minimum lease payments		
No later than 1 year	0.1	0.2
1–5 years	0.1	0.1
Later than 5 years		
Total present value of minimum lease payments	**0.2**	**0.3**
Future finance charges	0.0	0.1
Finance expenses charged to income statement	0.0	0.0

YIT Group's main finance lease agreements are the agreements of buildings, cars, machinery and equipment both in production and offices.

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ANNUAL REPORT 2015

27. Trade and other payables

Non-current liabilities

EUR million	2015 Carrying value	2014 Carrying value
Trade payables	2.9	13.9
Liabilities of derivative instruments	7.1	6.0
Other liabilities	0.4	3.0
Total non-current payables	**10.4**	**22.9**

Current liabilities

EUR million	2015 Carrying value	2014 Carrying value
Trade payables	123.1	109.6
Accrued expenses	63.7	63.3
Liabilities of derivative instruments		0.0
Accrued expenses in work in progress	90.3	83.1
Advances received	376.9	402.8
Other payables	46.2	46.0
Total current payables	**700.3**	**704.8**

Accrued expenses

EUR million	2015	2014
Accrued employee-related liabilities	33.2	33.8
Interest expenses	6.9	9.8
Other accrued expenses	23.7	19.6

The carrying value of the non-interest bearing liabilities reflects nearly the fair value of them.

Reconciliation to the Note 29 Financial assets and liabilities by category

EUR million	2015	2014
Non-current liabilities	10.4	22.9
Derivatives	-7.1	-6.0
Accrued expenses	0.0	0.0
Total	**3.3**	**16.9**
Current trade and other payables	700.3	704.8
Accrued expenses	-63.7	-63.3
Derivatives		0.0
Accrued expenses in work in progress	-90.3	-83.1
Total	**546.2**	**558.4**

28. Nominal values and fair values of derivative instruments

Nominal values

EUR million	2015	2014
Foreign exchange forward contracts	86.4	62.2
Hedge accounting applied		
Interest rate swaps	70.0	50.0
Hedge accounting not applied		
Interest rate swaps	270.0	218.0
Interest rate caps		50.0
Interest rate forward contracts, total	**340.0**	**318.0**

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Fair values

EUR million	2015 Positive fair value (carrying value)	2015 Negative fair value (carrying value)	2015 Net value	2014 Positive fair value (carrying value)	2014 Negative fair value (carrying value)	2014 Net value
Foreign exchange forward contracts						
Hedge accounting applied						
Hedge accounting not applied	6.2	-0.1	6.1	4.1	-1.7	2.4
Total	**6.2**	**-0.1**	**6.1**	**4.1**	**-1.7**	**2.4**
Interest rate derivatives						
Hedge accounting applied		-0.9	-0.9		-1.1	-1.1
Hedge accounting not applied		-6.2	-6.2		-4.9	-4.9
Total		**-7.1**	**-7.1**		**-6.0**	**-6.0**

All derivatives are hedges according to the Group's financial risk management policy, but hedge accounting, as defined in IAS 39, is only applied to certain derivative contracts. Foreign exchange forward contracts are mainly designated as hedges of financial items and have been charged to P/L in financial income/expenses. The foreign exchange forward contracts' maturity dates are in 2015. The duration of the Group's interest bearing loans has been increased by interest rate derivatives. Changes in the fair value of derivatives with hedge accounting applied are recognised in the fair value reserve in equity and changes in the fair value of derivatives with hedge accounting not applied are recognised through profit or loss (Notes 27 and 29). All the interest rate derivatives to which hedge accounting is applied are long-term agreements corresponding to the maturity of the hedged liability.

The interest rate risk of sold receivables linked to the floating Euribor rate and the commercial paper portfolio has been hedged by interest rate derivatives. Changes in the fair value of these interest rate derivatives have been charged to profit/loss.

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29. Financial assets and liabilities by category

2015

EUR million	Available for sale investments	Loans and other receivables	Held for trading	Derivatives/ hedge accounting	Finance liabilities	Carrying value	Fair value	Note
Valuation	Fair value	Measured at amortised cost	Fair value	Fair value	Measured at amortised cost			
Non-current financial assets								
Available for sale investments, listed shares	0.1					0.1	0.1	17
Available for sale investments, unlisted shares	0.3					0.3		17
Receivables								
Trade receivables and other receivables		3.7				3.7		18
Current financial assets								
Receivables								
Loan receivables		1.1				1.1	1.1	21
Trade receivables and other receivables		165.0				165.0		21
Derivatives (hedge accounting not applied)			6.1			6.1	6.1	21
Cash and cash equivalents		122.2				122.2	122.2	22
Total by valuation group	**0.4**	**292.0**	**6.1**			**298.5**	**129.5**	
Non-current financial liabilities								
Borrowings					266.1	266.1	262.5	26
Other liabilities								
Trade payables and other liabilities					3.3	3.3		27
Derivatives (hedge accounting applied)				0.9		0.9	0.9	27, 28
Derivatives (hedge accounting not applied)			6.2			6.2	6.2	27, 28
Current financial liabilities								
Borrowings					385.1	385.1	387.0	26
Trade payables and other liabilities								
Trade payables and other liabilities					546.2	546.2		27
Derivatives (hedge accounting applied)								27, 28
Total by valuation group			**6.2**	**0.9**	**1,200.7**	**1,207.8**	**656.6**	

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2014

EUR million	Available for sale investments	Loans and other receivables	Held for trading	Derivatives/ hedge accounting	Finance liabilities	Carrying value	Fair value	Note
Valuation	Fair value	Measured at amortised cost	Fair value	Fair value	Measured at amortised cost			
Non-current financial assets								
Available for sale investments, listed shares	0.1					0.1	0.1	17
Available for sale investments, unlisted shares	0.7					0.7		17
Receivables								
Trade receivables and other receivables		2.9				2.9		18
Current financial assets								
Receivables								
Loan receivables		3.8				3.8	3.8	21
Trade receivables and other receivables		197.3				197.3		21
Derivatives (hedge accounting not applied)			2.4			2.4	2.4	21
Cash and cash equivalents		199.4				199.4	199.4	22
Total by valuation group	**0.8**	**403.4**	**2.4**			**406.6**	**205.7**	
Non-current financial liabilities								
Borrowings					275.2	275.2	268.6	26
Other liabilities								
Trade payables and other liabilities					16.9	16.9		27
Derivatives (hedge accounting applied)				1.1		1.1	1.1	27, 28
Derivatives (hedge accounting not applied)			4.9			4.9	4.9	27, 28
Current financial liabilities								
Borrowings					620.2	620.2	621.4	26
Trade payables and other liabilities								
Trade payables and other liabilities					558.4	558.4		27
Derivatives (hedge accounting applied)				0.0		0.0	0.0	27, 28
Total by valuation group			**4.9**	**1.1**	**1,470.6**	**1,476.6**	**896.0**	

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30. Financial risk management

YIT Group is exposed to a variety of financial risks in its business operations. The main risks are liquidity risk, credit risk and market risks including foreign exchange and interest rate risk. The objective of the Group's financial risk management is to minimise the uncertainty which the changes in financial markets cause to the Group's financial performance.

The Board of Directors has approved a treasury policy for the Group. The Group Treasury is responsible for the practical implementation of the policy in association with the business units. In the operating units and subsidiaries the financing is carried out by financial personnel and management. Responsibilities between the Group Treasury and operating units are defined in the Group's treasury policy. Operating units are responsible for providing the Group Treasury with timely and accurate information on financial position, cash flows and foreign exchange position in order to ensure the Group's efficient risk management. In addition to the above, the Group's treasury policy defines the principles and methods for financial risk management, cash management and specific financing-related areas e.g. commercial guarantees, relationships with financiers and customer financing.

Interest rate risk

The Group has interest-bearing receivables related to cash and cash equivalents. Otherwise its revenues and operating cash flows are mostly independent of changes in market interest rates.

Interest rate risk arises mainly from the Group's current and non-current loans, receivables sold to banks and financial institutions and the related interest rate derivatives. In addition, the Group has interest-bearing cash and cash equivalents. Loans issued at floating interest rates expose the Group to cash flow interest rate risk, which is hedged by interest rate derivatives. To manage the interest rate risk, the Board of Directors has defined a duration target of two years for loans and for the related interest rate derivative hedges. The duration may be deviated from by +/- 1.5 years upon the decision of Vice President, Group Treasurer. In order to meet the duration target, part of the loans at floating rates are converted to fixed rate using interest rate caps and swaps. At the end of 2015, the duration of loans including the hedging derivatives was 2.36 years (2014: 1.55 years).

The cash flow risk related to three floating-rate loans is hedged by using interest rate swaps. At the end of 2015, the nominal amounts of the loans hedged were EUR 15 million (2014: EUR 20 million), EUR 30 million and EUR 25 million, and their reference interest rates were 1-month Stibor, 1-month Euribor and 3-month Euribor, respectively. The hedged cash flows will be realised within three years. The hedges are effective and, according to accounting policies, changes in the fair value of interest rate swaps are recognised in the fair value reserve in equity.

In addition to non-current loans, the duration target guides the management of the cash flow interest rate risk related to receivables sold to banks and financial institutions, and the pricing of the commercial paper portfolio. Hedging decisions for this exposure are made by the Chief Financial Officer (CFO) of the Group. At the end of 2015, the Group used interest rate derivatives to hedge the cash flow risk related to sold receivables. The nominal value of the hedged items was EUR 220 million and their reference interest rates were 1-month Euribor and 3-month Euribor. In addition, the cash flow risk related to the pricing of the commercial paper portfolio, with a nominal value of EUR 50 million, linked to the 3-month Euribor on average, was hedged at the end of 2015. Hedge accounting as set out in IAS 39 is not applied and the fair value changes are recognised as financial income and expenses in the income statement in accordance with accounting policies. (Note 11)

Loans issued at fixed interest rates comprised approximately 86% (2014: approximately 66%) of the loan portfolio at the balance sheet date. The weighted average effective interest rate of the loans at fixed rate was 3.7% (2014: 2.9%). The weighted average effective interest rate of the loans at floating rates was 4.8% (2014: 3.0%). The weighted average effective interest rate of the portfolio as a whole was 3.9% (2014: 2.9%). These figures include the effect of derivative instruments. Interest rate derivatives increase the weighted average effective interest rate of the loan portfolio as a whole by 0.4 (2014: 0.2) percentage points.

In addition to the duration target, the management monitors the effect of the possible change in interest rate level on the Group's financial result on a quarterly basis (effect of one percentage point change in interest rate level on yearly net interest expenses). The effect on yearly net interest expenses would have been EUR 0.9 million net of tax in 2015 (2014: EUR 1.3 million). One percentage point change in interest rates has been used in the calculation for the loan portfolio, and the effect of the change has varied from EUR 0.4 million to EUR 1.2 million (2014: EUR 1.3–2.7 million). In addition, the effect of fair valuation of interest rate derivatives for which hedge accounting is not applied would have been EUR 6.5 million (2014: EUR 5.8 million) net of

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tax on the profit for the period when interest rates rise by one percentage point. If interest rates would have decreased by one percentage point, the effect would have been EUR 8.1 million net of tax on the profit for the period.

The calculation is based on the maturities of the Group's interest-bearing net debt depending on the reference interest rate:

Reprising schedule of the interest bearing net debt

EUR million	2015	2014
< 1 month	172.5	227.1
1–3 months	24.5	-278.9
3–12 months	-183.7	-152.7
1–5 years	-492.3	-491.5
> 5 years	-50.0	
Total	**-529.0**	**-696.0**

The figures in the table are nominal values. Off-balance sheet receivables sold to financial institutions amounting to EUR 119.7 million (2014: EUR 62.4 million) are not included in these IFRS figures.

A change of one percentage point in interest rates on the balance sheet date would have affected the consolidated balance sheet by EUR 0.7 million (2014: EUR 0.6 million) net of tax. The effect would have changed the fair values of the interest rate derivatives in hedge accounting, in the fair value reserve in equity.

In addition to interest-bearing net debt, the foreign exchange forward contracts associated with the intra-Group loans and the hedging of the foreign exchange risk of certain commercial contracts expose the Group's result to interest rate risk. The Group's external loans are mainly denominated in euros, but the subsidiaries are financed in their functional currency. The parent company is exposed to the interest rate risk of the different functional currencies in the Group when it hedges the foreign exchange risk arising from the foreign currency denominated loans granted to subsidiaries and certain commercial contracts using foreign exchange forward contracts. The most significant currency of the intra-Group loans is the Russian rouble. As the parent company hedges the receivables denominated in roubles, the parent company has to pay the interest rate difference between the rouble and the euro. The relatively large difference in interest rates between the euro and the Russian rouble has had a significant effect on hedging costs.

At the balance sheet date, a change of three percentage points in the interest rate differential between the euro and the Russian rouble would have had an impact of EUR 1.6 million (2014: EUR 0.8 million) on the profit for the period net of tax. The sensitivity analysis is based on the foreign exchange forward contracts outstanding at the balance sheet date.

Credit and counterparty risk

The Group's credit risk is related to clients with open balances or with long term agreements and to the counterparties to cash and cash equivalents and derivative agreements. The Group Treasury is responsible for the counterparty risk of the derivative instruments and cash and cash equivalents. Operating units are responsible for the credit risk related to operating items, such as trade receivables. Customers and the nature of the agreements differ between the Group's segments. Customer-specific credit risk management is carried out in the segments' finance departments in cooperation with the operating units.

The counterparties of financial instruments are chosen based on the management's estimate of their reliability. The Board of Directors accepts the main banks used by the Group and counterparties to the current investments and derivative instruments and their limits. According to the treasury policy, it is possible to make short-term investments related to liquidity management. No impairment has been recognised on the derivative instruments or the cash and cash equivalents in the period. The management does not expect any credit losses from counterparties to financing assets or derivative instruments.

The Group manages credit risk related to operating items by holding the ownership of constructions, like apartments and office buildings, until payment is received; taking advance payments; accelerated payment programmes of projects; payment guarantees; site-specific mortgages; credit risk insurance policies; and careful examination of clients' background information. In addition, selling of receivables to financial institutions is used in the management of the credit risk of operations. The term of payment for invoices is mainly 14 to 30 days. The background of the new customers is examined thoroughly by, for example, acquiring credit information. The Group does not have any significant concentrations of credit risk as the clientele is widespread and geographically divided into the countries in which the Group operates. Trade receivables related to sales of office buildings

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which are paid only when the ownership is transferred, and the related risk of insolvency of the counterparty, are typically transferred to banks and financial institutions. These transfers meet the conditions set out in IAS 39 for derecognition of financial assets.

The credit losses and the provision for impairment of receivables were EUR 0.2 million. In 2015 there were no significant credit losses or provisions for impairment of receivables. The operating units are not expecting any unusual credit risk arising from trade receivables or construction contracts.

As a result of the partial demerger registered on 30 June 2013, YIT Corporation bears secondary liability amounted EUR 42.0 million for certain Group and bank guarantees transferred to Caverion Corporation if Caverion cannot cope with these obligations.

Analysis of trade receivables

	2015			2014		
EUR million	Carrying value	Impaired	Gross	Carrying value	Impaired	Gross
Not past due [1]	92.7		92.7	107.7		107.7
1–90 days	6.4	-0.1	6.5	6.2	-0.1	6.3
91–180 days	2.4	-0.1	2.5	1.0		1.0
181–360 days	1.2	-0.2	1.4	1.2	-0.1	1.3
over 360 days	2.2	-0.4	2.6	2.2	-0.7	3.0
Total	**104.9**	**-0.8**	**105.7**	**118.3**	**-0.9**	**119.3**

[1] There are no material trade receivables that would be otherwise past due but whose terms have been renegotiated. For additional information on trade receivables, please see notes 18 and 21.

Set-off arrangements for financial instruments

a) Assets

				Amounts related to assets that have not been set off on the balance sheet		
EUR million	Gross amount of the item	Amount set-off on the balance sheet	Amount shown on the balance sheet	Financial instruments	Cash collateral	Net
December 31, 2015						
Exchange rate derivatives	6.2	-0.1	6.1			6.1
Interest rate derivatives	0.0	0.0	0.0			0.0
Trade receivables	104.9		104.9			104.9
December 31, 2014						
Exchange rate derivatives	4.1	-1.7	2.4			2.4
Interest rate derivatives	0.0	0.0	0.0			0.0
Trade receivables	118.4		118.4			118.4

b) Liabilities

				Amounts related to assets that have not been set off on the balance sheet		
EUR million	Gross amount to of the item	Amount set-off on the balance sheet	Amount shown on the balance sheet	Financial instruments	Cash collateral	Net
December 31, 2015						
Exchange rate derivatives	0.1	-0.1	0.0			0.0
Interest rate derivatives	7.1	0.0	7.1			7.1
Trade receivables	125.9		125.9			125.9
December 31, 2014						
Exchange rate derivatives	1.7	-1.7	0.0			0.0
Interest rate derivatives	6.0	0.0	6.0			6.0
Trade receivables	123.5		123.5			123.5

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 A set-off arrangement that can be implemented is related to derivative assets and liabilities. If such a choice is not made, financial assets and liabilities are settled in gross amounts, but both parties of a general set-off arrangement are entitled to the net settlement of all such monetary amounts if the other party neglects to fulfil its obligations. prevailing at the balance sheet date. Cash flows of foreign currency forward contracts are translated into euros at forward rates. Foreign exchange risk The Group operates internationally and is exposed to foreign exchange risks arising from the currencies of the countries in which it operates. The risk arises mainly from the assets and lia-bilities on the balance sheet and net investments in foreign operations. In addition, commercial contracts of the subsidiaries cause foreign exchange risk. However, the contracts are mainly made in the units’ own functional currencies. Liquidity risk The management continuously evaluates and monitors the amount of funding required by the Group’s business activities to ensure adequate liquid funds to finance its operations and repay its loans at maturity. The funding requirements are evaluated based on a financial budget prepared every six months, a monthly financial forecast and short-term, timely cash planning. The Group Treasury is responsible for the adequacy of funding, the availability of different sources of funding and the controlled maturity profile of external loans. When making decision about a new loan it should be made sure, according to treasury policy, that only 1/4 of the loan portfolio can mature over one calendar year, in order to minimize refinancing risk. When the amount of maturing loans is calculated, commercial papers, receivables sold to banks or housing company loans are not taken into account. The objective of managing foreign exchange risk at YIT is to reduce the uncertainty caused by foreign exchange rate movements on profit through cash flows and the valuation of commer-cial receivables and liabilities. By decision of the Board of Directors, the net investments in foreign operations are not hedged from the changes in foreign exchange rates. Part of the loans given to Russian subsidiaries by the Group are considered to form part of net investments. These loans are included in net investments in the next table. The Group uses cash and cash equivalents, Group accounts with overdraft facilities, financing credit facilities, commercial paper programmes and bond programmes to manage the liquidity risk. On the balance sheet date, YIT had the entire undrawn EUR 300 million credit facility and EUR 63.2 million of overdraft facilities available. The credit facility is valid until January 2018. YIT’s cash reserves amounted to EUR 122.2 million (2014: EUR 199.4 million) at the end of 2015. The substantial liquidity buffer, combined with financing arrangements currently being prepared, is estimated to cover refinancing needs in 2016. The management and acquisition of the Group’s funding is centralised to the Group Treasury. As the cash management is cent-ralised to the Group Treasury, the use of liquid funds can be optimised between the different units of the Group. The change in foreign exchange rates decreased the value of the Group’s net investments in equity by EUR 32.9 million compared to the end of the previous year. An increase or decrease of 20 percentage points in the euro exchange rate against other currencies would have had an impact of EUR 52.0 million on translation differences under consolidated shareholders’ equity at the balance sheet date. The table on the next page describes the contractual maturities of the financial liabilities. The amounts are undiscounted. The interest flows of floating-rate loans and derivative instruments are based on interest rates prevailing on December 31, 2015 (December 31, 2014 Cash flows of foreign currency denominated loans are translated into euros at the foreign currency rates 131

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Contractual maturity analysis of financial liabilities and interest payments at December 31, 2015

EUR million	2016	2017	2018	2019	2020	2021–	Total	Note
Bonds	115.8	6.2	6.2	6.2	103.0		237.4	26, 29
Loans from financial institutions	8.7	80.6	4.7				94.0	26, 29
Pension loans	22.7	22.2	9.8	52.3			107.0	26, 29
Receivables sold to banks/financial institutions [1]	109.0	32.4					141.4	26, 29
Finance lease liabilities	0.1	0.1					0.1	26, 29
Other financial liabilities [2]	73.7						73.7	26, 29
Commercial papers	39.0						39.0	26, 29
Trade and other payables	546.2						546.2	27, 29
Interest rate derivatives								
Hedge accounting applied	0.6	0.4	0.1				1.0	27, 28, 29
Hedge accounting not applied	2.3	2.2	1.7	1.1	0.6	0.1	8.0	27, 28, 29
Foreign currency derivatives								
cash outflow	-81.5	-5.0					-86.5	27, 28, 29
cash inflow	87.4	5.2					92.6	27, 28, 29

Contractual maturity analysis of financial liabilities and interest payments at December 31, 2014

EUR million	2015	2016	2017	2018	2019	2020–	Total	Note
Bonds	115.0	110.2					225.2	26, 29
Loans from financial institutions	83.7	8.1	57.1	4.7			153.6	26, 29
Pension loans	23.0	22.5	22.1	9.7	52.3		129.6	26, 29
Receivables sold to banks/financial institutions [1]	155.8	23.7					179.5	26, 29
Finance lease liabilities	0.1	0.1					0.2	26, 29
Other financial liabilities [2]	89.4						89.4	26, 29
Commercial papers	148.0						148.0	26, 29
Trade and other payables	558.4						558.4	27, 29
Interest rate derivatives								
Hedge accounting applied	0.0	0.0	0.0				0.0	27, 28, 29
Hedge accounting not applied	1.6	1.6	1.3	0.6	0.1		5.2	27, 28, 29
Foreign currency derivatives								
cash outflow	-63.9						-63.9	27, 28, 29
cash inflow	66.3						66.3	27, 28, 29

[1] Receivables sold to banks and financial institutions are related to residential development projects and they are set off by housing corporation loans withdrawn upon the completion of construction and by payments made by the buyers of the residential units.

[2] Includes the shares in the housing corporation loans of unsold completed residential projects which are transferred to the buyers of residential units in conjunction with the sale.

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Foreign currency denominated net investments at the balance sheet date

EUR million	2015 Net investment	2014 Net investment
RUB	339.0	323.5
CZK	23.1	27.0
PLN	4.7	

According to the Group's treasury policy, the business units and the subsidiaries are responsible for identifying the foreign exchange risk related to their foreign currency denominated cash flows and reporting it to the Group Treasury. All firm commitments must be hedged unless the Group CFO decides otherwise. Hedging by business units is performed by intra-Group transactions with the parent company as the counterparty. The Group Treasury hedges the Group net position and takes care of all external hedging transactions. The Group does not apply hedge accounting as set out in IAS 39 to hedge its foreign exchange risk. Accordingly, the fair value changes in derivative instruments are recognised in the consolidated income statement according to the accounting policies. In 2015, the most significant currency related to commercial agreements and their hedges was the Russian rouble. If the euro had strengthened by 20 percentage points against the Russian rouble at the balance sheet date, the fair valuation of the foreign exchange forward contracts related to commercial agreements would have caused a foreign exchange loss of EUR 0.7 million net of tax.

Loans taken by the parent company are mainly denominated in euro, but the intra-Group loans are given in the functional currency of each subsidiary. The parent company hedges this foreign exchange risk by using foreign exchange forward contracts and currency options, if necessary. The most significant currency used in intra-Group loans is the Russian rouble.

In addition to the foreign exchange differences due to derivatives not included in hedge accounting, the strengthening or weakening of the euro would not have had a material impact on the result of the Group if the translation difference in consolidation is not considered. The sensitivity analysis takes into consideration the foreign exchange derivative contracts made for hedging both the internal and external loans and receivables which offset the effect of changes in foreign exchange rates.

The Group's external loans

	External loans		Adjusted by derivative contracts	
EUR million	2015	2014	2015	2014
EUR	736.1	917.2	675.2	854.3
RUB	21.1	22.1	81.5	78.5
SEK	14.4	18.8		
CZK			14.8	25.3
PLN	0.1		0.1	
Total	771.6	958.1	771.6	958.1

The division of trade receivables and payables by currencies corresponds to the functional currencies of the charging and the charged companies. Accordingly, no open foreign exchange risk is included.

Capital risk management

The Group's objectives when managing capital are to maintain the optimal strategic capital structure. The Group's capital risk management aims to safeguard its long-term ability to continue as a going concern, to increase shareholder value and secure the company's ability to pay dividends.

In YIT's business operations capital is particularly tied up in plot reserves, their development and ongoing construction production. In business where investments are small, such as infrastructure construction, the objective is effective turnover of net working capital. In the more capital-intensive business operations, such as residential development projects and real estate development projects, capital investments must be adjusted according to the market conditions by decreasing or increasing the number of plot investments and project start-ups. One of YIT's key priorities is to improve capital efficiency. In the period under review, capital was released by measures such as the active investor sales of completed apartments, the continuation of plot co-operation with plot funds and concluding agreements on the sale of slow-moving assets.

By the end of December, approximately 80% of the ongoing EUR 380 million capital release programme had been achieved, in addition to which the Group had recognised write-downs on EUR 9 million in slow-moving assets. The aim is to complete the capital release programme in 2016. The amount and structure of capital is also controlled by adjusting the amount of dividend, acquiring the company's own shares, issuing new shares or selling assets in order to reduce debt.

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YIT monitors its capital structure on the basis of the equity ratio. The strategic goal for YIT's equity ratio set by the Board of Directors is 40% (POC).

The Group's equity ratio has been the following:

EUR million (POC)	2015	2014
Equity	548.5	587.2
Balance sheet total	1,741.4	1,968.3
./. Advances received	-195.6	-155.8
Capital	**1,545.8**	**1,812.5**
Equity ratio %	35.5%	32.4%

YIT Corporation's credit facility and bank loan agreements, as well as the bond issued in 2015, include a financial covenant linked to YIT's equity ratio. In addition, the credit facility agreement and two bank loan agreements include a covenant linked to YIT's gearing. The financial covenants require an IFRS equity ratio of at least 25 per cent and a gearing ratio under 150 per cent. The covenants were not breached during the financial period. The Group's IFRS equity ratio was 32.9 per cent and gearing 101.1 per cent on the balance sheet date.

Fair value estimation

The Group measures the fair value measurement hierarchy as follows:

Level 1: The fair values of financial instruments are based on quoted prices in active markets. A market can be considered active if quoted prices are regularly available and the prices represent the actual value of the instrument in liquid trading.

Level 2: Financial instruments are not traded in active and liquid markets. The value of a financial instrument can be determined based on market value and potentially partially derived value measurement. If, however, the factors affecting the fair value of the instrument are available and observable, the instrument belongs to level 2.

Level 3: The valuation of a financial instrument is not based on observable market data, and other factors affecting the fair value of the instrument are not available and observable.

The following table presents the Group's assets and liabilities that are measured at fair value and their levels.

Assets

	2015		2014	
EUR million	Level 1	Level 2	Level 1	Level 2
Available-for-sale investments	0.1		0.1	
Derivatives (hedge accounting not applied)		6.2		2.4
Total assets	**0.1**	**6.2**	**0.1**	**2.4**

Liabilities

	2015		2014	
EUR million	Level 1	Level 2	Level 1	Level 2
Derivatives (hedge accounting not applied)		6.3		4.9
Derivatives (hedge accounting applied)		0.9		1.1
Total liabilities		**7.2**		**6.0**

In the past financial year, there were no transfers between level 1 and level 2. At the balance sheet date, the Group had no assets categorised at level 3.

Specific valuation techniques used to value financial instruments include: the use of quoted market prices or dealer quotes for similar instruments; the fair value of interest rate swaps is calculated as the present value of the estimated future cash flows based on observable yield curves; the fair value of forward foreign exchange contracts is determined using forward exchange rates at the balance sheet date; the fair value of the remaining financial instruments is determined using discounted cash flow analysis. All the resulting fair value estimates are included in level 2 except for unlisted equity securities and holdings.

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31. Other lease agreements

YIT Group as lessee

The future minimum lease payments under non-cancellable operating leases:

EUR million	2015	2014
No later than 1 year	20.9	23.6
1–5 years	76.4	72.1
Later than 5 years	29.6	46.5
Total	**126.9**	**142.2**

The lease payments of non-cancellable operating leases charged to the income statement in 2015 amounted to EUR 23.5 million (in 2014: EUR 23.7 million).

The YIT group has leased the office facilities in use. The operating lease agreements of office facilities have a period of validity of up to 8 years. Most of the agreements include the possibility of continuing after the initial expiry date. The index, renewal and other terms of the lease agreements of office facilities are dissimilar to each other. Operating leases also include the liabilities of operating lease agreements of employee cars, which have the average duration of four years. The Group has also sold plots and transferred preliminary agreements for the sale of plots to funds. YIT will continue its project development and construction on the plots and pay rent to the funds for the plots. The minimum lease payments for these plot leases have been calculated until the probable start time. They are included in the figures in the above table, and they total EUR 14.8 million (2014: EUR 4.0 million).

YIT Group as lessor

The future minimum lease receivables under non-cancellable operating leases:

EUR million	2015	2014
No later than 1 year	6.4	6.3
1–5 years	18.4	18.9
Later than 5 years	12.5	15.1
Total	**37.3**	**40.3**

The Group has primarily subleased business premises it leases from others. The operating lease agreements of office facilities have a period of validity of up to eight years. The index, renewal and other terms of the lease agreements of office facilities vary. Most of the agreements include the possibility of continuing after the initial expiry date. The minimum lease amount is calculated until the earliest possible date of termination.

32. Commitments and contingent liabilities

EUR million	2015	2014
Guarantees on behalf of associated companies and joint ventures	5.0	6.8
Other commitments		
Rental guarantees for clients	7.1	1.4
Investment commitments		
Purchase commitments	396.5	490.9

As a result of the partial demerger registered at 30 June 2013, YIT Corporation has secondary liability for guarantees transferred to Caverion Corporation, with a maximum total amount of EUR 42.0 million at December 31, 2015 (at December 31, 2014: EUR 114.8 million).

YIT Corporation has guaranteed obligations of its subsidiaries. At December 31, 2015, the total amount of these guarantees was EUR 1,058.5 million (at December 31, 2014: EUR 961.9 million).

The Group is involved in legal proceedings in preparation and pending that are connected to ordinary operations and whose outcomes are difficult to predict. It is the understanding of the Group that the legal proceedings do not have a significant effect on the Group's result.

Repurchase commitments are primarily preliminary agreements for plot acquisition, which are realised when conditions specified in the preliminary agreement are met, such as the confirmation of the area plan.

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33. Subsidiaries

Excluding the real estate companies presented in inventories

Name	Domicile	Nature of business	Ownership of the parent company	Ownership of the Group	Ownership of non-controlling interest
Shares in subsidiaries, owned by the parent company					
YIT Construction Ltd	Helsinki	Construction	100.00%	100.00%	
YIT Equipment Ltd	Urjala	Construction machinery and equipment rental	100.00%	100.00%	
YIT Information Services Oy	Helsinki	IT services	100.00%	100.00%	
YIT IT East Oy	Helsinki	Holding company		100.00%	
LLC YIT Information Systems	St. Petersburg	IT services		100.00%	
Shares in subsidiaries, owned by YIT Construction Ltd					
AS YIT Ehitus	Tallinn	Construction		100.00%	
AS Koidu Kinnisvara	Tallinn	Construction		100.00%	
SIA YIT Celtnieciba	Riga	Construction		100.00%	
YIT Invest Export Oy	Helsinki	Holding company		100.00%	
JSC YIT Moskovia	Moscow	Construction		100.00%	
LLC YIT-Service	Moscow	Property maintenance		100.00%	
JSC YIT Stroi	Moscow	Construction		100.00%	
LLC YIT Service	St. Petersburg	Property maintenance		100.00%	
Urepol Oy	Helsinki	Holding company		100.00%	
JSC YIT Don	Rostov	Construction		100.00%	
LLC SP YIT Don	Rostov	Construction		100.00%	
LLC YIT Service Don	Rostov	Property maintenance		100.00%	
AB YIT Kausta	Kaunas	Construction		100.00%	
UAB YIT Kausta Bustas	Vilnius	Construction		100.00%	
YIT Salym Development Oy	Helsinki	Holding company		100.00%	
CJSC YIT Saint-Petersburg	St. Petersburg	Construction		100.00%	
Tortum Oy Ab	Helsinki	Holding company		100.00%	

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors
ANNUAL REPORT 2015

Name	Domicile	Nature of business	Ownership of the parent company	Ownership of the Group	Ownership of non-controlling interest
JSC YIT Uralstroi	Yekaterinburg	Construction		99.96%	0.04%
CJSC YIT Comfort	Yekaterinburg	Construction		99.96%	0.04%
LLC Ural YIT Service	Yekaterinburg	Property maintenance		99.96%	0.04%
LLC YIT Tyumen	Tyumen	Construction		99.96%	0.04%
Finn-Stroi Oy	Helsinki	Holding company		100.00%	
JSC YIT CityStroi	Moscow	Construction		94.29%	5.71%
LLC Hetber	Moscow	Construction		94.29%	5.71%
LLC Emerkom-Spetstroi	Moscow	Construction		94.29%	5.71%
LLC YIT CityService	Moscow	Property maintenance		94.29%	5.71%
CJSC TPK Strojmaterialy	Moscow	Construction		100.00%	
YIT Jupiter Oy	Helsinki	Holding company		100.00%	
YIT Mars Oy	Helsinki	Holding company		100.00%	
YIT Saturnus Oy	Helsinki	Holding company		100.00%	
YIT Sirius Oy	Helsinki	Holding company		100.00%	
CJSC YIT VDSK	Voskresensk	Construction		90.00%	10.00%
YIT Uranus Oy	Helsinki	Holding company		100.00%	
CJSC YIT Properties	Moscow	No business		100.00%	
YIT Neptunus Oy	Helsinki	Holding company		100.00%	
LLC YIT Kazan	Kazan	Construction		100.00%	
LLC YIT Service Kazan	Kazan	Property maintenance		100.00%	
YIT Stavo s.r.o [1]	Prague	Construction		85.00%	15.00%
YIT Reding a.s.	Bratislava	Construction		100.00%	
Gala Residence s.r.o.	Bratislava	Construction		100.00%	
YIT Development SP.Z.O.O	Warsaw	Construction		100.00%	

[1] YIT Group's share in YIT Stavo s.r.o is 100% in IFRS accounting, because the minority share of 15% YIT is assessed to be a share based payment to the management.

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34. Related party transactions

The Group's related parties include key executives, associated companies, joint ventures, and companies outside of the Group that a person in an executive position in the YIT Group can be expected to exercise influence over. Key executives include the members of the Board of Directors and the Management Board.

EUR million	2015	2014
Sales of goods and services		
Associates and joint ventures	32.3	26.7
Purchases of goods and services		
Other related parties	8.7	6.1
Trade and other receivables		
Associates and joint ventures	0.1	0.0
Other related parties	0.8	1.7
Trade and other payables		
Associates and joint ventures	2.3	0.0
Other related parties	1.4	

Goods and services to related parties are sold on the basis of price lists in force with non-related parties.

Key management compensation

EUR million	2015	2014
Salaries and other short-term employee benefits	2.6	2.0
Termination benefits	1.9	1.8

Includes the salaries and benefits of the President and CEO, the Deputy to the President and CEO and the members of the Group Management Board.

Salaries and fees

EUR	2015	2014
President and CEO	655,566	547,871
Deputy to President and CEO	433,455	352,727
Board of Directors		
Henrik Ehrnrooth [1]		17,600
Reino Hanhinen	87,450	84,550
Kim Gran	68,250	64,950
Satu Huber	53,950	55,050
Erkki Järvinen [2]	55,050	55,600
Juhani Pitkäkoski [3]	55,050	42,800
Teuvo Salminen [4]	55,050	42,800
Board of Directors, total	**374,800**	**363,350**

[1] Henrik Ehrnrooth was a member of the Board of Directors and the Personnel Committee until March 18, 2014.
[2] Erkki Järvinen has been a member of the Board of Directors and the Audit Committee as of March 15, 2013.
[3] Juhani Pitkäkoski has been a member of the Board of Directors as of March 18, 2014.
[4] Teuvo Salminen has been a member of the Board of Directors as of March 18, 2014.

Pension, retirement age and right to dismiss

The contractual retirement age of the President and CEO and the Executive Vice President and deputy to the CEO has been set at 62. In other respects, the statutory retirement ages apply to the members of the Management Board. The contractual pension of the CEO and his deputy amounts to 60% of salary accounted according to Finnish employment pension law. The pension scheme is benefit-based. The contractual period of notice is for 6–12 months. If the company terminates the contract, the CEO and his deputy shall also be paid separate compensation amounting to 12 months' salary.

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Accrual-based pension expenditure in 2015 The members of the Board of Directors are not insured in terms of TyEL (Employees’ Pensions Act) or supplementary pension for their meeting fees. Loans to related parties There are no loans to related parties in the end of financial year. 139 EUR million 20152014 Statutory pensions Supplementary pension security Statutory pensions 0.10.0 President and CEO 0.10.0 Deputy to the President and CEO 0.10.0 0.10.0 Total 0.20.0 0.20.0 Supplementary pension security

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Parent company Income statement, FAS Parent company Income statement, FAS 140 EUR millionNote20152014 Revenue Other operatin income2 27.0 26.2 Personnel expenses3 -11.9 -10.8 Depreciation and value adjustments4 -1.1 -1.1 Other operating expenses -29.2 -32.4 Operating loss -15.1 -18.0 Financial income and expenses5 20.4 -24.0 Profit before extraordinary items 5.2 -41.9 Extraordinary items6 -0.7 42.0 Profit before taxes 4.5 0.1 Change in depreciation difference7 -0.0 -0.3 Income taxes8 -0.0 -0.2 Net profit for the financial period 4.5 -0.5

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Parent company Balance sheet, FAS

EUR million	Note	2015	2014
Assets			
Non-current assets			
Intangible assets	9		
Intangible rights		0.3	0.3
Other capitalize expenditure		2.1	2.2
Advance payments		0.3	0.2
Total intangible assets		2.8	2.7
Tangible assets	9		
Land and water areas		1.2	1.3
Buildings and structures		2.3	2.5
Machinery and equipment		0.5	0.3
Other tangible assets		0.1	0.1
Total tangible assets		4.0	4.1
Investments	10		
Shares in Group companies		328.3	288.3
Other shares and holdings		0.1	0.1
Total investments		328.4	288.5
Total non-current assets		**335.2**	**295.2**
Current assets			
Long-term receivables	11		
Receivables from group companies		380.6	411.4
Receivables	11		
Trade receivables		0.1	0.1
Receivables from group companies		341.2	413.1
Other receivables		0.5	0.5
Accrued income		12.8	12.1
Total receivables		735.2	837.1
Current investments	12	0.0	0.0
Cash and cash equivalents		104.3	167.4
Total current assets		**839.5**	**1,004.5**
Total assets		**1,174.7**	**1,299.7**

EUR million	Note	2015	2014
Equity and liabilities			
Equity	13		
Share capital		149.2	149.2
Non restricted equity reserve		8.3	8.4
Retained earnings		291.0	314.1
Net profit for the financial year		4.5	-0.5
Total equity		**453.0**	**471.2**
Appropriations	13		
Accumulated depreciation difference		0.4	0.3
Provisions	14	**1.4**	**1.5**
Liabilities			
Non-current liabilities	16		
Bonds		100.0	105.4
Loans from credit institutions		85.0	67.5
Pension loans		81.8	102.8
Total non-current liabilities		266.8	275.7
Current liabilities	17		
Bonds		105.4	105.4
Loans from credit institutions		4.8	79.7
Pension loans		21.0	21.0
Advances received		0.0	0.0
Trade payables		1.1	1.6
Current liabilities to group companies		271.8	183.5
Other current liabilities		40.0	148.4
Accrued expenses		9.0	11.5
Total current liabilities		453.2	551.1
Total liabilities		**720.0**	**826.8**
Total equity and liabilities		**1,174.7**	**1,299.7**

141

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Parent company Cash flow statement, FAS 142 EUR million20152014 Cash flow from financing activities Change in loan receivables 18.0 151.1 Change in current loans 39.1 3.0 Proceeds from borrowings 125.0 177.4 Repayment of borrowings -203.9 -109.8 Dividends paid and other distribution of assets -22.6 -47.7 Group contributions received 42.0 67.4 Net cash used in financing activities -2.4 241.4 Net change in cash and cash equivalents -63.4 131.6 Cash and cash equivalents at the beginning of the financial year 167.4 35.8 Cash and cash equivalents transferred in merger -0.3 Cash and cash equivalents at the end of the financial year 104.3 167.4 EUR million20152014 Cash flow from operating activities Profit / loss before extraordinary items 5.2 -41.9 Adjustments for: Depreciations 1.1 1.1 Reversal of accrual-based items 0.0 Gains and losses on the sale of tangible and intangible assets -0.3 -0.2 Financial income and expenses -20.4 23.9 Cash flow before change in working capital -14.4 -17.1 Change in working capital Change in trade and other receivables -4.6 -1.7 Change in trade and other payables 0.0 -1.3 Net cash flow from operating activities before financial items and taxes -19.0 -20.1 Purchase of treasury shares -0.1 -0.1 Interest paid -66.7 -79.6 Dividends received 0.0 0.0 Interest received and financial income 93.1 47.6 Taxes paid 2.5 -1.3 Net cash generated from operating activities 9.8 -53.5 Cash flow from investing activities Purchases of tangible and intangible assets -1.2 -1.9 Proceeds from sale of tangible and intangible assets 0.4 0.6 Increase in investments -70.0 -55.0 Proceeds from sale of other investments 0.0 0.0 Net cash used in investing activities -70.8 -56.3

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Notes to the Parent company financial statements 1. Parent company accounting principles YIT Corporation’s financial statements are prepared in accor-dance with the principles of Finnish accounting legislation. The financial statements are prepared for 12 months in the financial period January 1 – December 31, 2015. Depreciation periods are as follows: Changes in the fair value of hedging instruments used to hedge foreign currency denominated loans, deposits or other balance sheet items are recognised under financial items in the income statement. Intangible assets Goodwill IT programs Other capitalised expenditure 5 years 5 years 5–10 years Research and development expenses Research and development expenses are entered as an annual expense in the year they arise. Tangible assets Buildings Structures Machinery and equipment Items denominated in foreign currencies Foreign currency business transactions are recognised at the exchange rate of the transaction date. Receivables and liabilities denominated in foreign currencies open on the closing date are valued at the exchange rate of the closing date. Changes in the value of foreign currency denominated loans, deposits and other balance sheet items are recognised under financial income and expenses in the income statement. 40 years 5–10 years 3–10 years Pensions The statutory pension security in the parent company is provided by an external pension insurance company. Pension expenditure is expensed in the year it accrues. Subsidiary shares and other shares and holdings included in investments under non-current assets are measured at historical cost or fair value, whichever is lower. Leasing Lease payments are entered under other operating expenses. The remaining lease payments under lease agreements are recognised under liabilities in the notes. The terms and conditions of lease agreements are not different from the ordinary terms and conditions. Provisions Provisions represent future expenses to the payment of which the parent company is committed and which are not likely to generate corresponding income, or future losses the realisation of which must be considered evident. Derivative instruments Foreign currency forward contracts are valued at the exchange rate of the closing date on the balance sheet, and changes in their value are booked under financial income and expenses in the income statement. Interest related to interest rate swaps are recognised under interest income and expenses in the income statement, and interest accrued is entered under accrued income and accrued expenses on the balance sheet. Extraordinary income and expenses Group contributions given and received, and gains and losses on mergers, are recognised under extraordinary income and expenses. Management of financial risks and instruments The management of YIT’s financial risks is focused on the Group Treasury in the parent company. The financial risk management principles are presented in the notes to the consolidated financial statements in the section Financial risk management. Non-current assets and depreciation Tangible and intangible assets are recognised on the balance sheet at historical cost less depreciation according to plan. Depreciation according to plan is calculated as straight-line depreciation on the basis of the estimated economic service life of tangible and intangible assets. Taxes The income tax row in the income statement includes the taxes for previous periods. Deferred taxes have not been booked. Cash and cash equivalents The cash and cash equivalents in the cash flow statement consist of cash, bank deposits that can be withdrawn on demand and other short-term liquid investments. 143

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 2. Other operating income Audit fees 3. Information concerning personnel and key management 4. Depreciation and value adjustments 144 20152014 Average personnel 127 126 EUR million20152014 Personnel expenses Wages, salaries and fees 9.4 8.6 Pension expenses 1.6 1.5 Other indirect personnel costs 0.9 0.6 Total 11.9 10.7 Salaries and fees to the management President and executive Vice President 1.1 0.9 Members of the Board of Directors 0.4 0.4 Total 1.5 1.3 EUR million20152014 Depreciation on other capitalised expenditures 0.7 0.7 Depreciation on buildings and structures 0.2 0.2 Depreciation on machinery and equipment 0.2 0.1 Depreciation on other tangible assets 0.0 Total 1.1 1.0 EUR million20152014 PricewaterhouseCoopers Oy, Authorised Public Accountants Audit fee 0.2 0.2 Statements 0.0 0.0 Tax services 0.0 0.0 Other services 0.1 0.1 Total 0.3 0.3 EUR million20152014 Capital gains on disposals of fixed assets 0.3 0.2 Rent income 16.2 15.8 Service income 10.3 10.1 Other 0.2 0.1 Total 27.0 26.2

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 5. Financial income and expenses 6. Extraordinary items 7. Appropriations 8. Income taxes 145 EUR million20152014 Income taxes on extraordinary items -2.0 -8.4 Income taxes on operating activities 2.0 8.4 Income taxes on previous years 0.0 -0.2 Total 0.0 -0.2 EUR million20152014 The accumulated difference between the depreciation 0.0 0.3 EUR million20152014 Extraordinary income Group contributions 9.8 42.0 Gain on merger 0.3 Extraordinary expenses Loss on merger -10.8 Total -0.7 42.0 EUR million20152014 Dividend income From Group companies 0.0 From others 0.0 0.0 Total 0.0 0.0 Interest income from non-current investments From Group companies 13.5 7.9 Other interest and financial income From Group companies Interest and other financial income 36.9 8.1 Exchange rate gain 5.4 From other companies 0.2 0.2 Total 42.5 8.3 Other interest and financial expenses Interest expenses to Group companies Interest expenses -1.9 -0.2 Exchange rate loss -46.0 -1.8 Interest expenses on derivatives -2.4 -2.1 Interest expenses to others -20.4 -19.4 Other expenses to others -5.7 -4.2 Total -76.4 -27.7 Exchange rate gains 45.9 45.5 Fair value change in derivatives 3.7 1.1 Exchange rate losses -8.8 -59.1 Total 40.8 -12.5 Total financial income and expenses 20.4 -24.0

YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

9. Changes in fixed assets

Intangible assets

EUR million	2015	2014
Intangible rights		
Historical cost at Jan 1	0.3	0.3
Book value at December 31	**0.3**	**0.3**
Other capitalized expenditures		
Historical cost at Jan 1	15.9	14.4
Increases	0.7	1.5
Decreases	0.0	0.0
Historical cost at Dec 31	16.6	15.9
Accumulated depreciation and value adjustments Jan 1	13.8	13.1
Depreciation for the period	0.7	0.7
Accumulated depreciation and value adjustments Dec 31	14.5	13.8
Book value at December 31	**2.1**	**2.1**
Advance payments		
Historical cost at Jan 1	0.2	
Increase	0.1	0.2
Book valuet at December 31	**0.3**	**0.2**
Total intangible assets	**2.7**	**2.6**

Tangible assets

EUR million	2015	2014
Land and water areas		
Historical cost at Jan 1	1.3	1.4
Decrease	-0.1	-0.1
Book value at December 31	**1.2**	**1.3**
Buildings and structures		
Historical cost at Jan 1	7.0	8.0
Increase		0.1
Decreases	-0.1	-1.1
Historical cost at Dec 31	6.9	7.0
Accumulated depreciation and value adjustments Jan 1	4.5	5.1
Accumulated depreciation of decreases	-0.1	-0.8
Depreciation for the period	0.2	0.2
Accumulated depreciation and value adjustments Dec 31	4.6	4.5
Book value at December 31	**2.3**	**2.5**
Machinery and equipment		
Historical cost at Jan 1	10.7	10.6
Increases	0.3	0.1
Historical cost at Dec 31	11.0	10.7
Accumulated depreciation and value adjustments Jan 1	10.4	10.3
Depreciation for the period	0.1	0.1
Accumulated depreciation and value adjustments Dec 31	10.5	10.4
Book value at December 31	**0.5**	**0.3**

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Tangible assets

EUR million	2015	2014
Other tangible assets		
Historical cost at Jan 1	0.9	0.9
Historical cost at Dec 31	0.9	0.9
Accumulated depreciation and value adjustments Jan 1	0.8	0.8
Depreciation for the period		0.0
Accumulated depreciation and value adjustments Dec 31	0.8	0.8
Book value at December 31	**0.1**	**0.1**
Total tangible assets	**4.1**	**4.2**

10. Investments

EUR million	2015	2014
Shares in Group companies		
Historical cost at Jan 1	288.3	233.3
Increases	70.0	55.0
Decreases	-30.0	
Historical cost at Dec 31	**328.3**	**288.3**
Other shares and holdings		
Historical cost at Jan 1	0.1	0.1
Historical cost at Dec 31	**0.1**	**0.1**
Total investments	**328.4**	**288.4**

11. Receivables

Non-current receivables

EUR million	2015	2014
Receivables from Group companies		
Loan receivables	380.6	411.4

Current receivables

EUR million	2015	2014
Receivables from group companies		
Trade receivables	8.7	4.0
Loan receivables	314.0	341.9
Other receivables	10.6	65.0
Accrued income	7.7	2.2
Total	**341.0**	**413.1**
Accrued receivables, intra-group		
Accrued interest receivables	4.7	1.3
Exchange rate derivatives	0.2	0.5
Other receivables	2.9	0.4
Total	**7.8**	**2.2**
Accrued receivables, group external		
Exchange rate derivatives	6.1	2.4
Accrued tax receivables	4.3	6.8
Other receivables	2.4	2.9
Total	**12.8**	**12.1**
Other receivables, group external	0.5	0.5

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12. Cash and cash equivalents

Current investments

EUR million	2015	2014
Carrying value	0.0	0.0
Market value	0.0	0.0
Difference	**0.0**	**0.0**

13. Equity

EUR million	2015	2014
Share capital		
Share capital Jan 1	149.2	149.2
Share capital Dec 31	**149.2**	**149.2**
Non restricted equity reserve		
Non restricted equity reserve Jan 1	8.4	8.4
Share issue	-0.1	-0.1
Non restricted equity reserve Dec 31	**8.3**	**8.4**
Retained earnings		
Retained earnings Jan 1	313.6	361.8
Dividends paid and other distribution of assets	-22.6	-47.7
Retained earnings Dec 31	**291.0**	**314.1**
Net profit for the financial period	4.5	-0.5
Total retained earnings	**295.5**	**313.6**
Total equity	**453.0**	**471.2**

Distributable funds at Dec 31.

EUR million	2015	2014
Non restricted equity reserve	8.3	8.4
Retained earnings	291.0	314.1
Net profit for the financial period	4.5	-0.5
Distributable fund from shareholders' equity	**303.8**	**322.0**

Treasury shares of YIT Oyj

	2015	2014
Amount	1,644,581	1,639,460
% of total share capital	1.29%	1.29%
% of voting rights	1.29%	1.29%

Appropriations

EUR million	2015	2014
Accumulated depreciation difference Jan 1	0.3	0.0
Increase		0.3
Accumulated depreciation difference Dec 31	**0.3**	**0.3**

14. Provisions

EUR million	2015	2014
Other provisions	1.4	1.5

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 15. Deferred tax receivables and liabilities Deferred tax receivables 17. Current liabilities Liabilities to Group companies Accrued expenses, intra-group Deferred tax liabilities Deferred taxes have not booked in the parent company's financial statements. 16. Non-current liabilities Bonds Accrued expenses, group external 149 EUR million20152014 Personnel expenses 2.8 2.5 Interest expenses 6.1 9.0 Other expenses 0.0 0.0 Total 8.9 11.5 EUR million20152014 Fixed-rate bond 1/2011, 2011–2016, interest 5.300% 0.0 100.0 Fixed-rate bond 1/2015, 2015–2020, interest 6.250% 100.0 Floating-rate bond 2/2006, 2006–2016, interest 3 month Euribor + 0.48% 0.0 5.4 Total 100.0 105.4 EUR million20152014 Accumulated depreciation difference 0.1 0.1 EUR million20152014 Interest expenses 0.4 0.0 Exchange rate derivatives 0.7 7.3 Other expenses 0.0 0.0 Total 1.1 7.3 EUR million20152014 Trade payables 0.4 0.4 Other liabilities 270.3 175.8 Accrued expenses 1.1 7.3 Total 271.8 183.5 EUR million20152014 Postponed depreciation 0.1 0.1 Other temporary differences 0.3 0.3 Total 0.4 0.4

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 18. Commitments and contingent liabilities Mortgages given as security for loans Derivative contracts 150 EUR million20152014 External foreign currency forward contracts Fair value 6.1 2.4 Value of underlying instruments 86.4 62.2 Internal foreign currency forward contracts Fair value -0.7 -6.6 Value of underlying instruments 8.0 133.2 Interest rate swaps and future contracts Fair value -7.1 -6.0 Value of underlying instruments 340.0 268.0 Interest rate options bought Fair value 0.0 Value of underlying instruments 50.0 EUR million20152014 Leasing commitments for premises Payable during the current financial year 12.6 12.8 Payable in subsequent years 77.6 91.8 Total 90.2 104.6 Operating leasing commitments Payable during the current financial year 0.0 0.0 Payable in subsequent years 0.1 0.1 Total 0.1 0.1 Other commitments Other commitments 0.4 0.4 Guarantees On behalf of Group companies 1,058.5 961.9

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19. Salaries and fees to management

The aim of YIT's remuneration systems is to reward good performance, increase the personnel's motivation and commit the company's management and its employees to the company's objectives in the long term.

Decision-making regarding remuneration
YIT Corporation's Annual General Meeting decides on the fees for the Board of Directors. The Board of Directors decides on the salary and fees and other terms of employment of the CEO and other key Group employees, such as the CEO's deputy and members of the Group's Management Board.

The Personnel Committee of the Board of Directors prepares matters related to the appointment and remuneration of the Board members and the Group's key personnel as well as the Group's HR policy. Among other things, the Committee prepares proposals for the appointment of the Board members, President and CEO and other Group key personnel as well as their remuneration and other terms of employment. In addition, its tasks include preparing the Group's bonus rules and other issues related to pay policy.

Remuneration of board members
The Annual General Meeting 2015 decided that the Board of Directors be paid remuneration as follows in 2015:

- Chairman EUR 6,600 per month (EUR 79,200 per year)
- Vice Chairman EUR 5,000 per month (EUR 60,000 per year)
- Member EUR 3,900 per month (EUR 46,800 per year).

In addition, a meeting fee of EUR 550 is paid for each Board and committee meeting. Per diems for trips in Finland and abroad are paid in accordance with the State's travel compensation regulations. The fees of the Board of Directors remained the same as in the previous year. No other fees or benefits were paid to Board members.

Proposal for fees for 2016
The Board of Directors proposes on recommendation of the Board's Personnel Committee that the fees to be paid to the Board of Directors remain the same as in 2015.

EUR	Board membership	Board meetings	Audit Committee meetings	Personnel Committee meetings	Total 2015	Total 2014
Henrik Ehrnrooth [1]						17,600
Reino Hanhinen	79,200	5,500		2,750	87,450	84,550
Kim Gran	60,000	5,500		2,750	68,250	64,950
Satu Huber	46,800	4,400	2,750		53,950	55,050
Erkki Järvinen	46,800	5,500		2,750	55,050	55,600
Juhani Pitkäkoski [2]	46,800	5,500	2,750		55,050	42,800
Teuvo Salminen [3]	46,800	5,500	2,750		55,050	42,800
Board of Directors total	**326,400**	**31,900**	**8,250**	**8,250**	**374,800**	**363,350**

[1] Henrik Ehrnrooth was a member of the Board of Directors and the Personnel Committee until March 18, 2014
[2] Juhani Pitkäkoski has been a member of the Board of Directors as of March 18, 2014.
[3] Teuvo Salminen has been a member of the Board of Directors as of March 18, 2014.

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Management remuneration

The remuneration paid to the Group's Management Board is comprised of:

- Fixed salary
- Fringe benefits, such as company car and meal benefit
- Annual performance-based bonus, and
- Long-term incentive schemes, such as share-based incentive scheme and pension benefits.

Performance-based bonuses

The basis of remuneration is a fixed salary, in addition to which most of the Group's salaried employees are included in a short-term performance-based bonus scheme. The Board of Directors confirms the criteria for the payment of performance-based bonuses every six months.

The bonuses paid are determined on the basis of the realisation of personal profit objectives, the Group's financial result, and the attainment of profitability, growth and development objectives. Performance and development discussions are an essential part of the management by key results system. In these discussions, employees and their superiors agree on the key objectives and their relative weighting and review the fulfilment of the previously agreed objectives. The key principles and objectives for the result period influencing the personal performance-based bonuses are specified at the business division and unit level.

The maximum annual performance-based bonus paid to the CEO and the Management Board may equal 50–60% of their annual taxable pay excluding the performance-based bonus. Other monetary rewards in use at YIT include new-initiative bonuses and years-of-service bonuses.

Share-based incentive scheme

YIT has implemented a long-term share-based incentive scheme to support the company's strategy for profitable growth and supplement the already available incentive schemes. The scheme aims at encouraging employees to engage in goal-oriented work, rewarding good performance and committing employees to long-term persistent work. Members of YIT's Board of Directors are not included in the share-based incentive scheme.

The scheme consisted of three earnings periods, i.e. the calendar years 2010, 2011 and 2012. Shares were handed over in 2011, 2012 and 2013 based on the performance in the previous year. A total of approximately 700,000 shares could be rewarded annually, of which a maximum of 20,000 to the President and CEO.

The taxes and tax-like payments arising from the share rewards are covered by a monetary bonus under the terms of the scheme. Employees included in the incentive scheme are obligated to not transfer their shares within two years of having obtained them for the shares based on performance in 2010 and

Accrual-based pension expenditure

EUR	2015 Statutory pensions	Supplementary pension security	2014 Statutory pensions	Supplementary pension security
President and CEO	124,555	3,795	102,178	3,795
Deputy to the President and CEO	82,356	15,204	65,784	15,204
Total	**206,914**	**19,000**	**167,961**	**19,000**

The members of the Board of Directors are not insured in terms of TyEL (Employees' Pensions Act) or supplementary pension for their meeting fees.

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three years for the shares based on performance in 2011 and 2012, i.e. throughout the duration of the commitment period. If the employment of an employee is terminated during the commitment period, the employee must return any shares obtained as rewards to the company free of charge. In the case of shares granted for 2010, the commitment period has ended.

During 2015, a total of 5,151 shares were returned to the company in accordance with the terms and conditions.

The Board of Directors of YIT Corporation decided on March 18, 2014, to launch a new share-based incentive scheme for key persons.

The earnings periods of the incentive scheme are the years 2014, 2015 and 2016. Any bonus will be determined on the basis of the indicators decided annually by YIT's Board of Directors for each earnings period and their target levels. Return on investment is the key indicator in the scheme. An additional target related to the Group's cash flow was set for 2014. In 2015, the return on investment target was complemented by a target related to net debt. YIT's Board of Directors also decides on the approximately 200 key persons from different YIT countries to be included in the incentive scheme for each earnings period. The same employees are not automatically covered by the scheme during all earnings periods.

A total of approximately 650,000 shares can be rewarded annually, of which a maximum of 25,000 to the President and CEO. The shares to be granted are already held by YIT as a rule. There is a two-year commitment period associated with each earnings period, after which the shares are transferred to key persons still employed by YIT Group. Shares will be handed over in 2017, 2018 and 2019. The employer will cover the taxes and tax-like fees charged to the key employees covered by the scheme in connection with the handing over of the shares. Under all circumstances, the Board has the right to amend the bonuses in a reasonable manner.

Pension, retirement age and termination compensations

The contractual retirement age of the CEO and his deputy is 62. In other respects, the statutory retirement ages apply to the members of the Management Board. The contractual pension of the CEO and his deputy amounts to 60% of salary accounted according to Finnish employment pension law. The pension scheme is benefit-based.

The contractual period of notice is for 6–12 months. If the company terminates the contract, the CEO and his deputy shall also be paid separate compensation amounting to 12 months' salary. Accrual-based pension expenditure

Remuneration paid to the ceo and management board in 2015

Kari Kauniskangas served as the President and CEO of YIT Corporation. He was paid a performance-based bonus of EUR 111,000 in March 2015 based on the results of July-December 2014. Based on the results of January–June 2015, the President and CEO was paid a performance-based bonus of EUR 75,000 in September 2015.

In 2015 no shares were handed over in connection with share-based incentive schemes, as the previous incentive scheme's earnings periods were the years 2010–2012 and the new incentive scheme's earnings periods are the years 2014–2016.

Chief Executive Officer, CEO:

- Kari Kauniskangas, Chairman, YIT Corporation President and CEO

Other Management Board:

- Tero Kiviniemi, varapuheenjohtaja, YIT Corporation Executive Vice President, deputy to the President and CEO, head of Business Premises and Infrastructure segment
- Teemu Helppolainen, head of segment Housing Russia
- Antti Inkilä, head of segment Housing Finland and CEE
- Timo Lehtinen, YIT Corporation Chief Financial Officer
- Juhani Nummi, YIT Corporation Senior Vice President, Business Development
- Pii Raulo, YIT Corporation Senior Vice President, Human Resources

EUR	Fixed salary	Fringe benefits	Bonuses	Total 2015	Total 2014
President and CEO	454,258	15,307	186,000	655,566	547,871
Other Management Board,total	1,378,258	69,392	452,500	1,900,150	1,442,060

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Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Board of directors' proposal for of distributable equity the distribution Signature of the Report of the Board of Directors and financial statements The distributable equity of YIT Corporation on December 31, 2015 is: Retained earnings 290,990,070.97 Profit for the period 4,480,908.50 Helsinki, February 4, 2016 Retained earnings, total 295,470,979.47 Reino Hanhinen Chairman Non-restricted equity reserve 8,272,398.65 Distributable equity, total 303,743,378.12 The Board of Directors proposes to the Annual General Meeting that the distributable equity be disposed of as follows: Kim Gran Vice chairman Payment of a dividend from retained earnings EUR 0.22 per share to shareholders 27,627,345.02 Satu Huber Remains in distributable equity 276,116,033.10 No significant changes have taken place in the company’s financial position after the end of the financial year. The company’s liquidity is good and, in the view of the Board of Directors, the proposed dividend payout does not jeopardize the company’s solvency. Erkki Järvinen Juhani Pitkäkoski Teuvo Salminen Kari Kauniskangas President and CEO 154

Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015 Auditor’s Report (Translation from the Finnish Original) Opinion on the Consolidated Financial Statements In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU. To the Annual General Meeting of YIT Corporation We have audited the accounting records, the financial statements, the report of the Board of Directors and the administration of YIT Corporation for the year ended 31 December, 2015. The financial statements comprise the consolidated statement of financial position, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows, and notes to the consolidated financial statements, as well as the parent company’s balance sheet, income statement, cash flow statement and notes to the financial statements. requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Finland. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the parent company or the Managing Director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the Limited Liability Companies Act or the articles of association of the company. Opinion on the Company’s Financial Statements and the Report of the Board of Directors In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the conso-lidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The information in the report of the Board of Directors is consistent with the information in the financial statements. Responsibility of the Board of Directors and the Managing Director The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finan-ces, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the cir-cumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the Board of Directors. Helsinki, 4 February 2016 PricewaterhouseCoopers Oy Authorised Public Accountants Juha Wahlroos Authorised Public Accountant Auditor’s Responsibility Our responsibility is to express an opinion on the financial state-ments, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. 155

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Key financial figures

Income statement

		2015 IFRS [1]	2014 IFRS [1]	2013 IFRS [1]	2012 IFRS [1]	2011 IFRS [1]	2010 IFRS [1]	2009 IFRS [1]	2008 IFRS	2007 IFRS	2006 IFRS
Revenue	EUR million	1,732.2	1,778.6	1,743.0	1,988.9	4,382.1	3,787.6	3,485.6	3,939.7	3,706.5	3,284.4
change from previous year	%	-2.6	2.0	-12.4		15.7	8.7	-11.5	6.3	12.9	8.6
of which activities outside Finland	EUR million	492.1	616.1	488.4	586.4	2,607.7	2,343.6	1,885.7	2,072.9	1,798.5	1,477.4
Operating income and expenses	EUR million	-1,638.5	-1,671.2	-1,621.5	-1,770.3	-4,142.9	-3,531.6	-3,283.9	-3,647.4	-3,341.5	-3,002.8
Depreciation and write-downs	EUR million	-12.1	-12.6	-17.4	-20.6	-39.6	-35.9	-33.6	-31.8	-27.2	-24.1
Operating profit	EUR million	81.6	94.8	104.0	198.0	200.0	220.1	168.1	260.6	337.8	258.8
% of revenue	%	4.7	5.3	6.0	10.0	4.6	5.8	4.8	6.6	9.1	7.9
Financial income and expences, net	EUR million	-20.3	-20.5	-9.0	-14.2	-24.7	-25.3	-58.6	-67.5	-32.2	-20.6
Profit before taxes	EUR million	61.3	74.3	95.0	183.8	175.2	194.8	109.5	193.1	305.6	238.2
% of revenue	%	3.5	4.2	5.5	9.2	4.0	5.1	3.1	4.9	8.2	7.3
Profit for the period	EUR million	47.2	55.8	70.2	142.3	125.1	140.6	68.1	134.3	228.0	175.4
% of revenue	%	2.7	3.1	4.0	7.2	2.9	3.7	2.0	3.4	6.2	5.3
Attributable to											
Equity holders of the parent company	EUR million	47.2	55.9	70.3	141.2	124.5	140.3	68.3	132.9	224.9	171.0
Non-controlling interest	EUR million	0.0	-0.1	-0.1	1.1	0.6	0.3	-0.2	1.4	3.1	4.4

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010. The figures for 2009–2011 are comparable.

Income statements for the years 2006–2011 include the items related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

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Balance sheet

		2015 IFRS [1]	2014 IFRS [1]	2013 IFRS [1]	2012 IFRS [1]	2011 IFRS [1]	2010 IFRS [1]	2009 IFRS [1]	2008 IFRS	2007 IFRS	2006 IFRS
Assets											
Intangible assets	EUR million	47.3	55.4	65.2	110.6	110.8	106.7	99.8	104.6	92.5	91.8
Goodwill	EUR million	10.9	10.9	10.9	346.6	347.5	350.9	291.0	291.0	240.6	248.8
Tangible assets	EUR million	14.1	11.3	7.1	61.8	54.1	50.5	32.8	35.1	27.1	15.6
Investments	EUR million	1.1	1.6	1.3	3.9	6.9	6.1	5.3	6.3	6.2	5.9
Inventories	EUR million	1,528.4	1,682.6	2,045.8	1,894.4	1,672.6	1,484.9	1,477.6	1,509.9	1,265.0	1,006.4
Receivables	EUR million	242.5	272.2	332.9	1,073.0	1,106.4	969.7	697.7	825.3	769.7	723.4
Current investments	EUR million	5.0	0.6	0.0	0.0	0.0	0.3	0.0	36.4	0.0	0.0
Cash and cash equivalents	EUR million	117.2	198.8	76.3	175.7	206.1	148.0	173.1	165.3	60.2	25.9
Total assets	**EUR million**	**1,966.6**	**2,233.4**	**2,539.5**	**3,666.0**	**3,504.5**	**3,117.1**	**2,777.1**	**2,973.9**	**2,461.3**	**2,117.8**
Equity And Liabilities											
Share capital	EUR million	149.2	149.2	149.2	149.2	149.2	149.2	149.2	149.2	149.1	63.4
Other equity	EUR million	373.8	381.0	535.4	851.0	769.5	730.8	611.9	653.9	665.4	607.1
Non-controlling interest	EUR million	0.1	0.3	0.4	3.3	2.5	2.9	3.0	4.6	3.8	3.9
Provisions	EUR million	61.0	60.9	61.5	103.4	106.4	94.7	89.5	86.9	59.0	50.5
Non-current liabilities											
Interest-bearing	EUR million	266.1	275.2	305.1	517.1	522.9	504.6	502.0	516.2	356.9	275.8
Non interest-bearing	EUR million	29.8	39.4	50.1	174.3	162.7	114.4	87.7	92.1	80.7	72.5
Current liabilities											
Interest-bearing	EUR million	385.1	620.2	552.9	404.9	423.6	284.6	200.2	330.1	218.1	256.6
Advances received	EUR million	376.9	402.8	514.3	566.6	458.3	349.3	418.7	346.8	230.4	163.6
Other non interest-bearing	EUR million	324.7	304.4	370.5	896.1	909.3	886.6	714.8	794.2	697.9	624.4
Total shareholders' equity and liabilities	**EUR million**	**1,966.6**	**2,233.4**	**2,539.5**	**3,666.0**	**3,504.5**	**3,117.1**	**2,777.1**	**2,973.9**	**2,461.3**	**2,117.8**

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010. The figures for 2009–2011 are comparable.

The balance sheet for the comparison years 2006–2012 includes the assets and liabilities related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

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Other key figures

		2015 IFRS [1]	2014 IFRS [1]	2013 IFRS [1]	2012 IFRS [1]	2011 IFRS [1]	2010 IFRS [1]	2009 IFRS [1]	2008 IFRS	2007 IFRS	2006 IFRS
Operating cash flow after investments	EUR million	183.7	151.9	-87.9	49.9	-17.3	-61.7	229.8	-19.4		
Cash flow from operating activities	EUR million	195.7	159.5	-92.5	72.1	17.4	6.8	260.9	47.8	84.1	-148.3
Return on equity	%	9.0	9.1	8.2	15.0	13.9	17.1	8.9	16.5	30.5	28.3
Return on investment	%	6.4	6.4	6.1	10.9	12.0	14.4	11.0	17.5	26.2	24.8
Equity ratio	%	32.9	29.2	34.3	32.5	30.2	31.9	32.4	30.7	36.7	34.5
Net interest-bearing debt	EUR million	529.0	696.0	781.7	746.2	740.4	640.9	529.1	644.5	514.8	506.5
Gearing ratio	%	101.1	129.9	112.0	73.9	80.4	72.6	69.2	79.8	62.9	75.1
Gross capital expenditures on non-current assets	EUR million	12.0	13.9	20.2	44.6	48.7	129.7	27.9	85.2	51.6	50.4
% of revenue	%	0.7	0.8	1.2	0.9	1.1	3.4	0.8	2.2	1.4	1.5
Research and development expenditure	EUR million	15.8	14.5	15.0	7.5	20.1	17.5	15.2	19.0	22.0	21.0
% of revenue	%	0.9	0.8	0.9	0.4	0.5	0.5	0.4	0.5	0.6	0.6
Order backlog as at Dec 31	EUR million	2,467.3	2,507.1	3,184.6	3,108.6	4,148.6	3,535.7	2,983.3	3,233.7	3,509.3	2,802.3
of wich orders from abroad	EUR million	898.3	1,061.4	1,617.8	1,484.0	2,066.9	1,857.7	1,885.7	2,072.9	1,999.2	1,490.0
Number of employees at Dec 31		5,340	5,881	6,172	6,691	25,996	25,832	23,480	25,784	24,073	22,311
Average number of employees		5,613	6,116	6,575	6,730	26,254	24,317	24,497	25,057	23,394	21,846

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010. The figures for 2009–2011 are comparable.

The balance sheet for the comparison years 2006–2012 and other items for the comparison years 2006–2011 include items related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

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Share-related key figures

		2015 IFRS [1]	2014 IFRS [1]	2013 IFRS [1]	2012 IFRS [1]	2011 IFRS [1]	2010 IFRS [1]	2009 IFRS [1]	2008 IFRS	2007 IFRS	2006 IFRS
Earnings/ share	EUR	0.38	0.44	0.56	1.13	0.99	1.12	0.55	1.05	1.77	1.36
Earnings/ share, diluted	EUR	0.37	0.44	0.56	1.13	0.99	1.12	0.55	1.05	1.77	1.35
Equity/ share	EUR	4.16	4.26	5.56	8.02	7.33	7.04	6.09	6.38	6.40	5.29
Dividend/share	EUR	0.22 [2]	0.18	0.38	0.75	0.70	0.65	0.40	0.50	0.80	0.65
Dividend/earnings	%	58.5 [2]	40.9	67.9	66.6	70.5	57.9	73.2	47.6	45.2	47.8
Effective dividend yield	%	4.2	4.2	3.7	5.1	5.7	3.5	2.8	10.9	5.3	3.1
Price/earnings multiple (P/E)	%	13.9	9.7	18.1	13.1	12.5	16.7	26.3	4.4	8.5	15.4
Share price trend											
Average price	EUR	5.65	7.35	13.01	14.9	15.28	16.35	8.52	10.89	22.15	19.24
Low	EUR	4.26	4.17	8.67	11.87	10.04	12.98	4.31	3.70	14.79	15.20
High	EUR	7.21	10.70	17.88	17.25	21.92	19.00	14.49	19.99	27.90	23.88
Price at Dec 31	EUR	5.24	4.27	10.16	14.78	12.38	18.65	14.45	4.58	14.99	20.95
Market capitalisation at Dec 31	EUR million	658.0	536.2	1,276.0	1,853.2	1,550.9	2,332.7	1,807.4	576.2	1,907.0	2,656.0
Share turnover trend											
Share turnover	1,000 pcs	157,857	144,276	111,193	96,887	151,023	127,537	190,057	295,156	245,672	184,577
Share turnover of shares outstanding	%	125.7	114.9	88.6	77.3	120.6	102.0	151.8	232.2	193.6	147.2
Weighted average share-issue adjusted number of shares outstanding	1,000 pcs	125,582	125,587	125,529	125,352	125,210	125,078	125,167	127,104	126,872	125,357
Weighted average share-issue adjusted number of shares outstanding, diluted	1,000 pcs	126,773	126,237	125,529	125,352	125,210	125,078	125,167	127,104	127,028	126,773
Share -issue adjusted number of shares outstanding at Dec 31	1,000 pcs	125,579	125,584	125,590	125,384	125,271	125,078	125,078	125,798	127,218	126,777

[1] YIT has applied the IFRIC 15 Agreements for the Construction of Real Estate IFRS interpretation from the start of the financial period beginning on January 1, 2010. The figures for 2009–2011 are comparable.
[2] Board of Directors' proposal

The balance sheet for the comparison years 2006–2012 and other items for the comparison years 2006–2011 include the items related to YIT's Building Services business, which were transferred to Caverion Group in the partial demerger on June 30, 2013.

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Financial development by quarter

		Q4/2015	Q3/2015	Q2/2015	Q1/2015	Q4/2014	Q3/2014	Q2/2014	Q1/2014
Revenue	EUR million	511.6	363.8	462.9	394.0	529.3	492.4	353.7	403.2
Operating profit	EUR million	28.4	1.5	24.6	27.1	35.2	28.1	8.3	23.2
- % of revenue	%	5.5	0.4	5.3	6.9	6.7	5.7	2.4	5.8
Financial income and expenses	EUR million	-7.0	-6.6	-2.1	-4.7	-4.5	-6.7	-4.8	-4.4
Profit before taxes	EUR million	21.4	-5.1	22.5	22.4	30.7	21.3	3.5	18.8
- % of revenue	%	4.2	-1.4	4.9	5.7	5.8	4.3	1.0	4.7
Total balance sheet assets	EUR million	1,966.6	2,062.1	2,210.3	2,212.7	2,233.4	2,560.5	2,625.6	2,502.4
Earnings per share	EUR	0.13	-0.03	0.14	0.14	0.18	0.13	0.02	0.12
Equity per share	EUR	4.16	4.31	4.73	4.60	4.26	5.12	5.25	5.06
Share price at the end of period	EUR	5.24	4.89	6.41	5.12	4.27	6.11	8.41	7.73
Market capitalization at the end of period	EUR million	658.0	614.1	805.0	643.0	536.2	767.3	1,056.2	970.8
Return on investment, rolling 12 months	%	6.4	6.6	8.1	6.8	6.4	6.1	5.2	6.1
Return on equity	%	9.0				9.1			
Equity ratio	%	32.9	33.1	33.8	32.1	29.2	31.9	32.2	31.6
Net interest-bearing debt at the end of period	EUR million	529.0	574.6	587.3	678.0	696.0	817.9	860.2	840.3
Gearing ratio	%	101.1	106.1	98.7	117.3	129.9	127.2	130.4	132.1
Gross capital expenditures	EUR million	3.4	2.1	4.0	2.5	5.0	3.2	3.6	2.0
Order backlog at the end of period	EUR million	2,467.3	2,649.0	2,914.6	2,550.1	2,507.1	3,278.5	3,480.3	3,146.4
Personnel at the end of period		5,340	5,574	5,847	5,534	5,881	6,032	6,358	6,076

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YIT Year 2015 / More city / Business operations / Corporate responsibility / Corporate governance / Financial statements / Investors ANNUAL REPORT 2015

Revenue by business segment

EUR million	Q4/2015	Q3/2015	Q2/2015	Q1/2015	Q4/2014	Q3/2014	Q2/2014	Q1/2014
Housing Finland and CEE	220.8	165.8	207.6	183.6	189.2	177.4	187.0	172.9
Housing Russia	61.6	63.9	69.6	71.3	129.7	119.0	116.8	108.5
Business Premises and Infrastructure	186.0	161.9	139.0	120.1	142.4	188.8	147.0	121.1
Other items	0.0	0.1	-0.1	-0.1	-0.4	0.5	0.6	0.6
Group total, segment reporting	**468.5**	**391.7**	**416.1**	**374.9**	**461.0**	**485.7**	**451.4**	**403.1**
IFRS adjustment	43.1	-27.9	46.8	19.0	68.3	6.8	-97.7	0.0
Group total, IFRS	**511.6**	**363.8**	**462.9**	**394.0**	**529.3**	**492.4**	**353.7**	**403.2**

Operating profit by business segment

EUR million	Q4/2015	Q3/2015	Q2/2015	Q1/2015	Q4/2014	Q3/2014	Q2/2014	Q1/2014
Housing Finland and CEE	13.4	12.3	16.2	14.2	11.3	13.3	16.2	16.8
Housing Russia	0.7	-8.6	2.3	6.2	12.1	11.7	13.8	12.2
Business Premises and Infrastructure	7.4	7.5	3.9	3.1	2.8	10.3	6.9	0.2
Other items	-4.8	-1.3	-3.8	-3.0	-7.2	-1.8	-2.1	-2.3
Group total, segment reporting	**16.6**	**10.0**	**18.6**	**20.5**	**19.0**	**33.5**	**34.7**	**26.9**
IFRS adjustment	11.7	-8.5	6.1	6.6	16.3	-5.4	-26.3	-3.7
Group total, IFRS	**28.4**	**1.5**	**24.6**	**27.1**	**35.2**	**28.1**	**8.3**	**23.2**

Order backlog by business segment

EUR million	Q4/2015	Q3/2015	Q2/2015	Q1/2015	Q4/2014	Q3/2014	Q2/2014	Q1/2014
Housing Finland and CEE	802.7	823.0	834.7	784.2	798.5	929.8	953.2	956.7
Housing Russia	508.5	599.1	740.4	701.5	653.5	1,103.8	1,218.8	1,070.6
Business Premises and Infrastructure	861.6	892.4	998.3	684.1	673.9	702.3	751.9	669.4
Group total, segment reporting	**2,172.9**	**2,314.6**	**2,573.5**	**2,169.8**	**2,125.9**	**2,736.0**	**2,923.9**	**2,696.7**
IFRS adjustment	294.4	334.4	341.1	380.3	381.1	542.6	556.5	449.7
Group total, IFRS	**2,467.3**	**2,649.0**	**2,914.6**	**2,550.1**	**2,507.1**	**3,278.5**	**3,480.3**	**3,146.4**

Key figures according to segment reporting (POC)

EUR million	Q4/2015	Q3/2015	Q2/2015	Q1/2015	Q4/2014	Q3/2014	Q2/2014	Q1/2014
Profit before taxes, EUR million	6.1	-0.7	11.2	10.3	8.5	22.6	25.7	18.2
Profit for the review period, EUR million [1]	4.6	-0.8	8.4	7.8	5.5	16.8	20.0	14.3
Earnings per share, EUR	0.04	-0.01	0.07	0.06	0.04	0.13	0.16	0.11

[1] Attributable to equity holders of the parent company

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